                                                      REGISTRATION NO. 333-80431

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                     FAIRFIELD MANUFACTURING COMPANY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                3566                               63-0500160
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                            ------------------------

                              U.S. ROUTE 52 SOUTH
                            LAFAYETTE, INDIANA 47905
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                RICHARD A. BUSH
                            VICE PRESIDENT--FINANCE
                     FAIRFIELD MANUFACTURING COMPANY, INC.
                              U.S. ROUTE 52 SOUTH
                            LAFAYETTE, INDIANA 47905
                                 (765) 474-3474
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------
                                    Copy to:
                                RALPH R. ARDITI
                              DEBEVOISE & PLIMPTON
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 909-6000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                                     CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
                                                   PROPOSED
    TITLE OF EACH CLASS                        MAXIMUM OFFERING         PROPOSED
    OF SECURITIES TO BE        AMOUNT TO BE        PRICE PER       MAXIMUM AGGREGATE        AMOUNT OF
         REGISTERED            REGISTERED(1)       SHARE(1)        OFFERING PRICE(1)    REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
9 5/8% Senior Subordinated
Notes due 2008..............   $100,000,000          100%             $100,000,000           $27,800
--------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                  FAIRFIELD
                            GEARED FOR EXCELLENCE

                     OFFER TO EXCHANGE FOR ALL OUTSTANDING
                   9 5/8% SENIOR SUBORDINATED NOTES DUE 2008

                         ------------------------------

     We are offering to exchange (the "Exchange Offer") all of our outstanding 9 5/8% Senior Subordinated Notes Due 2008 (the "Old Notes") for our registered 9 5/8% Senior Subordinated Notes Due 2008 (the "New Notes"). The Old Notes and the New Notes are collectively referred to as the "Notes".

THE NEW NOTES:

     The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the New Notes:

     o are registered under the Securities Act of 1933, and therefore will not contain restrictions on transfer;

     o  will not contain certain provisions relating to additional interest; and

     o will contain terms of an administrative nature that differ from those of the Old Notes.

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS BEFORE INVESTING.

THE EXCHANGE OFFER:


     o Our offer to exchange Old Notes for New Notes will be open until 5:00 p.m., New York City time, on August 9, 1999, unless we extend the offer.


     o You should carefully review the procedures for tendering the Old Notes beginning on page 80 of this prospectus.

     o The Exchange Offer is subject to customary conditions. We may waive these conditions.

     o If you fail to tender your Old Notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

     o  No public market currently exists for the Notes.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE NOTES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------


                  The date of this Prospectus is July 7, 1999.

                                  CUSTOM GEAR




     Fairfield's custom gear products are used in a variety of applications, including those pictured below.


     This prospectus incorporates important business and financial information about us that is not included in or delivered with this Prospectus. We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all such information. Requests for such copies should be directed to the Vice President--Finance, Fairfield Manufacturing Company, Inc., U.S. Route 52 South, Lafayette, Indiana 47903 (telephone number (765) 474-3474). You should request any such information at least five days in advance of the date on which you expect to make your decision with respect to this offer. In any event, you must request such information prior to August 3, 1999.

                  IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

     The information in this Prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this Prospectus, we do not represent that our affairs are the same as described or that the information in this Prospectus is correct--nor do we imply those things by delivering this Prospectus, or offering to exchange securities.

     We have used information that we believe comes from reliable sources, but we do not assure you that the information in this Prospectus is accurate or complete. This Prospectus contains summaries, believed to be accurate, of certain terms of certain documents. All such summaries are qualified in their entirety by reference to the actual documents. Copies of the actual documents will be made available upon request to the Company. In making an investment decision, you must rely upon your own examination of this Prospectus and the terms of the offering and the Notes, including the merits and risks involved.

     You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

     You might not be legally able to participate in this exchange offering--we are not giving you legal, business, financial or tax advice about any matter. You should consult with your own attorney, accountant and other advisors about those matters (including to see if you may legally participate in this private, unregistered offering).

     WE ARE NOT MAKING THE EXCHANGE OFFER, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM ANY HOLDER OF OLD NOTES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR "BLUE SKY" LAWS OF SUCH JURISDICTION.

                           FORWARD-LOOKING STATEMENTS

     WE MAKE FORWARD-LOOKING STATEMENTS THROUGHOUT THIS PROSPECTUS. WHENEVER YOU READ A STATEMENT THAT IS NOT SIMPLY A STATEMENT OF HISTORICAL FACT (SUCH AS WHEN WE DESCRIBE WHAT WE BELIEVE, EXPECT OR ANTICIPATE WILL OCCUR, AND OTHER SIMILAR STATEMENTS), YOU MUST REMEMBER THAT OUR EXPECTATIONS MAY NOT BE CORRECT, EVEN THOUGH WE BELIEVE THEY ARE REASONABLE. WE DO NOT GUARANTEE THAT THE TRANSACTIONS AND EVENTS DESCRIBED IN THIS PROSPECTUS WILL HAPPEN AS DESCRIBED (OR THAT THEY WILL HAPPEN AT ALL). YOU SHOULD READ THIS PROSPECTUS COMPLETELY AND WITH THE UNDERSTANDING THAT ACTUAL FUTURE RESULTS MAY BE MATERIALLY DIFFERENT FROM WHAT WE EXPECT. WE WILL NOT UPDATE THESE FORWARD-LOOKING STATEMENTS, EVEN THOUGH OUR SITUATION WILL CHANGE IN THE FUTURE. WHETHER ACTUAL RESULTS WILL CONFORM WITH OUR EXPECTATIONS AND PREDICTIONS IS SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING:

     o THE FACTORS DISCUSSED UNDER "RISK FACTORS" IN THIS PROSPECTUS;

     o OUR OUTSTANDING INDEBTEDNESS AND OUR LEVERAGE;

     o RESTRICTIONS IMPOSED BY THE TERMS OF OUR INDEBTEDNESS;

     o THE HIGH DEGREE OF COMPETITION IN OUR BUSINESS;

     o THE SUSCEPTIBILITY OF OUR BUSINESS TO GENERAL ECONOMIC CONDITIONS;

     o THE CYCLICAL NATURE OF OUR BUSINESS;

     o FUTURE MODIFICATIONS OF EXISTING ENVIRONMENTAL LAWS AND HUMAN HEALTH REGULATIONS;

     o DISCOVERY OF UNKNOWN CONTINGENT LIABILITIES, INCLUDING ENVIRONMENTAL CONTAMINATION AT OUR FACILITY;

     o OUR DEPENDENCE ON SUPPLIERS OF RAW MATERIALS AND MAJOR CUSTOMERS;

     o RISKS RELATED TO YEAR 2000 ISSUES; AND

     o FUTURE CAPITAL REQUIREMENTS.

                             AVAILABLE INFORMATION

     We have filed a Registration Statement on Form S-4 (the "Registration Statement") to register, under the Securities Act of 1933, as amended (the "Securities Act"), the New Notes to be issued in exchange for the Old Notes. This Prospectus is a part of the Registration Statement. As allowed by the rules of the

Securities and Exchange Commission (the "Commission"), this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     We currently file with the Commission annual reports containing the information required to be contained in Form 10-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Exchange Act and from time to time such other information as is required to be contained in Form 8-K promulgated under the Exchange Act. Such filings can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at Regional Offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a site on the World Wide Web that contains filings of registrants who file such material with the Commission electronically. The Commission's internet address on the World Wide Web is http://www.sec.gov.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this document, but does not contain all the details of the Notes and information about us, including information that may be important to you. Therefore, we urge you to read this entire document carefully, including the Risk Factors and the Consolidated Financial Statements. Unless the context otherwise requires, references in this document to "us", "we", "our", "ours", the "Company" or "Fairfield" mean Fairfield Manufacturing Company, Inc. and its subsidiaries.

                                  THE COMPANY

     We believe we are the leading independent manufacturer (based on sales) of high precision custom gears and assemblies and planetary gear systems in North America. In each of the "custom products" and "planetary gear system" markets in which we participate, we estimate that our market share is twice that of any other independent manufacturer. Most of our custom gears and assemblies and planetary gear systems are used by original equipment manufacturers, or OEMs, as components in various kinds of heavy mobile equipment. Our customers include such industry leaders as General Electric, General Motors, John Deere, Caterpillar and Ingersoll-Rand. In 1998, our net sales increased by 14.6% over 1997 to $220.3 million and EBITDA (as defined) increased by 18.8% over 1997 to $37.1 million. For the quarter ended March 31, 1999, we had net sales of $60.4 million and EBITDA of $11.9 million, compared with net sales of $55.4 million and EBITDA of $9.0 million, for the same period in 1998. For the twelve months ended March 31, 1999, we had net sales of $225.3 million and EBITDA of $40.0 million.

     Custom Products. Custom gears are components of larger systems, such as axles, drive differentials and transmission units. Custom assemblies are differentials, wheel drives, power transmissions and conveyor/tram drives that are generally produced as complete units. Most of the businesses who purchase our custom gears and assemblies are OEMs; for many of them we are the sole independent supplier of selected gear products. Our custom gear customers include OEMs who produce:

     o  rail equipment, such as locomotives;

     o mining equipment, such as underground mining and transfer equipment and above-ground haul trucks;

     o  agricultural equipment, such as tractors and harvesting equipment;

     o  industrial equipment, such as mixers, printing presses and compressors;

     o  construction equipment, such as loaders, scrapers and excavators; and

     o  materials-handling equipment, such as forklifts and conveyors.

Custom gears and assemblies accounted for $118.5 million (or 53.8%) of our 1998 net sales and $30.6 million (or 50.7%) of our 1999 first quarter net sales.

     Planetary Gear Systems. Planetary gear systems are integrated, self-contained power transmission and torque conversion systems that provide propulsion, swing and/or rotation to wheels, axles and other components in applications where the use of conventional axles would otherwise present design difficulties. We market our planetary gear systems under the Torque-Hub(Registered) name. As a result of the performance history and reputation for quality of our Torque-Hub(Registered) products, we believe the Torque-Hub(Registered) name has become closely identified with planetary gear systems. Torque-Hub(Registered) customers include OEMs who produce:

     o  access platform equipment, such as aerial-lifts and utility trucks;

     o  road rehabilitation equipment, such as pavers and road compactors;

     o  construction equipment, such as excavators and trenchers;

     o  forestry equipment, such as logging loaders and feller bunchers;

     o  agricultural equipment, such as crop sprayers and windrowers; and

     o  marine equipment, such as hoist and jack-up boats.

Planetary gear systems accounted for $101.8 million (or 46.2%) of our 1998 net sales and $29.8 million (or 49.3%) of our 1999 first quarter net sales.

     We have been granted "preferred supplier" status by a majority of our customers due to our ability to meet their business requirements, including General Electric, General Motors, John Deere, Caterpillar and Ingersoll-Rand. We have also been certified as meeting "ISO-9001" standards, which are increasingly being used by OEMs in lieu of individual certification procedures. In addition, we have been certified as meeting "QS-9000" standards. We believe ISO-9001 and QS-9000 certifications provide us with a competitive advantage because a number of OEMs now require one of these certifications as a condition to doing business.

COMPETITIVE STRENGTHS

     We have a leading market position in the custom product and planetary gear system markets in which we participate. We believe our competitive strengths are:

     o  the breadth and quality of our product offerings;

     o our long-standing relationships (in many cases 20 years or more) with our major customers;

     o our state-of-the-art engineering and manufacturing technology, including our heat treating facilities, computer-aided design and manufacturing systems, and computer controlled machine tools and gear grinders;

     o  our cost-competitiveness;

     o our experienced engineering staff, and its close collaboration with our sales force and customers in designing and developing products to meet our customers' needs; and

     o our stable, knowledgeable sales force, many of whose members have engineering degrees and have worked with the same customers for many years.

In addition, we believe that our management team, with an average of over 20 years of experience in manufacturing, will be instrumental in further strengthening our market position.

BUSINESS STRATEGY

     We intend to enhance our market position and improve our profitability by:

            CAPITALIZING ON INDUSTRY TRENDS. We seek to increase our revenues and market share by taking advantage of industry trends, including:

          o the trend among OEMs to purchase complete gear assemblies or systems rather than individual gear products;

          o the trend among captive gear manufacturers (OEMs who produce gears in-house for use in their own products) to "outsource," or purchase portions of their gear requirements from independent manufacturers similar to us, rather than manufacture such products in-house; and

          o the trend among OEMs to develop sourcing relationships with their suppliers, whereby an OEM purchases all of its supply requirements within selected product lines from a single manufacturer similar to us.

            These trends are driven by the OEMs' desire to reduce their production and supply costs and focus on their core competencies. We have capitalized upon these trends as evidenced by increasing sales of complete gear assemblies and systems, particularly to manufacturers of agricultural and heavy-duty equipment. For example, in 1998 we started delivering a new complete gearbox assembly to a baler manufacturer and a family of bull gears and pinions to an axle manufacturer for on-highway Class 8 vehicles. In addition, we continue to receive orders from a number of captive gear manufacturers, such as those of General Electric, General Motors and John Deere, for certain gear products that these OEMs previously produced in-house. We have also established sole sourcing relationships with many of our major customers for selected gear products. We believe we can continue to take advantage of these industry trends because of our broad product offerings, large manufacturing capacity, sophisticated manufacturing and design capabilities and established reputation for producing high-quality products.

            IMPROVING PRODUCTION EFFICIENCY AND REDUCING OVERALL COSTS. We have taken a number of steps to improve our efficiency and increase our profit margins. Specifically, we are:

          o  converting various operations to cellular manufacturing;

          o  reorganizing the physical layout of our plant;

          o  installing new, more efficient machinery; and

          o  improving our employee training programs.

            In addition, we are actively working to reduce the price we pay for raw materials by using suppliers throughout the world, purchasing more from fewer suppliers and entering into long-term supply agreements. We are also controlling our selling, general and administrative expenses. We believe these initiatives will help us to lower our costs.

            MAINTAINING OUR POSITION AS A HIGH-QUALITY, LOW-COST
            MANUFACTURER. We have broad-based, integrated manufacturing capabilities which, we believe, provide us with an advantage over our competitors. These capabilities include:

          o  state-of-the-art heat treating facilities;

          o  computer-aided design and manufacturing systems; and

          o  computer numerically controlled machine tools and gear grinders.

            Since 1994, we have invested $57.0 million in capital equipment and in our manufacturing facility. We believe our manufacturing capacity is substantially larger than that of our independent competitors, enabling us to fill large orders at a lower cost. We plan to continue to selectively purchase more equipment to improve our manufacturing processes and expand capacity.

            LEVERAGING OUR LONG-TERM RELATIONSHIPS WITH MAJOR CUSTOMERS; INTRODUCING NEW PRODUCTS.
            We believe we have strong relationships with our customers due to the following factors:

          o  the continuity of our customer relationships;

          o our awareness of and involvement in our customers' planning processes; and

          o  our commitment to provide ongoing engineering services.

            We believe we are better able to proactively design and implement solutions to our customers' evolving requirements based upon our strong customer relationships.

            We are developing, testing and marketing new products, and new applications for existing products, to increase sales, profit and market share. Historically, our planetary gear system business has generated a significant portion of our new products and new product applications. We are continually working to add new custom gear and assembly product offerings and are currently developing a number of new applications including: (1) differentials for automotive, industrial and commercial vehicles, and off-highway trucks,
            (2) transmissions, and (3) axles.

            EVALUATING SELECTED ACQUISITIONS. We intend to examine and, if appropriate, to pursue strategic acquisitions of complementary businesses in order to increase product manufacturing capacity, broaden product offerings and penetrate new geographic markets.
                            ------------------------

     Our principal executive offices are located at U.S. 52 South, Lafayette, Indiana 47905. Our telephone number is (765) 474-3474.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     We completed on May 19, 1999 the private offering (the "Original Offering") of $100,000,000 aggregate principal amount of 9 5/8% Senior Subordinated Notes due 2008 (the "Old Notes").


The Exchange Offer..................  You are entitled to exchange in this exchange offer (the "Exchange Offer")
                                      Old Notes for our registered 9 5/8% Senior Subordinated Notes due 2008 (the
                                      "New Notes"). The Old Notes and the New Notes are collectively referred to as the "Notes".

Resale of New Notes.................  We believe that the New Notes that will be issued in this Exchange Offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading "The
                                      Exchange Offer" for further information regarding the Exchange Offer and resale of the New Notes.

Registration Rights Agreement.......  In connection with the sale of the Old Notes to the initial purchasers, we entered into a Registration Rights Agreement with the initial purchasers
                                      (the "Registration Rights Agreement") requiring us to use our best efforts to make the Exchange Offer.

Consequence of Failure to Exchange
Old Notes...........................  You will continue to hold Old Notes which will remain subject to their existing transfer restrictions if:

                                      o you do not tender your Old Notes; or

                                      o you tender your Old Notes and they are not accepted for exchange.

                                      Subject to certain limited exceptions, we will have no obligation to register the Old Notes after we consummate the Exchange Offer. See "The
                                      Exchange Offer--Terms of the Exchange Offer" and "--Consequences of Failure
                                      to Exchange."

Expiration Date.....................  The Exchange Offer will expire at 5:00 p.m., New York City time, on
                                      August 9, 1999, unless we extend it, in which case "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Interest on the New Notes...........  The New Notes will accrue interest at a rate of 9 5/8% per annum from
                                      May 19, 1999, the issue date of the Old Notes (the "Issue Date") or from the most recent date to which interest has been paid or provided for on the
                                      Old Notes. No additional interest will be paid on Old Notes tendered and accepted for exchange.

Conditions to the Exchange Offer....  The Exchange Offer is subject to certain customary conditions, which may be waived by us. See "The Exchange Offer--Conditions."

Procedures for Tendering Old
Notes...............................  If you wish to accept the Exchange Offer, you must submit a Letter of
                                      Transmittal, and any other required documentation and effect a tender of
                                      Old Notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the Letter of Transmittal. See "The Exchange
                                      Offer--Procedures for Tendering", "--Book-Entry Transfer", and
                                      "--Guaranteed Delivery Procedures." Certain other procedures may apply with respect to certain book-entry transfers. See "The Exchange
                                      Offer--Exchanging Book-Entry Notes."

Guaranteed Delivery Procedures......  If you wish to tender your Old Notes, but cannot properly do so prior to the Expiration Date, you may tender your Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--
                                      Guaranteed Delivery Procedures."

Withdrawal Rights...................  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New
                                      York City time, on the Expiration Date. To withdraw a tender of Old Notes, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein under "The Exchange
                                      Offer--Exchange Agent" prior to 5:00 p.m. New York City time, on the
                                      Expiration Date.

Acceptance of Old Notes and Delivery
of New Notes........................  Subject to certain conditions, any and all Old Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the Exchange Offer will be delivered as soon as practicable following the Expiration Date. See "The Exchange Offer--Terms of the
                                      Exchange Offer."

Certain U.S. Tax Consequences.......  We believe that the exchange of Old Notes for New Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See "Certain
                                      United States Federal Income Tax Considerations."

Exchange Agent......................  First Union National Bank is serving as the Exchange Agent.

                     SUMMARY OF THE TERMS OF THE NEW NOTES

     The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the New Notes:

     o are registered under the Securities Act, and therefore will not contain restrictions on transfer;

     o will not contain certain provisions relating to additional interest; and

     o will contain terms of an administrative nature that differ from those of the Old Notes.

Maturity Date.......................  October 15, 2008.

Interest Rate:......................  9 5/8% per year.

Interest Payment Dates..............  Each April 15 and October 15, beginning on October 15, 1999.

Security and Ranking................  The Notes will not be secured by any collateral.

                                      The Notes will rank below all of our senior debt and will rank equal to our other senior subordinated debt. Therefore, if we default, your right to payment under the Notes will be junior to the rights of holders of our senior debt to collect money we owe them at the time. See our Consolidated
                                      Financial Statements elsewhere in this Prospectus.

Guarantees..........................  The Notes will not be guaranteed by anyone on the issue date. We have agreed that, under some circumstances, our subsidiaries may guarantee the
                                      Notes in the future.

Optional Redemption
beginning April 15, 2004............  Except in the case of certain equity offerings by us, we cannot choose to redeem the Notes before April 15, 2004.

                                      At any time after that date (which may be more than once), we can choose to redeem some or all of the Notes at certain specified prices, plus accrued interest.

Optional Redemption
after Equity Offerings..............  At any time (which may be more than once) before April 15, 2002 we can choose to buy back up to 35% of the outstanding Notes (including the original principal amount of any additional Notes issued under the
                                      Indenture) with money that we raise in one or more public equity offerings, as long as:

                                      o we pay 109.625% of the face amount of the Notes bought, plus accrued interest;

                                      o we buy the Notes back within 90 days of completing the equity offering;
                                        and

                                      o at least 65% of the Notes originally issued remain outstanding afterwards
                                        (including the original principal amount of any additional Notes issued under the Indenture).

Change of Control Offer.............  If we experience a change in control, we must give holders of the Notes the opportunity to sell us their Notes at 101% of their face amount, plus accrued interest.

                                      We might not be able to pay you the required price for Notes you present to us at the time of a change of control, because:

                                      o we might not have enough funds at that time; or

                                      o the terms of our senior debt may prevent us from purchasing them.

Asset Sale Proceeds.................  We may have to use the cash proceeds from certain sales of assets to offer to buy back the Notes at their face amount, plus accrued interest.

Certain Indenture Provisions........  The indenture governing the Notes (the "Indenture") will limit what we may
                                      do. The provisions of the indenture will limit our ability to:

                                      o incur more debt;

                                      o pay dividends and make distributions;

                                      o issue stock of subsidiaries;

                                      o make certain investments;

                                      o repurchase stock;

                                      o create liens;

                                      o enter into transactions with affiliates; and

                                      o merge, consolidate or sell assets.

                                      These covenants are subject to a number of important exceptions. See
                                      "Description of the Notes--Certain Covenants."

                                  RISK FACTORS

     PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE CAPTION "RISK FACTORS" AND ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE NOTES.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The summary financial data for the three years ended December 31, 1998 are derived from our audited Consolidated Financial Statements included in this Offering Memorandum.

     The summary financial data for the three months ended March 31, 1998 and March 31, 1999 are derived from our unaudited Consolidated Financial Statements included in this Offering Memorandum. These unaudited Consolidated Financial Statements, in our opinion, have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments necessary for a fair presentation of our financial condition and results of operations for such periods. The results of operations for the three month period ended March 31, 1999 are not necessarily indicative of results of operations for the full fiscal year ending December 31, 1999.

     The summary pro forma financial data are derived from historical financial data modified, as described in the notes to the summary below, to reflect the use of the proceeds of the offering of the Old Notes (a) to redeem
$67.15 million outstanding aggregate principal amount of our previously outstanding 11 3/8% Senior Subordinated Notes due 2001 (the "2001 Notes"), for an aggregate redemption price of approximately $68.6 million, (b) to repay approximately $27.7 million of our borrowings under our senior credit facility and (c) to pay the fees and expenses of the offering of the Old Notes, estimated at approximately $3.7 million. The issuance of the Old Notes, the redemption of the 2001 Notes and the repayment of $27.7 million of our borrowings under our senior credit facility (the "Credit Facility") are collectively referred to as the "Refinancing." The summary pro forma financial data are not necessarily indicative of the financial position or results of operations had the Refinancing actually been completed on the dates assumed and are not necessarily indicative of the financial position or results of operations that may be expected for any future period.

     The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto.

            SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                                                              THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,             MARCH 31,
                                                          --------------------------------    ------------------
                                                            1996        1997        1998       1998       1999
                                                          --------    --------    --------    -------    -------
                                                                          (DOLLARS IN THOUSANDS)
SELECTED INCOME STATEMENT DATA:
Net sales..............................................   $195,205    $192,281    $220,316    $55,388    $60,399
Cost of sales..........................................    158,668     157,715     178,933     45,368     47,341
Selling, general and administrative expenses...........     16,868      16,989      16,816      4,201      4,339
                                                          --------    --------    --------    -------    -------
Operating income.......................................     19,669      17,577      24,567      5,819      8,719
Interest expense, net..................................     11,930      12,676      12,697      3,303      2,825
Net income.............................................      3,919       2,181       6,074      1,372      3,235
Dividends and discount accretion of cumulative
  exchangeable preferred stock (1) ....................         --       4,686       5,817      1,453      1,454
Net income (loss) available to common stockholder......      3,919      (2,505)        257        (81)     1,781

OTHER FINANCIAL DATA:
EBITDA (2) ............................................   $ 32,016    $ 31,235    $ 37,104    $ 9,009    $11,922
Depreciation...........................................     10,830      11,000      11,000      2,803      2,804
Amortization (3) ......................................      2,277       2,278       2,267        572        554
Cash interest expense, net (4) ........................     11,260      12,005      12,037      3,132      2,672
Capital expenditures...................................     11,165      10,902      10,536      4,061      3,568
Cash flows from operations.............................     26,619      12,099      15,364     (3,307)     6,607
Cash flows from financing activities...................    (13,593)     (4,323)     (5,065)     4,687     (4,673)

                                                                           YEAR ENDED         THREE MONTHS ENDED
                                                                       DECEMBER 31, 1998        MARCH 31, 1999
                                                                      --------------------    -------------------
                                                                      ACTUAL     PRO FORMA    ACTUAL    PRO FORMA
                                                                      -------    ---------    ------    ---------
PRO FORMA FINANCIAL DATA: (5)
Cash interest expense, net (dollars in thousands)..................   $12,037     $11,217     $2,672     $ 2,727
Ratio of total debt to EBITDA (2)..................................      3.0x        3.1x (6)   2.7x        2.9x (6)
Ratio of EBITDA to cash interest expense, net (2)..................      3.1x        3.3x       4.5x        4.4x

                                                                                          AS OF MARCH 31, 1999
                                                                                        -------------------------
                                                                                         ACTUAL     PRO FORMA (7)
                                                                                        --------    -------------
                                                                                         (DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
Working capital, excluding current portions of long-term debt........                   $ 14,709      $  15,954
Total assets.........................................................                    173,550        175,581
Long-term debt (including current maturities)........................                    109,150        114,293
Cumulative exchangeable preferred stock (8)..........................                     48,090         48,090
Stockholder's equity (deficit).......................................                    (46,099)       (47,966)(9)

                                           (see footnotes on the following page)

     NOTES TO SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

 (1) Our 11 1/4% Cumulative Exchangeable Preferred Stock (the "Exchangeable Preferred Stock"), with an aggregate liquidation preference of $50.0 million, was issued on March 12, 1997.

 (2) EBITDA represents income (loss) before interest expense, income taxes, preferred stock dividends and discount accretion, extraordinary items and cumulative effect of a change in accounting principle (net), depreciation and amortization. EBITDA is included because we understand that such information is considered to be an additional basis on which to evaluate our ability to pay interest, repay debt and make capital expenditures. Excluded from EBITDA are interest expense, income taxes, depreciation, amortization and preferred stock dividends and discount accretion, each of which can significantly affect our results of operations and liquidity and should be considered in evaluating our financial performance. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance determined in accordance with generally accepted accounting principles.

    Our EBITDA for 1997 has also been adjusted to exclude the effect of a $1.1 million non-recurring charge. This charge included a $1.0 million consulting agreement with our former Chairman of the Board for services to be rendered through 2001. See "Management--Consulting Agreement."

 (3) Includes the amortization of deferred financing costs and the amortization of the excess of investment over net assets acquired.

 (4) Cash interest expense, net includes interest income, but excludes amortization of deferred financing costs of $670,000 for 1996, $671,000 for 1997, $660,000 for 1998, $171,000 for the three months ended March 31, 1998, and $153,000 for the three months ended March 31, 1999.

 (5) Adjusted to give effect to the Refinancing as if (i) with respect to the year ended December 31, 1998 the Refinancing had occurred on January 1, 1998, and (ii) with respect to the three months ended March 31, 1999, as if the Refinancing had occurred on January 1, 1999. See "Use of Proceeds," "Capitalization" and "Description of Other Indebtedness and Preferred Stock--Credit Facility."

 (6) The ratio of total debt to EBITDA for the year ended December 31, 1998 represents the ratio of pro forma long-term debt (including current maturities) as of December 31, 1998 to EBITDA for the year ended December 31, 1998. The ratio of total debt to EBITDA for the three months ended March 31, 1999 represents the ratio of pro forma long-term debt (including current maturities) as of such date to EBITDA for the 12 month period ended March 31, 1999.

 (7) Adjusted to give effect to the Refinancing as if such event had occurred on March 31, 1999.

 (8) Represents the book value of the Exchangeable Preferred Stock.

 (9) Adjusted to reflect the after-tax cost of redeeming our 2001 Notes. This cost reflects (i) the premium on the redemption along with the write-off of the deferred financing charges in connection with the original issue of the 2001 Notes, and (ii) the interest on the Notes from issuance until redemption of the 2001 Notes on July 1, 1999, net of the interest savings on repayment of the Credit Facility over the same period.

                                  RISK FACTORS

     You should carefully consider the following risk factors as well as the other information in this Prospectus before making an investment decision.

IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES

     We will only issue New Notes in exchange for Old Notes that are timely and properly tendered. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the Exchange Agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you do not exchange your Old Notes for New Notes pursuant to the Exchange Offer, the Old Notes you hold will continue to be subject to the existing transfer restrictions. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, or exempt from registration under the Securities Act and applicable state securities laws. We do not anticipate that we will register Old Notes under the Securities Act.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES

     We are a highly leveraged company, remain so after the Refinancing and will remain so after the completion of the Exchange Offer. After giving effect to the
Refinancing:

     o as of March 31, 1999, we would have had $114.3 million of long-term debt including current maturities, representing 99.9% of our total capitalization (including our Exchangeable Preferred Stock);

     o for fiscal year 1998, our pro forma ratio of earnings to fixed charges, excluding preferred stock dividends and accretion, would have been 2.1:1; and

     o as of March 31, 1999, we would have had the ability to borrow an additional $19.6 million under our Credit Facility.

     In addition, we have our Exchangeable Preferred Stock outstanding which we must redeem on March 15, 2009 with a payment of $50.0 million (plus accumulated dividends).

     Our level of indebtedness could have important consequences to holders of the Notes, including the following:

     o a substantial portion of our cash flow from operations must be dedicated to the payment of interest on our indebtedness and dividends on our Exchangeable Preferred Stock;

     o our leverage may make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures, and limit our flexibility to plan for (or react to) changes in our business and the industry in which we operate;

     o our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; and

     o borrowings under the Credit Facility will bear interest at fluctuating rates making us more susceptible to the above risks.

     If we are unable to generate sufficient cash flow from operations in the future, we may be unable to repay or refinance all or a portion of our then existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are acceptable to us.

OUR CREDIT FACILITY, THE INDENTURE FOR THE NOTES AND THE TERMS OF THE EXCHANGEABLE PREFERRED STOCK IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS

     Our Credit Facility and the Indenture for the Notes, as well as the Certificate of Designation for the Exchangeable Preferred Stock, will impose significant operating and financial restrictions on us. These restrictions will affect, and in certain cases will, among other things, limit our ability to:

     o  incur additional indebtedness and liens;

     o  make capital expenditures;

     o  make investments and sell assets;

     o  enter into transactions with affiliates; or

     o  consolidate, merge or sell all or substantially all of our assets.

     There can be no assurance that such covenants will not adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in our interest. See "Description of the Notes" and "Description of Other Indebtedness and Preferred Stock."

THE NOTES WILL BE CONTRACTUALLY SUBORDINATED IN RIGHT OF PAYMENT TO OUR SENIOR DEBT

     The Notes will be subordinated in right of payment to all of our senior debt, including indebtedness under the Credit Facility. In addition, the Indenture will permit us to incur additional senior debt, if certain conditions are met. In the event of our insolvency, liquidation, reorganization, dissolution or other winding-up or upon a default in payment with respect to, or the acceleration of, any senior debt, the holders of such senior debt must be paid in full before the holders of the Notes may be paid. If we incur any additional senior subordinated debt, the holders of such debt would be entitled to share ratably with the holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up. This may have the effect of reducing the amount of proceeds paid to holders of the Notes. In addition, no payments may be made with respect to the principal of, or interest on the Notes if a payment default exists with respect to our senior debt and, under certain circumstances, no payments may be made with respect to the principal of, or interest on the Notes for a certain period if a non-payment default exists with respect to senior debt. See "Description of the Notes--Subordination."

WE MAY NOT BE ABLE TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE

     Upon the occurrence of a Change of Control (as defined), we will be required to make an offer to purchase the Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of repurchase. Certain events involving a Change of Control may result in an event of default under the Credit Facility and our other indebtedness that may be incurred in the future. An event of default under the Credit Facility or other future indebtedness could result in an acceleration of such indebtedness, in which case the subordination provisions of the Notes would require payment in full (or provision therefor) of all senior debt before we can repurchase or make other payments in respect of the Notes. See "Description of the Notes--Change of Control," "Description of the Notes-- Subordination" and "Description of Other Indebtedness and Preferred Stock." There can be no assurance that we would have sufficient resources to repurchase the Notes or pay our obligations if the indebtedness under the Credit Facility or other future senior debt were accelerated upon the occurrence of a Change of Control. There can be no assurance that we will be able to obtain the consent of the lenders under the Credit Facility to enable us to repurchase the Notes.

WE ARE SUSCEPTIBLE TO GENERAL ECONOMIC CONDITIONS

     Our sales and profits change based upon the general economy. In the event of a general economic downturn or a recession in the United States or certain other markets, we believe that certain of our customers may reduce or delay purchases of our products, reducing our sales. During prior recessionary periods, our profits declined. Any future downturn would likely have a similar impact. In addition, there can be no assurance that the markets for custom gears and planetary gear systems will grow or that any growth will result in increased demand for our products.

WE ARE CONTROLLED BY LANCER INDUSTRIES INC.

     We are wholly owned by Lancer Industries Inc. ("Lancer"), a Delaware corporation. As a result, Lancer is able to direct and control our policies. Some of our directors and officers are stockholders of Lancer, including Paul S. Levy who controls over 50% of the voting power of Lancer's shares. Circumstances could occur in which the interests of Lancer could be in conflict with the interests of the holders of the Notes. In addition, Lancer may have an interest in pursuing acquisitions, divestitures or other transactions that Lancer believes would enhance its equity investment in us, even though such transactions might involve risks to the holders of the Notes. See "Ownership of Capital Stock" and "Related Transactions."

A LARGE PORTION OF OUR EMPLOYEES ARE UNIONIZED

     Approximately 84% of our employees are unionized. In the fourth quarter of 1998, we agreed to a new three year collective bargaining agreement with UAW-Local 2317. We consider relations with our employees to be satisfactory. We believe that we will be able to negotiate a new labor contract with our union employees on acceptable terms after the current contract expires; however, there can be no assurance that we will be able to do so or that the negotiation process will not involve material disruptions in our business.

OUR INDUSTRY IS HIGHLY COMPETITIVE

     We operate in a highly competitive industry. Our custom gear business competes primarily with major domestic manufacturers, regional domestic manufacturers, foreign producers and captive gear manufacturers. Our planetary gear business competes primarily with several large competitors, as well as a large number of relatively small suppliers. There can be no assurance that our products will compete successfully with those of our competitors or that we will be able to maintain our operating margins if the competitive environment changes.

WE ARE SUBJECT TO ENVIRONMENTAL REGULATIONS

     Our operations and properties are subject to a wide variety of federal, state and local laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain materials, substances and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees (collectively, "Environmental Laws"). Because Environmental Laws frequently are revised and supplemented, with a trend towards greater stringency, the cost of compliance is difficult to estimate and may be more than we anticipate. We believe that complying with existing and publicly proposed Environmental Laws and the resolution of our existing environmental liabilities associated with waste disposal and releases will not have a material adverse effect on our business, financial condition or operating results. However, future events, such as changes in existing Environmental Laws or their interpretation and more rigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material. See "Business--Environmental Matters."

WE DEPEND ON SIGNIFICANT CUSTOMERS

     Our six largest customers accounted for approximately 45% of our net sales in 1998. We anticipate a similar or greater concentration of customers for the foreseeable future. These major customers may exert significant bargaining leverage when negotiating with us or other suppliers. There can be no assurance that our customers will continue to purchase our products to the degree they have in the past or at all. The loss of, or a significant adverse change in, our relationship with any major customer could have a material adverse effect on us. In addition, an affiliate of General Electric Corporation, our largest customer, is the lender under our Credit Facility.

WE MAY BE AFFECTED BY YEAR 2000 ISSUES

     The Year 2000 issue concerns the potential exposures related to the erroneous generation of business and financial information resulting from computer systems and programs that use two digits, rather than four, to define the applicable year. These programs may not distinguish between a year that begins with "20" and "19". These programs may process data incorrectly or stop processing data altogether. We rely upon our own and vendor-supplied technology and recognize the potential business risk to our assets and systems associated with the arrival of the Year 2000.

     We are currently addressing potential Year 2000 issues associated with our systems and our suppliers' products, services, systems and operations. We expect to complete this process by September 30, 1999. Our failure, or the failure of our customers or suppliers, to be Year 2000 compliant could have a material adverse effect on our results of operations, cash flow, business and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000."

THERE IS NO PUBLIC TRADING MARKET FOR THE NEW NOTES

     To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered or tendered but not accepted Old Notes could be adversely affected. Because we anticipate that most holders of the Old Notes will elect to exchange the Old Notes for New Notes due to the absence of restrictions on the resale of New Notes under the Securities Act, we anticipate that the liquidity of the market for any Old Notes remaining after the consummation of the Exchange Offer may be substantially limited.

     The New Notes are a new issue of securities for which there is currently no active trading market. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our financial condition and other factors beyond our control, including general economic conditions. We do not intend to apply for a listing or quotation of the New Notes. No assurance can be given as to the development or liquidity of any trading market for the New Notes. Likewise, no assurance can be given regarding the ability of holders of the New Notes to sell their New Notes or the prices at which such holders may be able to sell their New Notes.

     Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the New Notes.

                                USE OF PROCEEDS

     There will no proceeds to the Company from the issuance of New Notes pursuant to the Exchange Offer.

     The gross proceeds from the sale of the Old Notes pursuant to the Original Offering were $100.0 million. We used such proceeds for the Refinancing as follows: (1) approximately $68.6 million was used to redeem our 2001 Notes,
(2) approximately $27.7 million was used to reduce outstanding amounts under our Credit Facility, and (3) approximately $3.7 million was applied for the fees and expenses of the Original Offering (including the commissions of the initial purchasers and payment of the incremental interest expense for the Notes from the issue date until the completion of the Refinancing). See "Description of Other Indebtedness and Preferred Stock--Credit Facility."

     The outstanding aggregate principal amount of our 2001 Notes was $67.2 million. We redeemed our 2001 Notes on July 1, 1999 at a redemption price of 102.125% of the principal amount thereof, together with accrued and unpaid interest thereon from December 31, 1998 to the date of redemption.

     The following table sets forth the estimated sources and uses of funds of the offering (dollars in thousands):

SOURCES OF FUNDS:
  Existing Notes..................................................................   $100,000
                                                                                     --------
     Total sources of funds.......................................................   $100,000
                                                                                     --------
                                                                                     --------

USES OF FUNDS:
  Redemption of 2001 Notes........................................................   $ 68,577
  Reduction of outstanding amounts under Credit Facility..........................     27,707
  Estimated transaction fees and expenses.........................................      3,716
                                                                                     --------
     Total uses of funds..........................................................   $100,000
                                                                                     --------
                                                                                     --------

                                 CAPITALIZATION

     The following table sets forth our actual capitalization as of March 31, 1999 and pro forma to give effect to the Refinancing as if such event had occurred on March 31, 1999. The table should be read in conjunction with the Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Offering Memorandum.

                                                                                            AS OF MARCH 31, 1999
                                                                                          -------------------------
                                                                                           ACTUAL     PRO FORMA (1)
                                                                                          --------    -------------
                                                                                           (DOLLARS IN THOUSANDS)
Total debt, including current portion:
  Credit Facility
     Revolving credit facility (2).....................................................   $     --      $      --
     Term loans........................................................................     42,000         14,293
  2001 Notes...........................................................................     67,150             --
  Notes offered hereby.................................................................         --        100,000
                                                                                          --------      ---------
     Total debt........................................................................    109,150        114,293

Exchangeable Preferred Stock (3).......................................................     48,090         48,090

Stockholder's equity (deficit):
  Common stock, par value $.01 per share (10,000,000 shares authorized, 8,554,000
     shares issued and outstanding)....................................................         86             86
  Additional paid-in capital...........................................................     43,461         43,461
  Accumulated deficit..................................................................    (89,646)       (91,513)(4)
                                                                                          --------      ---------
     Total stockholder's equity (deficit)..............................................    (46,099)       (47,966)
                                                                                          --------      ---------
     Total capitalization..............................................................   $111,141      $ 114,417
                                                                                          --------      ---------
                                                                                          --------      ---------

------------------
(1) Adjusted to give effect to the Refinancing as if such event had occurred on March 31, 1999. See "Use of Proceeds" and "Description of Other Indebtedness and Preferred Stock--Credit Facility."

(2) Advances under the revolving credit facility are subject to borrowing base availability. After giving effect to the Refinancing, as of March 31, 1999, we would have had $19.6 million of total unused availability under the revolving credit facility, plus the option (subject to certain conditions) to increase the availability by an additional $20.0 million. See "Description of Other Indebtedness and Preferred Stock--Credit Facility."

(3) The Exchangeable Preferred Stock has a $50.0 million liquidation preference.

(4) Adjusted to reflect the after-tax cost of redeeming the 2001 Notes. This cost reflects (i) the premium on the redemption along with the write-off of the deferred financing charges in connection with the original issue of the 2001 Notes, and (ii) the estimated interest on the Old Notes from their issuance until redemption of the 2001 Notes on July 1, 1999, net of the interest savings on repayment of the Credit Facility over the same period.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The unaudited pro forma financial data below have been derived from, and should be read in conjunction with, the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus. The unaudited pro forma balance sheet as of March 31, 1999 has been prepared on the basis that the Refinancing occurred on March 31, 1999. The unaudited pro forma statement of operations for the year ended December 31, 1998 has been prepared on the basis that the Refinancing occurred on January 1, 1998. The unaudited pro forma statement of operations for the three month period ended March 31, 1999 has been prepared on the basis that the Refinancing occurred on January 1, 1999. Adjustments for the Refinancing are based upon our historical financial information and certain assumptions that management believes are reasonable. The pro forma financial data do not necessarily reflect what our results of operations or our financial position actually would have been if the Refinancing had in fact occurred at the date or dates indicated, nor is it indicative of our results of operations or financial position for any future date or period.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1999
                                 (IN THOUSANDS)

                                                                                             PRO FORMA      PRO FORMA
                                                                               HISTORICAL    ADJUSTMENTS      TOTAL
                                                                               ----------    -----------    ---------
                                   ASSETS
Current assets:
  Cash and cash equivalents.................................................    $  1,188                    $   1,188
  Trade receivables, less allowance of $700.................................      26,901                       26,901
  Inventory.................................................................      26,280                       26,280
  Prepaid expenses..........................................................         377                          377
                                                                                --------       -------      ---------
    Total current assets....................................................      54,746                       54,746
Property, plant and equipment, net of accumulated depreciation of $97,015...      68,557                       68,557
                                                                                --------       -------      ---------
Other assets:
  Excess of investment over net assets acquired, less accumulated
    amortization of $15,483.................................................      48,876                       48,876
  Deferred financing costs, less accumulated amortization of $3,837.........       1,371         2,031 (1)      3,402
                                                                                --------       -------      ---------
    Total other assets......................................................      50,247         2,031         52,278
                                                                                --------       -------      ---------
    Total assets............................................................    $173,550       $ 2,031      $ 175,581
                                                                                --------       -------      ---------
                                                                                --------       -------      ---------
               LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................................    $ 14,988                    $  14,988
  Due to parent.............................................................       1,366                        1,366
  Accrued liabilities.......................................................      21,636                       21,636
  Deferred income taxes.....................................................       2,047        (1,245)(2)        802
                                                                                --------       -------      ---------
    Total current liabilities...............................................      40,037        (1,245)        38,792
                                                                                --------       -------      ---------
Accrued retirement costs....................................................      15,257                       15,257
Deferred income taxes.......................................................       7,115                        7,115
Long-term debt..............................................................     109,150         5,143 (3)    114,293
Exchangeable Preferred Stock................................................      48,090                       48,090
                                                                                --------       -------      ---------
Stockholder's equity (deficit):
  Common stock: par value $.01 per share, 10,000,000 shares authorized,
    8,554,000 issued and outstanding........................................          86                           86
  Additional paid-in capital................................................      43,461                       43,461
  Accumulated deficit.......................................................     (89,646)       (1,867)(4)    (91,513)
                                                                                --------       -------      ---------
    Total stockholder's deficit.............................................     (46,099)       (1,867)       (47,966)
                                                                                --------       -------      ---------
    Total liabilities and stockholder's deficit.............................    $173,550       $ 2,031      $ 175,581
                                                                                --------       -------      ---------
                                                                                --------       -------      ---------

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                             PRO FORMA      PRO FORMA
                                                                               HISTORICAL    ADJUSTMENTS      TOTAL
                                                                               ----------    -----------    ---------
Net sales...................................................................    $220,316                    $ 220,316
Cost of sales...............................................................     178,933                      178,933
Selling, general and administrative expenses................................      16,816                       16,816
                                                                                --------       -------      ---------
  Operating income..........................................................      24,567                       24,567
Interest expense, net.......................................................      12,697        (1,038)(5)     11,659
Other expense, net..........................................................          70                           70
                                                                                --------       -------      ---------
  Income before income taxes and extraordinary item.........................      11,800         1,038         12,838
Provision for income taxes..................................................       5,300           415 (6)      5,715
                                                                                --------       -------      ---------
  Income before extraordinary item..........................................       6,500           623          7,123
Loss on early extinguishment of debt, net of tax............................        (426)       (1,861)(7)     (2,287)
                                                                                --------       -------      ---------
  Net income................................................................    $  6,074       $(1,238)     $   4,836
                                                                                --------       -------      ---------
                                                                                --------       -------      ---------
Preferred stock dividends and discount accretion............................      (5,817)                      (5,817)
                                                                                --------       -------      ---------
  Net income (loss) available to common stockholder.........................    $    257       $(1,238)     $    (981)
                                                                                --------       -------      ---------
                                                                                --------       -------      ---------

                       THREE MONTHS ENDED MARCH 31, 1999
                                 (IN THOUSANDS)

                                                                                             PRO FORMA      PRO FORMA
                                                                               HISTORICAL    ADJUSTMENTS      TOTAL
                                                                               ----------    -----------    ---------
Net sales...................................................................    $ 60,399                    $  60,399
Cost of sales...............................................................      47,341                       47,341
Selling, general and administrative expenses................................       4,339                        4,339
                                                                                --------       -------      ---------
  Operating income..........................................................       8,719                        8,719
Interest expense, net.......................................................       2,825            30 (8)      2,855
Other expense, net..........................................................           2                            2
                                                                                --------       -------      ---------
  Income before income taxes and extraordinary item.........................       5,892           (30)         5,862
Provision for income taxes..................................................       2,657           (12)(6)      2,645
                                                                                --------       -------      ---------
  Income before extraordinary item..........................................       3,235           (18)         3,217
Loss on early extinguishment of debt, net of tax............................          --        (1,536)(9)     (1,536)
                                                                                --------       -------      ---------
  Net income................................................................    $  3,235       $(1,554)     $   1,681
                                                                                --------       -------      ---------
                                                                                --------       -------      ---------
Preferred stock dividends and discount accretion............................      (1,454)                      (1,454)
                                                                                --------       -------      ---------
  Net income available to common stockholder................................    $  1,781       $(1,554)     $     227
                                                                                --------       -------      ---------
                                                                                --------       -------      ---------

                  NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA

(1) Represents the writeoff of $1,019 in deferred financing costs associated with our 2001 Notes offset by an increase of $3,050 in deferred financing costs incurred in the Refinancing.

(2) Income tax benefit associated with the loss on the early extinguishment of the existing debt at 40% rate.

(3) Net increase in outstanding long-term debt based upon: (i) redemption of $67,150 in 2001 Notes; (ii) reduction in outstanding term loans of $27,707; and (iii) issuance of $100,000 in the Notes.

(4) Represents the after-tax cost of redeeming the 2001 Notes. This cost reflects (i) the premium on the redemption along with the write-off of the deferred financing charges in connection with the original issue of the 2001 Notes, and (ii) the estimated interest on the Notes from their issuance until redemption of the 2001 Notes on July 1, 1999, net of the interest savings on repayment of the Credit Facility over the same period.

(5) Interest expense was adjusted to reflect (i) $11,217 resulting from the following borrowings:

                                                                 AVERAGE     INTEEST     INTEREST
DEBT INSTRUMENT                                                 PRINCIPAL     RATE       EXPENSE
-------------------------------------------------------------   ---------    --------    --------
The Notes....................................................   $ 100,000      9.625%       9,625
Term Loans...................................................      21,678      7.060%       1,530
Unused revolver fees and letter of credit fees...............                                  62
                                                                                         --------
       Total.................................................                            $ 11,217
                                                                                         --------
                                                                                         --------

   (ii) the elimination of $9,125 interest on the 2001 Notes; (iii) the elimination of $2,912 interest on the Credit Facility; (iv) the elimination of amortization of $541 in deferred financing fees on the 2001 Notes; and
   (v) the amortization of deferred financing fees on the Refinancing of $323. Borrowings under the Credit Facility represent floating rate debt.

(6) Income tax benefit at 40% rate.

(7) Represents the reversal of the $426 historical extraordinary loss on early extinguishment of debt, net of tax, and the after-tax cost of redeeming the 2001 Notes, which reflects (i) the premium on the redemption; (ii) the write-off of the deferred financing charges in connection with the original issue of the 2001 Notes; and (iii) the tax benefit associated with the loss at a tax rate of 40%.

(8) Interest expense was adjusted to reflect (i) $2,727 resulting from the following borrowings:

                                                                 AVERAGE     INTEEST     INTEREST
DEBT INSTRUMENT                                                 PRINCIPAL     RATE       EXPENSE
-------------------------------------------------------------   ---------    --------    --------
The Notes....................................................   $ 100,000      9.625%       2,406
Term Loans...................................................      17,293      7.060%         305
Unused revolver fees and letter of credit fees...............                                  16
                                                                                         --------
       Total.................................................                            $  2,727
                                                                                         --------
                                                                                         --------

   (ii) the elimination of $1,910 interest on the 2001 Notes; (iii) the elimination of $762 interest on the Credit Facility; (iv) the elimination of amortization of $114 in deferred financing fees on the 2001 Notes; and
   (v) the amortization of deferred financing fees on the Refinancing of $89. Borrowings under the Credit Facility represent floating rate debt.

(9) Represents the after-tax cost of redeeming the 2001 Notes, which includes
    (i) the premium on the redemption; (ii) the write-off of the deferred financing charges in connection with the original issue of the 2001 Notes; and (iii) the tax benefit associated with the loss at a tax rate of 40%.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following table sets forth our selected consolidated historical financial data for each of the years in the five-year period ended December 31, 1998 and for the three months ended March 31, 1998 and March 31, 1999.

     The selected financial data for the three years ended December 31, 1998 are derived from our audited Consolidated Financial Statements included in this Prospectus. They have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected financial data for the years ended December 31, 1994 and 1995 are derived from our audited financial statements for such years.

     The selected financial data for the three months ended March 31, 1998 and March 31, 1999 are derived from our unaudited Consolidated Financial Statements included in this Prospectus. Such unaudited Consolidated Financial Statements, in our opinion, have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments necessary for a fair presentation of the financial condition and results of operations for such periods. The results of operations for the three month period ended March 31, 1999 are not necessarily indicative of results of operations for the full fiscal year ending December 31, 1999.

     The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                     YEAR ENDED DECEMBER 31,                      MARCH 31,
                                       ----------------------------------------------------   -----------------
                                         1994       1995       1996       1997       1998      1998      1999
                                       --------   --------   --------   --------   --------   -------   -------
                                                                (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales............................  $150,689   $192,111   $195,205   $192,281   $220,316   $55,388   $60,399
Cost of sales........................   123,092    151,890    158,668    157,715    178,933    45,368    47,341
Selling, general and administrative
  expenses...........................    15,924     14,759     16,868     16,989     16,816     4,201     4,339
                                       --------   --------   --------   --------   --------   -------   -------
Operating income.....................    11,673     25,462     19,669     17,577     24,567     5,819     8,719
Interest expense, net................    12,377     12,905     11,930     12,676     12,697     3,303     2,825
Net income (loss) (1)................    (2,293)     6,910      3,919      2,181      6,074     1,372     3,235
Dividends and discount accretion of
  cumulative exchangeable preferred
  stocks (2).........................        --         --         --      4,686      5,817     1,453     1,454
Net income (loss) available to common
  stockholder........................     2,293      6,910      3,919     (2,505)       257       (81)    1,781

OTHER FINANCIAL DATA:
EBITDA (3)...........................  $ 22,621   $ 36,971   $ 32,016   $ 31,235   $ 37,104   $ 9,009   $11,922
Depreciation.........................     9,540     10,027     10,830     11,000     11,000     2,803     2,804
Amortization (4).....................     2,310      2,245      2,277      2,278      2,267       572       554
Cash interest expense, net (5).......    11,674     12,269     11,260     12,005     12,037     3,132     2,672
Capital expenditures.................     9,164     11,645     11,165     10,902     10,536     4,061     3,568
Cash flow from operations............     9,590     13,856     26,619     12,099     15,364    (3,307)    6,607
Cash flow from financing
  activities.........................    (5,434)       663    (13,593)    (4,323)    (5,065)    4,687    (4,673)
Ratio of earnings to fixed
  charges, excluding preferred stock
  dividends and accretion (6)........        --        2.0x       1.6x       1.4x       1.9x      1.8x      3.1x
Ratio of earnings to fixed
  charges (7)........................        --        2.0x       1.6x        --        1.1x       --       1.6x

                                                                 AS OF DECEMBER 31,                      AS OF
                                                ----------------------------------------------------   MARCH 31,
                                                  1994       1995       1996       1997       1998       1999
                                                --------   --------   --------   --------   --------   ---------
                                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital, excluding current portions of
  long-term debt..............................  $ 11,848   $ 20,280   $ 15,123   $ 11,824   $ 15,870   $  14,709
Total assets..................................   170,581    183,155    176,370    173,212    175,118     173,550
Long-term debt (including current
  maturities).................................   115,000    113,000    118,000    114,000    112,150     109,150
Cumulative exchangeable preferred
  stock (8)...................................        --         --         --     47,850     48,042      48,090
Stockholder's equity (deficit)................        45      9,958     (4,570)   (52,188)   (49,020)    (46,099)

                                           (see footnotes on the following page)

            NOTES TO SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

(1)   During 1998, we recorded an extraordinary loss of $0.4 million, net of tax, relating to the early extinguishment of $17.9 million of Existing Notes. During 1994, we recorded a one time non-cash charge of $1.6 million, net of tax, relating to the cumulative effect of adopting Statement of Financial Accounting Standard
      No. 112, "Employer's Accounting for Post-employment Benefits."

(2)   The Exchangeable Preferred Stock was issued on March 12, 1997.

(3)   EBITDA represents income (loss) before interest expense, income taxes, preferred stock dividends and discount accretion, extraordinary items and cumulative effect of a change in accounting principle (net), depreciation and amortization. EBITDA is included because we understand that such information is considered to be an additional basis on which to evaluate our ability to pay interest, repay debt and make capital expenditures.
      Excluded from EBITDA are interest expense, income taxes, other income, depreciation, amortization and preferred stock dividends and discount accretion, each of which can significantly affect our results of operations and liquidity and should be considered in evaluating our financial performance. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles.

      Our EBITDA for 1997 has also been adjusted to exclude the effect of a $1.1 million non-recurring charge. This charge included a $1.0 million consulting agreement with our former Chairman of the Board for services to be rendered through 2001. See "Management--Consulting Agreement."

(4)   Includes the amortization of deferred financing costs and the amortization of the excess of investment over net assets acquired.

(5)   Cash interest expense, net includes interest income, but excludes amortization of deferred financing costs of
      $703,000 for 1994, $638,000 for 1995, $670,000 for 1996, $671,000 for 1997, $660,000 for 1998, $171,000 for
      the three months ended March 31, 1998 and $153,000 for the three months ended March 31, 1999.

(6)   The ratio of earnings to fixed charges has been calculated by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the component of operating lease expense which we believe represents an appropriate interest factor.
      Earnings were insufficient to cover fixed charges by $0.9 million in 1994.

(7)   The ratio of earnings to fixed charges has been calculated by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs, the component of operating lease expense which we believe represents an appropriate interest factor and preferred stock dividends and accretion. Earnings were insufficient to cover fixed charges by $0.9 million in
      1994 $5.6 million in 1997 and $0.1 million in the first three months of 1998.

(8)   Represents the book value of the Exchangeable Preferred Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Our net sales increased from $150.7 million in 1994 to $220.3 million in 1998, representing a compound annual growth rate of 10.0%. Our 1998 net sales of $220.3 million, represented a 14.6% increase from 1997 net sales of $192.3 million. Our net sales for the three months ended March 31, 1999 were $60.4 million, an increase of $5.0 million, or 9.0%, from the same period in 1998.

     We believe that the increase in the demand for our products has been principally a result of:

          o  our increased marketing efforts;
          o new product introductions, both in the planetary gear system and the custom gear and assemblies businesses; and
          o increased demand for our customers' products, including the effect of favorable economic conditions.

The sales increases have also been accompanied by a shift in our product mix. Sales of our planetary gear system products increased as a percentage of net sales from 34.0% in 1994 to 46.2% in 1998. Conversely, sales of our custom gear products as a percentage of net sales decreased from 66.0% to 53.8% during the same period.


RECENT DEVELOPMENT



     On Saturday, June 12, 1999, we had a fire at our manufacturing plant in Lafayette, Indiana. By 11 p.m., Sunday, June 13, 1999, we had resumed operations and began shipping products to our customers on the morning of Monday, June 14, 1999. The fire damaged our facility and equipment and we are currently in the process of restoring our operations to the same level as before the fire. We believe that the damages of the fire, including the costs of business interruption, are covered by our current insurance policies. We expect, however, that the incident will have a negative impact on our results of operations in the second quarter of 1999 and the remainder of 1999.


RESULTS OF OPERATIONS

    Three Months Ended March 31, 1999 Compared with Three Months Ended March 31, 1998

     Our net sales for the three months ended March 31, 1999 were $60.4 million, an increase of $5.0 million, or 9.0%, from the same period in 1998. The increase in sales for the three months ended March 31, 1999 resulted from continued strong market demand for our products as well as increased productive capacity from our capital investment program.

     Our cost of sales for the three months ended March 31, 1999 increased by $1.9 million, to $47.3 million, compared to $45.4 million for the same period in 1998. Gross margin was 21.6% for the first quarter of 1999 compared to 18.1% for the first quarter of 1998. The increase in cost of sales compared to the same period in 1998 was primarily a result of increased sales volume during 1999 while the increase in gross margin was driven by improved raw material prices, increased productivity as well as improved product pricing and a more favorable product mix.

     Our selling, general and administrative expenses ("SG&A"), including goodwill amortization, were $4.3 million, or 7.2% of net sales, for the three months ended March 31, 1999, compared to $4.2 million, or 7.6% of net sales, for the same period in 1998.

     Our earnings from operations for the three months ended March 31, 1999 increased 49.8% to $8.7 million, or 14.4% of net sales, compared to $5.8 million, or 10.5% of net sales, for the comparable 1998 period.

     Our interest expense in the first quarter of 1999 decreased to $2.8 million from $3.3 million for the first quarter of 1998. This decrease reflects lower debt balances and lower average interest rates in the first quarter of 1999 versus the first quarter of 1998.

     We had net income before income taxes of $5.9 million in the first quarter of 1999 compared to $2.5 million for the first quarter of 1998.

     Our net income of $3.2 million for the first quarter of 1999 represents a 135.8% increase over net income of $1.4 million for the same period of 1998.

     The net income available to our common stockholder was $1.8 million for the first quarter of 1999 compared to a net loss available to our common stockholder of $0.1 million for the same period in 1998.

    Fiscal Year 1998 Compared with Fiscal Year 1997

     Our net sales for 1998 increased $28.0 million to $220.3 million compared to $192.3 million in 1997. This 14.6% increase was due to strong market demand for our products in specific markets as well as a strong overall economy. Net sales of our Torque-Hub(Registered) products increased to $101.8 million in 1998, a 19.5% increase from 1997, primarily due to strong demand in the access platform and road rehabilitation markets. Net sales of custom gears and assemblies increased to $118.5 million in 1998, a 10.6% increase from 1997 primarily due to strong demand in the rail, mining and off highway industries.

     Our cost of sales for 1998 increased $21.2 million to $178.9 million, or 81.2% of net sales, compared to $157.7 million, or 82.0% of net sales in 1997. Cost of sales increased over 1997 in conjunction with the increase in sales. The 0.8% improvement in cost of sales as a percentage of net sales, was due to operating efficiencies from increased volume and favorable sales mix.

     Our SG&A, including goodwill amortization, decreased to $16.8 million in 1998, compared to $17.0 million in 1997. SG&A expenses for 1997 included a charge of $1.1 million primarily related to a consulting agreement with our former Chairman of the Board (see Note 2 to the Consolidated Financial Statements and "Management--Consulting Agreement").

     Our operating income increased $7.0 million, or 39.8%, to $24.6 million in 1998 compared to $17.6 million in 1997 due to the reasons discussed above.

     Our interest expense, including amortization of deferred financing costs, was $12.7 million for 1998 and 1997. Although interest rates decreased slightly in 1998, interest expense was essentially unchanged from 1997 due to higher average outstanding principal throughout the year.

     Our effective tax rates for 1998 and 1997 were 44.9% and 54.8%, respectively. See Note 7 to the Consolidated Financial Statements for a further discussion of income taxes.

     Our net income increased $3.9 million to $6.1 million for 1998 compared to $2.2 million for 1997.

     We recorded a loss on early extinguishment of debt, net of tax, of $0.4 million in 1998 related to the repurchase of $17.9 million of our Existing Notes (see Note 8 to the Consolidated Financial Statements).

     Our net income available to our common stockholder for 1998 increased $2.8 million to $0.3 million compared to a $2.5 million net loss available to our common stockholder for 1997.

    Fiscal Year 1997 Compared with Fiscal Year 1996

     Our net sales decreased to $192.3 million in 1997, a 1.5% decrease from 1996 net sales of $195.2 million, principally due to weaker demand for our products during the first quarter of 1997 versus the first quarter of 1996. Net sales of custom gears for 1997 decreased to $107.1 million, a 4.6% decrease from 1996 net sales of $112.3 million, due primarily to the end of programs related to the defense industry. The decrease in custom net sales was partially offset by an increase of $2.3 million (or 2.8%) in net sales of Torque-Hub(Registered) products, primarily due to demand for compact units.

     Our cost of sales for 1997 decreased by 0.6% to $157.7 million or 82.0% of net sales, compared to $158.7 million, or 81.3% of net sales in 1996. This decrease is primarily due to the decrease in net sales partially offset by increased employment and training costs during the second half of 1997 to meet increased demand.

     Our SG&A, including goodwill amortization, increased to $17.0 million in 1997, compared to $16.9 million in 1996. SG&A expenses for 1997 included a $1.1 million charge primarily related to a consulting agreement with our former Chairman of the Board (see Note 2 to the Consolidated Financial Statements and "Management--Consulting Agreement") and for 1996 included a $0.5 million write-off of a receivable due to a customer's bankruptcy.

     Our earnings from operations for 1997 decreased $2.1 million to $17.6 million compared to $19.7 million in 1996, primarily due to the factors above.

     Our interest expense, including amortization of deferred financing costs, was $12.7 million for 1997, compared to $11.9 million for 1996. The principal reason for the increase was higher outstanding debt levels during 1997 due to a $15.0 million increase in debt during December 1996 which was used to fund a $17.0 million dividend to Lancer.

     Our effective tax rates for 1997 and 1996 were 54.8% and 48.8%, respectively (See Note 7 to the Consolidated Financial Statements).

     Our net income for 1997 was $2.2 million compared to $3.9 million for 1996.

     We had a net loss available to our common stockholder for 1997 of $2.5 million as compared to $3.9 million in net income available to our common stockholder for 1996.

IMPACT OF THE YEAR 2000

     During 1997, we began the process of assessing the magnitude of the year 2000 ("Y2K") on our primary computer systems ("Business System"). Following this assessment, we established a plan to modify, upgrade, or replace noncompliant hardware and software applications with a target completion date of March 1999 for all "critical" applications and continuing through 1999 for "non-critical" applications. We are currently on schedule with regard to critical applications. Testing is being performed on an ongoing basis upon completion of an application and is expected to continue throughout 1999. As of March 31, 1999, all critical applications and approximately 90% of all Business System applications have been remediated and tested. We have not developed a comprehensive contingency plan with regard to the Business System as all critical applications are expected to be Y2K ready. If progress toward Y2K readiness deviates from the anticipated time line or we identify significant additional risks, appropriate contingency plans will be developed at that time.

     None of our products contain imbedded electronics or other potentially date sensitive components and as such do not require any Y2K compliance effort.

     Several types of systems and equipment such as phones, facilities, manufacturing equipment, etc. (collectively, "non-IT systems"), that are not typically thought of as computer systems may contain imbedded hardware or software that may have a time element. We have completed an inventory of non-IT systems and have contacted vendors of these systems and equipment to determine if they are Y2K compliant. As of March 31, 1999 we have received responses from vendors confirming the compliance of approximately 80% of all manufacturing equipment and identifying non-compliance with approximately 5% of machines. We are in the process of repairing, upgrading or replacing non-IT systems that have been identified as being non-compliant and are actively following up with vendors from whom responses have not been received. We have not developed a comprehensive contingency plan with regard to non-IT systems and equipment, as all identified mission critical systems and equipment are expected to be Y2K ready by the end of 1999. If progress toward Y2K readiness deviates from the anticipated time line or we identify significant additional risks, appropriate contingency plans will be developed at that time.

     We are primarily utilizing internal IT resources with the additional assistance of contract programmers who are familiar with the software. It is currently estimated that the total cost associated with required modifications for both the Business System and non-IT systems to become Y2K ready will be approximately

$0.4 million to $0.5 million, of which approximately $0.2 million had been spent as of March 31, 1999. These costs are being expensed as incurred and are being funded from existing operating budgets.

     We rely on third party suppliers for raw materials, water, utilities, transportation, and other services. Interruption of supplier operations due to Y2K issues could affect our operations. We are in the process of evaluating and monitoring the status of key suppliers' progress toward Y2K compliance. As a component of this process, we have sent a questionnaire to suppliers inquiring about their Y2K plans and state of readiness. At March 31, 1999, we had received responses from 25 key suppliers, which together represented over 75% of our total material purchases in 1998. All respondents have acknowledged the issues surrounding Y2K, have a plan in place, and have stated their intent to be compliant by the end of 1999 or earlier. We will continue to monitor the progress of key suppliers during 1999, and, if necessary, determine potential alternative suppliers and/or develop contingency requirements. These activities, while a means of risk management, cannot eliminate the potential for disruption of our operations due to third party failure.

     We are also dependent upon our customers for sales and cash flow. We are in the process of contacting key customers to ascertain their Y2K readiness. The progress of key customers toward Y2K compliance will continue to be monitored throughout 1999.

     The failure to correct a material Y2K problem in our critical Business System applications and non-IT systems could result in an interruption in, or failure of, certain normal business activities or operations. Additionally, in the event that any of our key suppliers and customers fail to successfully and timely achieve Y2K compliance and we are unable to replace them with alternate suppliers or new customers, our normal business activities could be adversely affected. Such interruptions or failures could have a material adverse impact on our results of operations, cash flows, and financial condition.

     The above discussion of Y2K and its potential impact on us contains forward looking statements that are based on our best estimates of future events. Specific factors that could affect the actual outcome of these estimates and conclusions include a possible loss of technical resources to perform the work, failure to identify all susceptible systems, non-compliance by third parties whose operations impact us, and other similar uncertainties.

LIQUIDITY AND CAPITAL RESOURCES

     We use funds provided by operations and short-term borrowings under our Credit Facility to meet liquidity requirements. Net cash provided by operations for the three months ended March 31, 1999 was $6.6 million, an increase of $9.9 million compared with the same period in 1998 when net cash used by operations was $3.3 million. Net cash provided by operations was $15.4 million, $12.1 million and $26.6 million for the years ended December 31, 1998, 1997 and 1996, respectively.

     Working capital at March 31, 1999 decreased to $14.7 million from $15.9 million at December 31, 1998 reflecting improved management of receivables and inventory. Working capital at December 31, 1998 increased from $7.8 million at December 31, 1997. The increase was primarily due to increases in accounts receivable and inventory in conjunction with higher sales levels and a decrease in current maturities of long term debt due to the amendment of the Credit Facility.

     Capital expenditures for manufacturing equipment, machine tools, and building improvement totaled $3.6 million and $4.1 million during the first three months of 1999 and 1998, respectively, of which $0.4 million and $0.2 million in 1999 and 1998, respectively, was funded by an increase in accounts payable. Capital expenditures for both 1999 and 1998 have been primarily for increased capacity and productivity to support increased sales. We expect capital expenditures will be approximately $10.0 million in both 1999 and 2000.

     Net cash used by financing activities was $4.7 million during the first quarter of 1999 compared to net cash provided by financing activities of $4.7 million in the first quarter of 1998. Strong operating cash flows and capital contributions during 1999 were used to fund the preferred stock dividend as well as repayments of long term debt. Net cash used by financing activities was $5.1 million, $4.3 million and $13.6 million in 1998, 1997 and 1996, respectively. Net use in 1998 resulted primarily from cash dividends on our outstanding preferred stock. Net use in 1997 resulted primarily from cash dividends on preferred stock and the repayment of long-term debt. We paid a $47.7 million dividend to Lancer in 1997 that was offset by the net proceeds from the issuance of preferred stock of $47.7 million. Net use in 1996 resulted primarily from a $17.0 million dividend we paid to Lancer, partially offset by $5.0 million in net additional borrowings under our Credit Facility.

     Under the Tax Sharing Agreement (See "Related Transactions--Tax Sharing Agreement"), Lancer made capital contributions to us of $2.7 million, $2.6 million and $1.6 million in 1998, 1997 and 1996, respectively. See Note 7 to the Consolidated Financial Statements for a further discussion of capital contributions made pursuant to the Tax Sharing Agreement.


     Our Credit Facility provides for a $20 million revolving line of credit, $35 million in term loans, and a $10 million debt repurchase line for repurchases of our 2001 Notes. At March 31, 1999, we had $19.6 million available under the revolving line of credit since we have letters of credit of approximately $0.4 million issued under this facility. We also have the option to increase our availability under this line of credit by $20 million (subject to certain conditions). Prior to the Original Offering, we had $35.0 million of term loans, and $7.0 million under the debt repurchase line outstanding under our Credit Facility. We used a portion of the proceeds of the Original Offering to repay our debt repurchase line and a portion of the term loans. Following the Refinancing, we have approximately $14.3 million of term loans outstanding and $19.6 million of availability for borrowings under the Credit Facility, which we can increase (subject to certain conditions) by $20.0 million to $39.6 million. See "Use of Proceeds" and "Description of Other Indebtedness and Preferred Stock".


     The 2001 Notes were issued in 1993 in the principal amount of $85.0 million. During 1998, we repurchased $17.9 million of the 2001 Notes on the open market with funds provided under the Credit Facility. We recorded a $0.4 million loss, net of tax, in conjunction with these repurchases related to the write-off of deferred financing charges and premium paid on repurchase. At December 31, 1998, $67.2 million of the 2001 Notes remained outstanding. We redeemed the 2001 Notes on July 1, 1999 from the proceeds of the offering of the Old Notes pursuant to the Original Offering. See "Use of Proceeds".

     We expect to use cash flows from operations to fund our planned capital requirements for 1999, including capital expenditures, interest on long term debt and preferred stock dividends. Our Credit Facility, as discussed above, may also be utilized to meet additional liquidity needs. See "Description of Other Indebtedness and Preferred Stock".

                                    BUSINESS

     We believe we are the leading independent manufacturer (based on sales) of high precision custom gears and assemblies and planetary gear systems in North America. In each of the "custom products" and "planetary gear system" markets in which we participate, we estimate that our market share is twice that of any other independent manufacturer. Most of our custom gears and assemblies and planetary gear systems are used by original equipment manufacturers, or OEMs, as components in various kinds of heavy mobile equipment. Our customers include such industry leaders as General Electric, General Motors, John Deere, Caterpillar and Ingersoll-Rand. In 1998, our net sales increased by 14.6% over 1997 to $220.3 million and EBITDA increased by 18.8% over 1997 to $37.1 million. For the quarter ended March 31, 1999, we had net sales of $60.4 million and EBITDA of $11.9 million, compared with net sales of $55.4 million and EBITDA of $9.0 million, for the same period in 1998. For the twelve months ended March 31, 1999, we had net sales of $225.3 million and EBITDA of $40.0 million.

     Custom Products. Custom gears are components of larger systems, such as axles, drive differentials and transmission units. Custom assemblies are differentials, wheel drives, power transmissions and conveyor/tram drives that are generally produced as complete units. Most of the businesses who purchase our custom gears and assemblies are OEMs; for many of them we are the sole independent supplier of selected gear products. Our custom gear customers include OEMs who produce:

     o rail equipment, such as locomotives;
     o mining equipment, such as underground mining and transfer equipment and above-ground haul trucks;
     o agricultural equipment, such as tractors and harvesting equipment;
     o industrial equipment, such as mixers, printing presses and compressors;
     o construction equipment, such as loaders, scrapers and excavators; and
     o materials-handling equipment, such as forklifts and conveyors.

Custom gears and assemblies accounted for $118.5 million (or 53.8%) of our 1998 net sales and $30.6 million (or 50.7%) of our 1999 first quarter net sales.

     Planetary Gear Systems. Planetary gear systems are integrated, self-contained power transmission and torque conversion systems that provide propulsion, swing and/or rotation to wheels, axles and other components in applications where the use of conventional axles would otherwise present design difficulties. We market our planetary gear systems under the Torque-Hub(Registered) name. As a result of the performance history and reputation for quality of our Torque-Hub(Registered) products, we believe the Torque-Hub(Registered) name has become closely identified with planetary gear systems. Torque-Hub(Registered) customers include OEMs who produce:

     o access platform equipment, such as aerial-lifts and utility trucks;
     o road rehabilitation equipment, such as pavers and road compactors;
     o construction equipment, such as excavators and trenchers;
     o forestry equipment, such as logging loaders and feller bunchers;
     o agricultural equipment, such as crop sprayers and windrowers; and
     o marine equipment, such as hoist and jack-up boats.

Planetary gear systems accounted for $101.8 million (or 46.2%) of our 1998 net sales and $29.8 million (or 49.3%) of our 1999 first quarter net sales.

COMPETITIVE STRENGTHS

     We have a leading market position in the custom product and planetary gear system markets in which we participate. We believe our competitive strengths are:

     o the breadth and quality of our product offerings;

     o our long-standing relationships (in many cases 20 years or more) with our major customers;

     o our state-of-the-art engineering and manufacturing technology, including our heat treating facilities, computer-aided design and manufacturing systems, and computer controlled machine tools and gear grinders;

     o our cost-competitiveness;

     o our experienced engineering staff, and its close collaboration with our sales force and customers in designing and developing products to meet our customers' needs; and

     o our stable, knowledgeable sales force, many of whose members have engineering degrees and have worked with the same customers for many years.

In addition, we believe that our management team, with an average of over 20 years of experience in manufacturing, will be instrumental in further strengthening our market position.

BUSINESS STRATEGY

     We intend to enhance our market position and improve our profitability by:

     CAPITALIZING ON INDUSTRY TRENDS. We seek to increase our revenues and market share by taking advantage of industry trends, including:

          o the trend among OEMs to purchase complete gear assemblies or systems rather than individual gear products;

          o the trend among captive gear manufacturers (OEMs who produce gears in-house for use in their own products) to "outsource," or purchase portions of their gear requirements from independent manufacturers similar to us, rather than manufacture such products in-house; and

          o the trend among OEMs to develop sourcing relationships with their suppliers, whereby an OEM purchases all of its supply requirements within selected product lines from a single manufacturer similar to us.

     These trends are driven by the OEMs' desire to reduce their production and supply costs and focus on their core competencies. We have capitalized upon these trends as evidenced by increasing sales of complete gear assemblies and systems, particularly to manufacturers of agricultural and heavy-duty equipment. For example, in 1998 we started delivering a new complete gearbox assembly to a baler manufacturer and a family of bull gears and pinions to an axle manufacturer for on-highway Class 8 vehicles. In addition, we continue to receive orders from a number of captive gear manufacturers, such as those of General Electric, General Motors and John Deere, for certain gear products that these OEMs previously produced in-house. We have also established sole sourcing relationships with many of our major customers for selected gear products. We believe we can continue to take advantage of these industry trends because of our broad product offerings, large manufacturing capacity, sophisticated manufacturing and design capabilities and established reputation for producing high-quality products.

     IMPROVING PRODUCTION EFFICIENCY AND REDUCING OVERALL COSTS. We have taken a number of steps to improve our efficiency and increase our profit margins. Specifically, we are:

          o converting various operations to cellular manufacturing;

          o reorganizing the physical layout of our plant;

          o installing new, more efficient machinery; and

          o improving our employee training programs.

     In addition, we are actively working to reduce the price we pay for raw materials by using suppliers throughout the world, purchasing more from fewer suppliers and entering into long-term supply agreements. We are also controlling our selling, general and administrative expenses. We believe these initiatives will help us to lower our costs.

     MAINTAINING OUR POSITION AS A HIGH-QUALITY, LOW-COST MANUFACTURER. We have broad-based, integrated manufacturing capabilities which, we believe, provide us with an advantage over our competitors. These capabilities include:

          o state-of-the-art heat treating facilities;
          o computer-aided design and manufacturing systems; and
          o computer numerically controlled machine tools and gear grinders.

Since 1994, we have invested $57.0 million in capital equipment and in our manufacturing facility. We believe our manufacturing capacity is substantially larger than that of our independent competitors, enabling us to fill large orders at a lower cost. We plan to continue to selectively purchase more equipment to improve our manufacturing processes and expand capacity.

     LEVERAGING OUR LONG-TERM RELATIONSHIPS WITH MAJOR CUSTOMERS; INTRODUCING NEW PRODUCTS.
     We believe we have strong relationships with our customers due to the following factors:

          o the continuity of our customer relationships;
          o our awareness of and involvement in our customers' planning processes; and
          o our commitment to provide ongoing engineering services.

     We believe we are better able to proactively design and implement solutions to our customers' evolving requirements based upon our strong customer relationships.

     We are developing, testing and marketing new products, and new applications for existing products, to increase sales, profit and market share. Historically, our planetary gear system business has generated a significant portion of our new products and new product applications. We are continually working to add new custom gear and assembly product offerings and are currently developing a number of new applications including: (1) differentials for automotive, industrial and commercial vehicles, and off-highway trucks, (2) transmissions, and (3) axles.

     EVALUATING SELECTED ACQUISITIONS. We intend to examine and, if appropriate, to pursue strategic acquisitions of complementary businesses in order to increase product manufacturing capacity, broaden product offerings and penetrate new geographic markets.

PRODUCTS

     Custom Products. Custom gears and assemblies accounted for approximately $30.6 million of our net sales in the first quarter of 1999 and approximately $118.5 million, $107.1 million and $112.3 million of our net sales in 1998, 1997 and 1996, respectively. We manufacture a wide variety of custom gears, ranging in type (e.g. helical, spiral bevel, spur and HYPOID(Registered)) and size (from one inch to 60 inches in diameter), and have a manufacturing capability which we believe is one of the broadest in the custom gear business. We manufacture custom gears and assemblies to customers' specifications, which are often developed by us or with our assistance. Our custom gears and assemblies are used in a wide variety of applications and markets, ranging from off-highway heavy equipment to high speed precision gears for industrial purposes.

     Historically, we have focused on severe application custom business. These custom products, which are design and engineering intensive, are used in rail, mining, agricultural, construction, materials-handling and other equipment demanding a high degree of product quality and reliability. Many customers in these markets do not have the necessary engineering and/or manufacturing facilities, and/or personnel to design and manufacture their gear requirements in-house. In addition, the trend among OEMs to focus on their core competencies (final assembly and system integration) rather than produce gears and gear-related assemblies in-house appears to be continuing.

     Planetary Gear Systems. We market our planetary gear systems under the Torque-Hub(Registered) name. These products accounted for approximately
$29.8 million of our net sales in the first quarter of 1999 and approximately $101.8 million, $85.2 million and $82.9 million of our net sales in 1998, 1997 and 1996, respectively. We believe the Torque-Hub(Registered) name has become closely identified with planetary gear systems, which provide drive, swing, and/or rotation to the equipment in which they are used. Planetary gear systems are primarily employed in cases where the use of axles presents design difficulties. We produce a broad line of planetary gear systems including wheel drives (used to propel off-highway equipment), shaft outputs (used to power remote in-plant machinery like mixers as well as mobile aerial lifts and cranes) and spindle outputs (which power the drive wheels of vehicles with small diameter wheels such as small lift trucks and mowers).

     We have introduced a number of new Torque-Hub(Registered) products in recent years, including two-speed drives (Torque II(Registered) series) and compact drives (CW and CT series) for wheeled or tracked vehicles. We believe the two-speed drive is ideal for machinery requiring low- and high-speed settings, such as road paving equipment. The compact drive incorporates the brakes and hydraulic drive systems into a single compact unit, which we believe allows for better flexibility and is well-suited for a variety of applications. These products are used in a wide range of industrial and construction equipment, including excavators, crawler dozers and loaders, rubber-tired pavers and multi-speed winches.

MARKETING AND DISTRIBUTION

     Our customers are almost exclusively OEMs and include many industry leaders with whom we have had relationships of 20 years or more. Sales to General Electric accounted for approximately 10.6% of our net sales in 1998. No customer accounted for more than 10% of total net sales in 1997 or 1996.

     We have been granted "preferred supplier" status by a majority of our customers due to our ability to meet their business requirements, including General Electric, General Motors, John Deere, Caterpillar and Ingersoll-Rand. We have also been certified as meeting "ISO-9001" standards, which are increasingly being used by OEMs in lieu of individual certification procedures. In addition, we have been certified as meeting "QS-9000" standards. We believe ISO-9001 and QS-9000 certifications provide us with a competitive advantage because a number of OEMs now require one of these certifications as a condition to doing business.

     We believe that our stable, experienced sales force is a primary reason for our success in maintaining customer loyalty and building new customer relationships. Our sales department is organized geographically and consists primarily of sales engineers, who have an average of over 14 years of experience with us and many of whom have worked with the same customers for many years. In addition, each sales engineer has substantial expertise concerning our products and product applications. Application engineers work closely with our sales department and provide customers with guidance concerning product applications and specific design problems. By becoming a part of the customer's purchasing and design decisions, we have developed close working relationships with many of them. Customer loyalty to us is further enhanced by the development, tooling and production costs associated with changing gear sources, as such costs are typically borne by the customer.

     All of our custom gear products and approximately 70% of our Torque-Hub(Registered) products are sold directly to OEMs. Since Torque-Hub(Registered) products can be sold to more than one customer, we use distributors to increase our penetration of the planetary gear systems market. Approximately 30% of our Torque-Hub(Registered) line is sold through a network of approximately 40 distributors located in the United States and abroad.

     International sales, principally Canada, accounted for approximately $3.7 million of our net sales in the first quarter of 1999 and approximately $16.2 million, $13.3 million and $11.3 million of our net sales in 1998, 1997 and 1996, respectively.

DESIGN AND MANUFACTURING

     We believe that our state-of-the-art technology and experienced engineering staff provide us with a competitive advantage and are major factors behind our strong market position.

     We have selectively invested in state-of-the-art manufacturing technology in recent years to improve product quality and price competitiveness, and to reduce lead time. Our manufacturing technology includes the latest computer-aided design and manufacturing (CAD/CAM) systems, and over 150 computer numerically controlled (CNC) lathes, machine tools and gear grinders.

     Our engineering department consists of over 65 engineers and technicians, including specialists in product, tool, manufacturing, and industrial engineering. In addition, we have a metallurgy laboratory which determines the appropriate metallurgy for a specific gear application. These engineering groups, with their distinct specialties, work together as a team to develop solutions to meet specific customer requirements. These capabilities enable us to service clients who demand high quality, creative solutions to their product needs.

     Our engineers and designers are skilled in the use of, and have available, certain of the latest tools and techniques to create cost efficient designs. Procedures such as finite element analysis are routinely used by our engineers and designers to optimize material content and ensure functional reliability of designed components. This type of analysis and simulation allows many aspects of a design to be evaluated prior to production, resulting in lower tooling costs, reduced testing requirements and quicker time to market. In addition, our CNC gear cutting machines allow for many different styles and sizes of gears to be run quickly in small lot sizes with a high degree of accuracy.

     We have our own comprehensive heat treating facilities. These in-house facilities allow us to control the annealing and carburizing processes that determine the load-carrying capacity of the final product. Our heat treating operations help ensure proper development and maintenance of gear tooth characteristics. As a result, we believe that we are able to provide our customers with improved quality and reduced lead times in filling orders.

MATERIALS AND SUPPLY ARRANGEMENTS

     We generally manufacture our custom and Torque-Hub(Registered) products to our customers' specifications and, as a result, do not generally contract for or maintain substantial inventory in raw materials or components. We purchase our three principal raw material needs (steel forgings, steel bars and castings) on a spot basis based on specific customer orders. Raw material purchases from one supplier represented approximately 13.9% of raw material purchases in 1998 and 1997. During 1996, purchases from a single supplier did not exceed 10% of raw material purchases. Alternative sources are available to fulfill each of our major raw material requirements. We have never experienced a delay in production as a result of a supply shortage of a major raw material.

COMPETITION

     The North American custom gear business is highly competitive but very fragmented. Competition can be broken down into four principal groups: major domestic manufacturers, regional domestic manufacturers, foreign producers and captive gear manufacturers. Although captive gear manufacturers supply all or a portion of their internal gear requirements and constitute a significant portion of the custom gear market, we believe there is a trend among such manufacturers to outsource, or purchase their gears from independent manufacturers like Fairfield. The North American planetary gear market is also highly competitive and is concentrated among several large competitors, with the remaining market divided among a large number of relatively small suppliers. We compete with other manufacturers based on a number of factors, including delivery capability, quality and price. We believe that our breadth of manufacturing, engineering and technological capabilities provide us with a competitive advantage.

EMPLOYEES

     At December 31, 1998, we had 1,322 employees, of whom approximately 92% were employed in manufacturing. Our production and maintenance employees, representing approximately 84% of our employees, became members of the United Auto Workers (UAW) union in October 1994. In October 1998 a new three year labor agreement was ratified by our union employees. We consider our relations with our employees to be satisfactory.

BACKLOG

     We had total order backlog of approximately $102.6 million, $121.2 million and $110.8 million as of March 31, 1999, December 31, 1998 and December 31, 1997, respectively, for shipments due to be delivered by us for the six-month period following such dates.

ENVIRONMENTAL MATTERS

     Our operations and properties are subject to a wide variety of increasingly complex and stringent environmental laws. As such, the nature of our operations exposes us to the risk of claims with respect to such matters and there can be no assurance that material costs or liabilities will not be incurred in connection with such claims. We believe our operations and properties are in substantial compliance with such environmental laws. Based upon our experience to date, we believe that the future cost of compliance with existing environmental laws, and liability for known environmental claims pursuant to such environmental laws, will not have a material adverse effect on our business, financial condition or operating results. However, future events, such as changes in existing environmental laws or their interpretation and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material.

INTELLECTUAL PROPERTY

     The trade names Torque-Hub(Registered) and Torque II(Registered) are registered trademarks. Our planetary gear systems are sold under the Torque-Hub(Registered) trade name. Directly and through our wholly-owned subsidiary, T-H Licensing, Inc., we own numerous patents worldwide. None of such patents is individually considered material to our business.

PROPERTIES

     We own and operate a single facility in Lafayette, Indiana, consisting of 39 acres of land, approximately 540,000 square feet of manufacturing space and approximately 60,000 square feet of office space. The Lafayette facility is well maintained and is in good condition.

LEGAL PROCEEDINGS

     We are a party to routine litigation incidental to the conduct of our business, much of which is covered by insurance and none of which is expected to have a material adverse effect.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the directors and executive officers of the Company, including their respective ages as of March 31, 1999.

NAME                                                    AGE                         POSITION
-----------------------------------------------------   ---   -----------------------------------------------------
Paul S. Levy.........................................   51    Chairman of the Board and Vice President
Peter A. Joseph......................................   46    Director, Vice President and Secretary
Stephen K. Clough....................................   45    Director, President and Chief Executive Officer
Jess C. Ball.........................................   57    Director
W.B. Lechman.........................................   66    Director
Andrew R. Heyer......................................   41    Director
Richard A. Bush......................................   41    Vice President Finance
James R. Dammon......................................   55    Vice President Engineering
Mark D. Gustus.......................................   40    Vice President Operations
Dan E. Phebus........................................   42    Vice President Marketing
Clem L. Strimel......................................   37    Vice President Sales

     Mr. Levy was elected Chairman of the Board effective August 1998. Mr. Levy has been Vice President and Assistant Secretary and a Director of the Company since 1989. Mr. Levy has been a General Partner of Joseph Littlejohn & Levy since its inception in 1988. Mr. Levy has served as Chief Executive Officer and Chairman of the Board of Directors of Lancer since July 1989. Mr. Levy is also on the Board of Directors of Jackson Automotive Group, Inc., Hayes Lemmerz International, Inc., New World Pasta Company, and BSL Holdings, Inc.

     Mr. Joseph has been Vice President and a Director of the Company since 1989. Mr. Joseph has served as President of Lancer since April 1992 and a Director of Lancer since July 1989. Mr. Joseph has been a partner of Palladium Equity Partners, L.L.C. since December 1998. Prior to joining Palladium Equity Partners, L.L.C., Mr. Joseph was a Melton Fellow at Hebrew University from July 1997 until August 1998, and was a General Partner of Joseph Littlejohn & Levy until July 1997.

     Mr. Clough was appointed President and Chief Executive Officer and elected to the Board of Directors effective August 1998. Prior to his appointment, Mr. Clough was employed by Kaydon Corporation, where he served as the President and Chief Executive Officer from June 1996 to June 1998 and the President and Chief Operating Officer from September 1989 to June 1996.

     Mr. Ball has been a Director of the Company since 1991. Mr. Ball was President and Chief Executive Officer of the Company from October 1994 to May 1996. From December 1991 through September 1994, Mr. Ball was President and Chief Executive Officer of Alford Industries (a company which filed for bankruptcy protection and has been liquidated).

     Mr. Lechman has been a Director of the Company since 1989. Mr. Lechman served as Chairman of the Board from October 1994 to July 1997 and as President and Chief Executive Officer of the Company from 1989 to October 1994.
Mr. Lechman serves on the Board of Directors of Bank One Lafayette, Lafayette Life Insurance Co., Lafayette Community Foundation, Lafayette Junior Achievement, The Salvation Army and is President Emeritus of the American Gear Manufacturers Association.

     Mr. Heyer has been a Director of the Company since August 1998. Mr. Heyer is a Managing Director at CIBC World Markets Corp., where he serves as co-head of The High Yield Group. Prior to joining CIBC World Markets Corp., Mr. Heyer was founder and Managing Director of the Argosy Group L.P. which was acquired by CIBC World Markets Corp. in 1995. Mr. Heyer is also Chairman of the Board of Directors of The Hain Food Group, Inc. and serves on the Board of Directors of Niagara Corporation and Hayes Lemmerz International, Inc.

     Mr. Bush has been Vice President Finance of the Company since November 1994. From 1990 to 1994, Mr. Bush was Controller for two different aerospace units of Abex Inc. From 1980 to 1990, Mr. Bush was with Arthur Andersen & Co. in the audit and financial consulting practice.

     Mr. Dammon has been Vice President Engineering since 1987. Prior to his present position, Mr. Dammon was Director of Engineering, Manager of New Product Development, Manager of Customer Engineering Service and Gear Design Engineer. Mr. Dammon has been with the Company for over 30 years.

     Mr. Gustus has been Vice President Operations since July 1997. Prior to his present position, Mr. Gustus was Director of Materials and Assembly. Mr. Gustus has been with the Company for over 15 years.

     Mr. Phebus has been the Vice President Marketing since March 1999. Prior to his present position, Mr. Phebus was acting Vice President Sales and Marketing, Director of Business Development, Quality Assurance Manager, and Sales Engineer. Mr. Phebus has been with the Company for nearly 20 years.

     Mr. Strimel has been Vice President Sales since March 1999. Prior to his current position, Mr. Strimel was Director of Custom Sales from October 1996 to February 1999. Prior to joining Fairfield, Mr. Strimel was with United Defense for nine years where he served as a Program Manager from 1991 to 1996.

COMPENSATION OF DIRECTORS

     Messrs. Ball and Lechman each receive an annual fee of $30,000 per year for services as a director. Mr. Lechman entered into a consulting agreement with the Company (see Note 2 to the Consolidated Financial Statements and the description below) in August 1997. No other directors receive any additional compensation for services performed as a director or for serving on committees of the Board of Directors of the Company or for meeting attendance.

EXECUTIVE COMPENSATION

     The following table sets forth, for each of the fiscal years ending December 31, 1998, 1997 and 1996, the compensation paid to or accrued by the Chief Executive Officer ("CEO") of the Company and each of the four most highly compensated executive officers other than the CEO (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                    ANNUAL COMPENSATION
                                                               -----------------------------     ALL OTHER
NAME AND PRINCIPAL POSITION                                    YEAR     SALARY     BONUS (1)    COMPENSATION (2)
------------------------------------------------------------   ----    --------    ---------    ----------------
Stephen K. Clough (2) ......................................   1998    $154,872    $ 155,600        $ 18,869
  President and Chief Executive Officer

Richard A. Bush  ...........................................   1998    $107,500    $  44,000        $  6,038
  Vice President Finance                                       1997     104,004       30,000           6,874
                                                               1996     103,537       52,000           5,950

James R. Dammon  ...........................................   1998    $118,560    $  47,424        $  6,852
  Vice President Engineering                                   1997     114,000       30,000           6,079
                                                               1996     114,437       57,000           4,988

Mark D. Gustus  ............................................   1998    $110,000    $  44,000        $  3,698
  Vice President Operations                                    1997      91,272       30,000           3,475
                                                               1996      84,536       41,094           3,460

Kenneth A. Burns (4) .......................................   1998    $166,671    $      --        $198,324 (5)
                                                               1997     250,000       65,000          12,900
                                                               1996     185,279      100,000           3,325

------------------
(1) Amounts shown were earned under the Fairfield Manufacturing Company, Inc. Management Incentive Compensation Plan.

(2) Mr. Clough joined the Company as President and Chief Executive Officer effective August 12, 1998.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(3) Amounts shown include contributions by the Company to The Savings Plan For Employees of Fairfield Manufacturing Company, Inc. for the benefit of the named executives, imputed income on life insurance provided by the Company. Other compensation for Mr. Clough includes moving expenses and the value of other fringe benefits provided by the Company.

(4) Mr. Burns resigned as Chairman of the Board, President and Chief Executive Officer of the Company effective August 12, 1998.

(5) Other compensation for Mr. Burns includes contributions by the Company to the Savings Plan, imputed value of life insurance benefits provided by the Company, severance and the value of other benefits provided by the Company. As of December 31, 1998 the Company has no further obligations due
    Mr. Burns.

                      INCENTIVE PLAN FOR SENIOR MANAGEMENT

     The Company intends to establish the Incentive Plan for Senior Management (the "Equity Incentive Plan") to provide incentive compensation arrangements for its senior executives and other key management employees, including each of the executive officers of the Company listed under the caption "Management." The Company's Board of Directors is currently considering the terms and conditions of the Equity Incentive Plan, which is expected to be adopted before the end of 1999. The Company expects that the Equity Incentive Plan will have a notional incentive compensation pool to record amounts available to fund awards granted under the Equity Incentive Plan, and that amounts will be credited to the pool if the Company achieves the performance objectives established by the Board of Directors. In that case, recipients of awards under the Equity Incentive Plan will be entitled to payment of a percentage of the pool, subject to the recipient's continued employment with the Company.

                               PENSION PLAN TABLE

     The Company maintains the Retirement Plan for Employees of Fairfield Manufacturing Company, Inc., a defined benefit pension plan intended to be qualified under the Internal Revenue Code (the "Pension Plan").

                         ESTIMATED ANNUAL BENEFITS FOR
                     YEARS OF BENEFIT SERVICE INDICATED (2)

AVERAGE ANNUAL COMPENSATION (1)                       5         10         15         20         25         30
------------------------------------------------   -------    -------    -------    -------    -------    -------
$100,000........................................   $ 6,705    $13,411    $20,116    $26,821    $33,526    $40,232
$125,000........................................     8,518     17,036     25,553     34,071     42,589     51,107
$150,000........................................    10,330     20,661     30,991     41,321     51,651     61,982
$160,000 and over...............................    11,055     22,111     33,166     44,221     55,276     66,332

------------------

(1) The preceding table illustrates the pension benefits provided by the Pension Plan, calculated on a straight life annuity basis for an eligible employee retiring at age 65 in 1998. Average annual compensation covered under the Pension Plan is the highest average annual total compensation received from the Company for any 5 calendar years during the 10 years immediately preceding the participant's separation from service. Annual total compensation for Pension Plan purposes includes all compensation disclosed in the Summary Compensation Table excluding moving expenses and fringe benefits provided by the Company. Average annual compensation, used in determining a participant's pension benefit, is limited under the Pension Plan to comply with the Internal Revenue Code. This limit was $160,000 for 1998.

(2) At December 31, 1998 Messrs. Clough, Bush, Dammon, and Gustus had 0, 4, 33, and 17 years of credited service, respectively, for purposes of calculating their benefits under the Pension Plan.

EMPLOYMENT AGREEMENT

     The Company entered into an employment agreement with Stephen K. Clough, effective August 12, 1998 in connection with his appointment as President and Chief Executive Officer of the Company. The agreement is for a three year term expiring on August 12, 2001. The agreement provides for Mr. Clough to receive a base salary of $400,000 or such greater amount as may be determined by the Board of Directors of the Company upon periodic review. In addition, Mr. Clough is eligible to receive bonuses in each fiscal year covered by the agreement based on the achievement of target performance objectives for himself and the Company as established by the Board of Directors. Mr. Clough is eligible to participate in any other benefit plan that the Company provides to its executives and employees from time to time.

CONSULTING AGREEMENT

     In August 1997, the Company entered into a consulting agreement with W.B. Lechman (the "Consulting Agreement") the previous Chairman of the Company's Board of Directors. In consideration for services being rendered under the Consulting Agreement, Mr. Lechman will receive total payments of $1.0 million, which will be paid in installments through July 31, 2001 ("the consulting period"). In the event that Mr. Lechman dies prior to the end of the consulting period or is unable to perform the services requested due to mental or physical disabilities, the Company shall pay to his legal representatives or beneficiaries the remaining unpaid balance under the Consulting Agreement which would have been due under the agreement had Mr. Lechman continued to provide such services for the term of the Consulting Agreement. Due to the provisions of the agreement, the Company has recognized the entire $1.0 million as expense in 1997.

                           OWNERSHIP OF CAPITAL STOCK

     The following table sets forth information regarding the beneficial ownership of the common stock of the Company by (i) each director of the Company, (ii) the Named Executive Officers of the Company listed under the caption "Management" and (iii) each person known by the Company to beneficially own in excess of 5% of the outstanding shares of the Company's common stock as of March 31, 1999. The number of authorized shares of the Company's capital stock as of March 31, 1999 was 10,150,000, consisting of 10,000,000 shares of common stock and 150,000 shares of Preferred Stock. As of March 31, 1999, the Company had 8,554,000 shares of Common Stock and 50,000 shares of Exchangeable Preferred Stock issued and outstanding.

                                                                                           NUMBER OF    PERCENT OF
                                                                                            SHARES        SHARES
NAME                                                                                         OWNED      OUTSTANDING
----------------------------------------------------------------------------------------   ---------    -----------
Lancer Industries Inc.(1) ..............................................................   8,554,000        100%
  450 Lexington Avenue, Suite 3350
  New York, New York 10017
Peter A. Joseph (2).....................................................................          --         --
Paul S. Levy (2)........................................................................          --         --
Andrew R. Heyer (2).....................................................................          --         --
Stephen K. Clough.......................................................................          --         --
Richard A. Bush.........................................................................          --         --
James R. Dammon.........................................................................          --         --
Jess C. Ball............................................................................          --         --
W.B. Lechman............................................................................          --         --
Mark D. Gustus..........................................................................          --         --
All directors and executive officers ...................................................          --         --
  as a group (11 persons)

------------------
(1) 100% of the common stock of the Company is directly owned by Lancer. Lancer has pledged such shares to the lender under the Credit Facility as security for the Company's obligations thereunder.

(2) Lancer has one class of common stock, Class B Common Stock, with a par value of $478.44 per share. Lancer's common stock is held as follows:
    (i) Canadian Imperial Bank of Commerce ("CIBC"), through affiliates, beneficially owns approximately 23% of Lancer's common stock, (ii) certain entities affiliated with Mutual Series Fund (the "Mutual Entities") own approximately 27% of Lancer's common stock, (iii) Mr. Paul S. Levy, the Chairman of the Board and Chief Executive Officer of the Company, directly and through his participation in the Lancer Employee Stock Ownership Plan (the "ESOP") beneficially owns approximately 22% of Lancer's common stock, and through a proxy in his favor to vote the shares of Lancer's common stock beneficially owned by CIBC and others, has the right to direct the voting of over 50% of Lancer's common stock, and (iv) Mr. Peter A. Joseph, a Vice President and a Director of the Company, directly, through a trust and through his participation in the ESOP, beneficially owns and has the right to direct the voting of approximately 16% of Lancer's common stock.
    Mr. Levy, the Mutual Entities and an affiliate of CIBC are parties to a stockholders' arrangement relating to the composition of the Board of Directors of Lancer and certain other matters.

    Mr. Levy is the Chairman of the Board and Chief Executive Officer of Lancer. Mr. Joseph is the President and a Director of Lancer. Mr. Heyer, a Director of the Company, is a Director of Lancer and a Managing Director of an affiliate of CIBC.

                              RELATED TRANSACTIONS

CONTROL BY LANCER INDUSTRIES INC.

     The Company is wholly owned by Lancer, a Delaware corporation. As a result, Lancer is able to direct and control the policies of the Company and its subsidiaries. Certain stockholders of Lancer are Directors and officers of the Company. Certain stockholders of Lancer are parties to a stockholders' arrangement relating to the composition of the Board of Directors of Lancer and certain other matters. Circumstances could occur in which the interests of Lancer could be in conflict with the interests of the Company and/or the holders of the Notes. In addition, Lancer may have an interest in pursuing acquisitions, divestitures or other transactions that Lancer believes would enhance its equity investment in the Company, even though such transactions might involve risks to the holders of the Notes. See "Ownership of Capital Stock."

TAX SHARING AGREEMENT

     The Company is included in the affiliated group of which Lancer is the common parent, and the Company's federal taxable income and loss will be included in such group's consolidated federal tax return filed by Lancer. The Company and Lancer have entered into a tax sharing agreement (the "Tax Sharing Agreement") pursuant to which the Company has agreed to pay to Lancer amounts equal to the taxes that the Company would otherwise have to pay if it were to file a separate federal tax return (including amounts determined to be due as a result of a redetermination of the tax liability of Lancer). In addition, pursuant to the Tax Sharing Agreement, to the extent that the Company's separate return liability is absorbed by net operating losses or other credits and deductions of Lancer or its subsidiaries (other than the Company and its subsidiaries), Lancer will make a capital contribution to the Company in an amount equal to 50% of such separate return liability. Under certain circumstances, however, such as the Company ceasing to be a member of the Lancer consolidated group or the disallowance by the IRS of the use of Lancer's net operating losses, Lancer no longer would be required to make capital contributions under the Tax Sharing Agreement. See Note 7 to the Consolidated Financial Statements for a further discussion of income taxes.

OTHER ARRANGEMENTS WITH LANCER

     From time to time, Lancer incurs legal, accounting and miscellaneous other expenses on behalf of the Company. In fiscal 1998, 1997 and 1996, the Company made aggregate payments to Lancer in respect of such expenses incurred by Lancer on the Company's behalf in the amounts of $730,000, $484,000 and $570,000, respectively.

             DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK

CREDIT FACILITY


     The Company, T-H Licensing and General Electric Capital Corporation ("GE Capital") are party to the Loan Agreement, dated as of July 7, 1993 as amended (the "GE Credit Agreement"), which sets forth the terms and conditions of the Credit Facility. The GE Credit Agreement provides for (i) $35 million of term loans and a $10 million debt repurchase line (the "Term Loans") and (ii) a $20.0 million revolving credit facility (the "Revolver" and, together with the Term Loans, the "Credit Facility"), including up to $2.0 million under a letter of credit subfacility, subject to borrowing base availability. At the Company's option, the Revolver availability may be increased by up to $20.0 million, subject to the satisfaction of certain conditions. Currently, the only borrowings under the Revolver are letters of credit issued for $0.4 million.



     As of March 31, 1999, the Company's total borrowings under the Credit Facility were $42.0 million, all of which amount was represented by Term Loans. The Company repaid $27.7 million of such loans from the proceeds of the Original Offering. The Company's current borrowings under the Credit Facility consist of $14.3 million of Term Loans. The Company does not have any borrowings outstanding under the Revolver other than $0.4 million in respect of letters of credit.



     The following description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the GE Credit Agreement.



     Commitments under the Revolver terminate on July 1, 2005. The
$14.3 million of Term Loans currently outstanding are payable in a single principal payment on July 1, 2005. The GE Credit Agreement permits the Company to make optional prepayments under the Credit Facility. The Company is required to make prepayments on the Term Loans in an amount equal to the net proceeds received from certain pension plan reversions and permitted dispositions of assets out of the ordinary course of business by the Company or its subsidiaries.


     Interest under the Credit Facility is payable at one of the two specified rates, as selected by the Company, as follows: (i) 0.75% over the higher of
(x) the highest prime rate announced by any of the five largest member banks of the New York Clearing Association or (y) the published rate for ninety-day dealer commercial paper; or (ii) a margin ranging between 0.75% and 1.75% over a rate calculated based on the one-, two-, three- or six-month Eurodollar rate. The margin on the Eurodollar rate will be based on the Company's ratio of consolidated EBITDA to interest expense calculated on a rolling four quarter basis.

     Borrowings under the Credit Facility are guaranteed by T-H Licensing and any future subsidiaries of the Company. Indebtedness under the Credit Facility is secured by a pledge of the Company's common stock owned by Lancer and a lien on, and security interest in, substantially all of the Company's assets, including, without limitation, all capital stock of subsidiaries, real estate, equipment, inventory, accounts receivable and cash. The guarantee by T-H Licensing and any other subsidiary guarantor is secured by substantially all personal property of such guarantor.

     The GE Credit Agreement contains certain restrictive covenants limiting, among other things, additional debt, additional liens, transactions with affiliates, mergers and consolidations, liquidations and dissolutions, sales of assets, dividends, capital expenditures, sale and leaseback transactions, operating leases, investments, loans and advances, prepayment and modification of debt instruments, the taking, or the failure to take, certain actions with respect to the Tax Sharing Agreement and other matters customarily restricted in such agreements. The GE Credit Agreement also requires that the Company maintain compliance with certain specified financial ratios and tests including ratios with respect to fixed charges, interest coverage and working capital. In addition, the GE Credit Agreement contains certain customary affirmative covenants and events of default.

EXCHANGEABLE PREFERRED STOCK AND EXCHANGE DEBENTURES

     On March 12, 1997 the Company issued 50,000 shares of 11 1/4% Cumulative Exchangeable Preferred Stock, liquidation preference $1,000 per share, representing an aggregate liquidation preference of $50.0 million. The Exchangeable Preferred Stock is exchangeable at the option of the Company, in whole but not in part, for 11 1/4% Subordinated Exchange Debentures Due 2009 (the "Exchange Debentures"), in aggregate principal amount equal to the liquidation preference of the Exchangeable Preferred Stock following the redemption of the Existing Notes, subject to the satisfaction of certain conditions. Certain terms of the

Preferred Stock and Exchange Debentures are set forth below. The Exchangeable Preferred Stock issued pursuant to a Certificate of Designation of the Exchangeable Preferred Stock (the "Certificate of Designation"), which sets forth the terms and conditions of such stock, including, in certain circumstances, voting rights. The Exchange Debentures, if issued, will be issued under the Exchange Indenture, dated as of March 12, 1997, by and between the Company and the United States Trust Company of New York, as Trustee.

     Mandatory Redemption/Maturity Date. The Company is required, subject to certain conditions, to redeem all of the Exchangeable Preferred Stock outstanding on March 15, 2009 at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption. The maturity date of the Exchange Debentures is March 15, 2009.

     Optional Redemption. The Exchangeable Preferred Stock, or, as the case may be, the Exchange Debentures, will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after March 12, 2002, at the following redemption prices (expressed as percentages of the then effective liquidation preference, or, as the case may be, the principal amount thereof) together with all accrued and unpaid dividends in the case of the Exchangeable Preferred Stock, and all accrued and unpaid interest in the case of the Exchange
Debentures: for the 12-month period beginning March 15, 2002: 105.625%; for the 12-month period beginning March 15, 2003: 104.219%; for the 12-month period beginning March 15, 2004: 102.813%; for the 12-month period beginning March 15, 2005: 101.406%; and on or after March 15, 2006: 100.000%.

     Dividends/Interest Rate. The Exchangeable Preferred Stock pays dividends at a rate equal to 11 1/4% per annum of the liquidation preference per share, payable semiannually on each March 15 and September 15 in cash, or, on or prior to March 15, 2002, in kind, on each March 15 and September 15. Interest on the Exchange Debentures is 11 1/4% per annum, payable semiannually on each March 15 and September 15 in cash, or, on or prior to March 15, 2002, in kind.

     Ranking. The Exchangeable Preferred Stock will rank junior in right of payment upon liquidation to all existing and future indebtedness of the Company, including, without limitation, indebtedness under the Credit Facility and indebtedness in respect of the Notes. The Exchange Debentures are unsecured subordinated obligations of the Company, subordinated to all existing and future senior debt of the Company, including without limitation, the indebtedness under the Credit Agreement and indebtedness in respect to the Notes.

     Change of Control. In the event of a change of control occurring on or after July 2, 2001, only if and to the extent permitted by any other indebtedness of the Company then outstanding, the Company is required to offer to redeem the Exchangeable Preferred Stock or, as the case may be, the Exchange Debentures, at a redemption price equal to 101% of the liquidation preference, or, as the case may be, the principal amount, plus, without duplication, accumulated and unpaid dividends or interest to the date of purchase. In addition, upon the occurrence of a change of control occurring prior to July 2, 2001, the Company will have the option to offer to redeem the Exchangeable Preferred Stock or, as the case may be, the Exchange Debentures, in whole but not in part, at a redemption price equal to 101% of the liquidation preference, or, as the case may be, the principal amount thereof, plus, without duplication, accumulated and unpaid dividends or interest to the date of purchase. If a change of control occurs prior to July 2, 2001 and the Company fails to make an offer to redeem the Exchangeable Preferred Stock or the Exchange Debentures, the annual dividend rate of the Exchangeable Preferred Stock or, as the case may be, the Exchange Debentures, will increase by 4.0% over the then-applicable annual dividend or interest rate.

     Certain Restrictive Provisions. The Certificate of Designation of the Exchangeable Preferred Stock contains restrictive provisions that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, enter into transactions with affiliates, merge or consolidate with or sell all or substantially all of their assets to any other person or issue additional Exchangeable Preferred Stock that ranks on a parity with or senior to the Exchangeable Preferred Stock. The Exchange Indenture for the Exchange Debentures contains similar restrictive provisions.

                            DESCRIPTION OF THE NOTES

     The Company issued the Old Notes under an Indenture, dated as of May 19, 1999 (the "Indenture"), between the Company and First Union National Bank, as trustee (the "Trustee"). The New Notes will also be issued under the Indenture. The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the New Notes are registered under the Securities Act (and therefore will not contain restrictions on transfer), will not contain certain provisions relating to additional interest, and will contain terms of an administrative nature that differ from those of the Old Notes.

     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the TIA for a statement of them. The following is a summary of material terms and provisions of the Notes. This summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture (including the definitions contained therein). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Definitions relating to certain capitalized terms are set forth under "--Certain Definitions." Capitalized terms that are used but not otherwise defined herein have the meanings ascribed to them in the Indenture and such definitions are incorporated herein by reference.

     The Notes are expected to be eligible for trading in the PORTAL market.

GENERAL

     The Indenture provides for the issuance of the $100 million principal amount of Notes and additional series of Notes to be issued from time to time in aggregate principal amounts of not less than $25 million per series, subject to compliance with the covenant described below under "--Limitation on Increased Additional Indebtedness" and provided that no Default or Event of Default exists under the Indenture at the time of issuance or would result therefrom. All Notes will be substantially identical in all material respects other than issuance dates. The Notes will be general unsecured obligations of the Company, subordinated in right of payment to Senior Indebtedness of the Company and senior in right of payment to any current or future subordinated indebtedness of the Company, including the Exchange Debentures.

MATURITY, INTEREST AND PRINCIPAL

     The Notes will mature on October 15, 2008. The Notes will bear interest at a rate of 9 5/8% per annum from the Issue Date until maturity. Interest is payable semi-annually in arrears on each April 15 and October 15, commencing October 15, 1999, to holders of record of the Notes at the close of business on the immediately preceding April 1 and October 1, respectively. The Notes are not subject to any mandatory sinking fund.

OPTIONAL REDEMPTION

     The Company may redeem the Notes at its option, in whole at any time or in part from time to time, on or after April 15, 2004 at the following redemption prices (expressed as percentages of the principal amount thereof), together, in each case, with accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on April 15 of each year listed below:

YEAR                                                           PERCENTAGE
------------------------------------------------------------   ----------
2004........................................................     104.813%
2005........................................................     103.208%
2006........................................................     101.604%
2007 and thereafter.........................................     100.000%

     Notwithstanding the foregoing, the Company may redeem in the aggregate up to 35% of the original principal amount of Notes (including the original principal amount of any additional Notes issued under the Indenture) at any time and from time to time prior to April 15, 2002 at a redemption price equal to

109.625% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the redemption date out of the Net Proceeds of one or more Qualified Equity Offerings; provided that:

          (1) at least 65% of the original principal amount of Notes (including the original principal amount of any additional Notes) originally issued remains outstanding immediately after the occurrence of any such redemption; and

          (2) any such redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

     In the event of a redemption of fewer than all of the Notes, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, by lot or in such other manner as the Trustee shall deem fair and equitable. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Notes. Any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company shall fail to redeem any such Note.

SUBORDINATION

     The Obligations represented by the Notes are, to the extent and in the manner provided in the Indenture, subordinated in right of payment to the payment when due of all existing and future Senior Indebtedness of the Company, will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. As of March 31, 1999, after giving pro forma effect to the Refinancing we would have had approximately $14.3 million of Senior Indebtedness, approximately $19.6 million available for borrowings under the Senior Credit Facility and $100 million of Senior Subordinated Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness.

     In the event of any:

          (1) insolvency or bankruptcy case or proceeding, or any receivership, liquidation, arrangement, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, whether voluntary or involuntary;

          (2) liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy;

          (3) general assignment for the benefit of creditors of the Company; or

          (4) marshaling of assets or liabilities of the Company (except in connection with the merger or consolidation of the Company or its liquidation or dissolution following the transfer of substantially all of its assets, upon the terms and conditions permitted under the circumstances described under "--Mergers, Consolidation or Sale of Assets"),

(all of the foregoing events described in clauses (1) through (4) referred to herein individually as a "Bankruptcy Proceeding" and collectively as "Bankruptcy Proceedings"), the holders of Senior Indebtedness of the Company will be entitled to receive payment and satisfaction in full in cash of all amounts due on or in respect of all Senior Indebtedness of the Company before the holders of the Notes are entitled to receive or retain any payment or distribution of any kind on account of the Notes. In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness of the Company is paid and satisfied in full in cash, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness and will be immediately paid over or delivered to the holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness. By reason of such subordination, in the event of any such Bankruptcy Proceeding, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than other creditors of the Company, including holders of the Notes, and creditors of the Company who are not holders of Senior Indebtedness or of the Notes may recover more, ratably, than the holders of the Notes.

     Upon the occurrence of a Payment Default on Designated Senior Indebtedness, no payment or distribution of any assets or securities of the Company or any Restricted Subsidiary of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Notes by the Company) may be made by or on behalf of the Company or any Restricted Subsidiary of the Company, including, without limitation, by way of set-off or otherwise, for or on account of the Notes, or for or on account of the purchase, redemption or other acquisition of any Notes, and neither the Trustee nor any holder or owner of any Notes shall take or receive from the Company or any Restricted Subsidiary of the Company, directly or indirectly in any manner, payment in respect of all or any portion of Notes commencing on the date of receipt by the Trustee of written notice from the representative of the holders of Designated Senior Indebtedness (the "Representative") of the occurrence of such Payment Default, and in any such event, such prohibition shall continue until such Payment Default is cured, waived in writing or ceases to exist. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph, the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

     Upon the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness, no payment or distribution of any assets of the Company of any kind may be made by the Company or any Restricted Subsidiary of the Company, including, without limitation, by way of set-off or otherwise, for or on account of the Notes, or for or on account of the purchase or redemption or other acquisition of any Notes, for a period (a "Payment Blockage Period") commencing on the date of receipt by the Trustee of written notice from the Representative of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph) the earliest of

          (1) more than 179 days shall have elapsed since receipt of such written notice by the Trustee,

          (2) such Non-Payment Event of Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been paid in full or

          (3) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from such Representative,

after which, in the case of clause (1), (2) or (3), the Company shall resume making any and all required payments in respect of the Notes, including any missed payments, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have or has accelerated the maturity of such Designated Senior Indebtedness, or any Payment Default otherwise exists.

     Notwithstanding any other provision of the Indenture, in no event shall a Payment Blockage Period commenced in accordance with the provisions of the Indenture described in this paragraph extend beyond 179 days from the date of the receipt by the Trustee of the notice referred to above (the "Initial Blockage Period"). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, however, that no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced until at least 180 consecutive days have elapsed from the last day of the Initial Blockage Period. Notwithstanding any other provision of the Indenture, no Non-Payment Event of Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Representative shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the Representative, whether or not within the Initial Blockage Period, unless such Non-Payment Event of Default shall have been waived for a period of not less than 90 consecutive days.

     Each Guarantee will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the respective Guarantor and will be subject to the rights of holders of Designated Senior Indebtedness of such Guarantor to initiate blockage periods, upon terms substantially comparable to the subordination of the Notes to all Senior Indebtedness of the Company.

     If the Company or any Guarantor fails to make any payment on the Notes or any Guarantee, as the case may be, when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

     A holder of Notes by his acceptance of Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purpose.

CERTAIN COVENANTS

     The Indenture will contain, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly incur (as defined) any Indebtedness (including Acquired Indebtedness); other than Permitted Indebtedness. Notwithstanding the foregoing limitations, the Company and its Restricted Subsidiaries may incur Indebtedness if after giving effect to the incurrence of such Indebtedness, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least equal to 2.25 to 1.00.

     Limitation on Other Subordinated Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, contingently or otherwise, any Indebtedness (other than the Notes and the Guarantees, as the case may be) that is both (i) expressly subordinated in right of payment to any Senior Indebtedness of the Company or any of its Restricted Subsidiaries, as the case may be, and (ii) senior in right of payment to the Notes and the Guarantees, as the case may be. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed. For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Notes if it is not explicitly subordinated in right of payment to Senior Indebtedness at least to the same extent as the Notes are subordinated to such Senior Indebtedness.

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

          (1) any Default or Event of Default shall have occurred and be continuing; or

          (2) the Company is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "--Limitation on Incurrence of Additional Indebtedness" covenant; or

          (3) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors of the Company, whose determination shall be conclusive) exceeds the sum of:

             (a) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period (treated as one accounting period) beginning on the last day of the fiscal quarter immediately preceding the Issue Date and ending on the last day of the fiscal quarter of the

        Company immediately preceding the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit); plus

             (b) the aggregate Net Proceeds received by the Company, without duplication,

                (x) as capital contributions to the Company after the Issue Date; and

                (y) from the issuance or sale of Qualified Capital Stock (including Qualified Capital Stock issued upon the conversion of convertible Indebtedness, in exchange for outstanding Indebtedness or from the exercise of options, warrants or rights to purchase Qualified Capital Stock) of the Company to any person (other than to a Restricted Subsidiary of the Company) after the Issue Date; plus

             (c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (excluding any Investment made pursuant to clause (D) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment.

     For purposes of the preceding clause (3)(b)(y), the value of the aggregate Net Proceeds received by the Company upon the issuance of Qualified Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received by the Company upon the conversion, exchange or exercise thereof.

     Notwithstanding the foregoing, these provisions will not prohibit:

          (A) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration;

          (B) the redemption of the Existing Notes; provided, the notice of redemption for the Existing Notes shall be given in accordance with Article Eleven of the Existing Indenture on or prior to June 30, 1999;

          (C) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Company or any warrants, options or other rights to acquire shares of any class of such Capital Stock either:

             (x) solely in exchange for shares of Qualified Capital Stock (including any such exchange pursuant to a conversion right or privilege in connection with which cash is paid in lieu of fractional shares or scrip); or

             (y) through the application of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock;

          (D) the purchase, redemption, retirement, defeasance or other acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either:

             (x) solely in exchange for shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock) or for Indebtedness of the Company that is subordinate or junior in right of payment to the Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has a Weighted Average Life to Maturity no less than that of the Notes; or

             (y) through the application of the net cash proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock) or Indebtedness of the Company which is subordinate or junior in right of payment to the Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has a Weighted Average Life to Maturity no less than that of the Notes;

          (E) payments by the Company to Lancer pursuant to the Tax Sharing Agreement;

          (F) guarantees in respect of Indebtedness incurred by officers or employees of the Company or any Restricted Subsidiary in the ordinary course of business and payments in discharge thereof in an amount not to exceed $500,000 in any fiscal year;

          (G) the declaration and payment of regularly accruing dividends to holders of the Existing Preferred Stock; provided that at the time of the applicable dividend payment date, and after giving pro forma effect to such dividend, the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to the "--Limitation of Incurrence of Additional Indebtedness" covenant;

          (H) the declaration and payment of regularly accruing dividends to holders of any class or series of Disqualified Capital Stock of the Company or its Restricted Subsidiaries issued after the Issue Date in accordance with the "--Limitation on Incurrence of Additional Indebtedness" covenant;

          (I) the declaration and payment of regularly accruing dividends to holders of any class or series of Designated Preferred Stock of the Company issued after the Issue Date; provided that at the time of such issuance, and after giving effect to such issuance on a pro forma basis (for purposes of making determinations on a pro forma basis pursuant to this clause (I), treating all dividends which will accrue on such Designated Preferred Stock during the four full fiscal quarters immediately following such issuance, as well as all other Designated Preferred Stock then outstanding, as if same will in fact be, or have in fact been, paid in cash), the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to the "--Limitation on Incurrence of Additional Indebtedness" covenant;

          (J) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale;

          (K) Restricted Payments in aggregate amount not to exceed $10 million; and

          (L) the declaration and payment of regularly accruing dividends to holders of Preferred Stock of Restricted Subsidiaries issued after the Issue Date in accordance with the "--Limitation on Incurrence of Additional Indebtedness"covenant;

provided that in calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (3) above amounts expended pursuant to clauses (A) and (L) of this paragraph shall be included in such calculation and amounts expended pursuant to clauses (B) through (K) shall be excluded from such calculation.

     Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of the Company or any of its Restricted Subsidiaries or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary of the Company which owns property or assets (an "Initial Lien"), now owned or hereafter acquired, unless:

          (1) if such Initial Lien secures Indebtedness which is pari passu with the Notes, then the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien; or

          (2) if such Initial Lien secures Indebtedness which is subordinated to the Notes, any such Lien shall be subordinated to the Lien granted to the holders of the Notes to the same extent as such Indebtedness is subordinated to the Notes.

     Any Lien created in favor of the Notes pursuant hereto will be automatically and unconditionally released and discharged upon (i) the unconditional release and discharge of the Initial Lien to which it relates or
(ii) the sale, exchange or transfer to any Person that is not an Affiliate of the Company or any Restricted Subsidiary of the property or assets secured by such Initial Lien, or of all of the equity interests held by the Company and the Restricted Subsidiaries in, or all or substantially all of the assets of, the Restricted Subsidiary whose property or assets were the subject of such Lien, provided that, in the case of clause (ii), the provisions of the covenant "--Limitation on Asset Sales" are complied with in connection with such sale, exchange or transfer.

     Limitations on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefore, in a comparable arm's length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to:

          (A) transactions (1) approved by a majority of the disinterested members of the Board of Directors or (2) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized accounting, valuation or investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

          (B) any transaction solely between the Company and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

          (C) any Permitted Investment or any Restricted Payment that is not prohibited by the provisions described under the "--Limitation on Restricted Payments" covenant above;

          (D) payments to Lancer under the Tax Sharing Agreement;

          (E) payments to participants in the Equity Participation Plan in an amount not exceeding $1.32 million in any fiscal year and $5.28 million in the aggregate;

          (F) reasonable and customary regular fees to directors of the Company;

          (G) loans or advances to officers of the Company and its Restricted Subsidiaries for bona fide business purposes of the Company in the ordinary course of business;

          (H) in the event T-H Licensing is not a Guarantor at the time of such payment, royalty payments by the Company to T-H Licensing pursuant to that certain letter agreement dated as of December 29, 1989 between the Company and T-H Licensing (as such agreement may be amended from time to time pursuant to its terms), provided that any such payment (less any amounts permitted to be retained by
     T-H Licensing pursuant to the Credit Agreement) is returned to the Company as a loan within sixty days after receipt of such payment by T-H Licensing;

          (I) payments or distributions to participants in the Equity Incentive Plan pursuant to the terms thereof;

          (J) transactions in connection with Permitted Receivables Financing;
     and

          (K) payments of the Company's allocated portion of the Lancer consolidated group's corporate expenses and fees to Lancer or any Affiliate of Lancer incurred in connection with Lancer's or any Affiliate of Lancer's performance of management consulting and monitoring services with respect to the Company and any Restricted Subsidiary in an amount not to exceed $2.0 million in any fiscal year (excluding amounts paid prior to the Issue
     Date); and

          (L) any transaction between the Company and any of its Affiliates involving ordinary course of business investment banking, commercial banking, financial advisory services and related activities.

     Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "--Limitation on Transactions with Affiliates" covenant and not covered by clauses (B) through
(L) of this paragraph, (a) the aggregate amount of which exceeds $5 million in value, must be approved to be fair in the manner provided for in clause (A) (1) or (2) above and (b) the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause (A) (2) above.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

          (1) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock owned by the Company or a Restricted Subsidiary;

          (2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company;

          (3) make loans or advances to the Company or any other Restricted Subsidiary of the Company;

          (4) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company (other than any customary restriction on transfers of property subject to a Permitted Lien (other than a Lien on cash not constituting proceeds of non-cash property subject to a Permitted Lien) which could not materially adversely affect the Company's ability to satisfy its obligations hereunder); or

          (5) guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company;

     except for such encumbrances or restrictions existing under or by reason of:

             (A) applicable law;

             (B) any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary of the Company in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

             (C) any encumbrance or restriction in any agreement:

                (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the subletting, assignment or transfer of any lease, license, conveyance or contract or similar property or asset;

                (2) contained in any mortgage, pledge or other security agreement securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property subject thereto; or

                (3) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

             (D) Purchase Money Indebtedness permitted under the "--Limitation on Incurrence of Additional Indebtedness" covenant;

             (E) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

             (F) on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses;

             (G) with respect to a Receivables Subsidiary, an agreement relating to Indebtedness of a Receivable Subsidiary which is permitted under the "--Limitation on Incurrence of Additional Indebtedness" covenant above or pursuant to an agreement relating to a Permitted Receivables Financing by a Receivables Subsidiary;

             (H) any encumbrance or restriction in any agreement existing on the Issue Date to the extent and in the manner such encumbrance or restriction is in effect on the Issue Date by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

             (I) existing under Senior Indebtedness otherwise permitted to be incurred pursuant to the
        "--Limitation on Incurrence of Additional Indebtedness" covenant that limits the right of the debtor to dispose of assets securing such Indebtedness;

             (J) any encumbrance or restriction pursuant to any agreement that extends, refinances, renews or replaces any agreement described in clause (B) above, which is not materially more restrictive or less favorable to the holders of Notes than those existing under the agreement being extended, refinanced or renewed (as determined in good faith by the Company); and

             (K) pursuant to an agreement or instrument relating to Indebtedness permitted by clause (18) of the definition of "Permitted Indebtedness" (a "Refinancing Agreement"); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or amendment are no less favorable to the holders of the Notes taken as a whole than encumbrances and restrictions contained in the initial agreement or agreements to which such Refinancing Agreement or amendment relates (as determined in good faith by the Board of Directors, whose determination shall be conclusive).

     Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company, and evidenced by a board resolution, which determination shall be conclusive);

          (2) not less than 75% of the consideration (excluding, in the case of an Asset Sale (or series of related Asset Sales) of assets, by way of relief from, or by another Person assuming responsibilities for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such applicable Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that this clause
     (2) shall not apply to any Asset Sale (or series of related Asset Sales), involving assets that accounted for less than one percent of Consolidated EBITDA during the period of the most recent four consecutive fiscal quarters ending prior to the date of such Asset Sale for which consolidated financial statements of the Company are available; provided, further, that only for purposes of this clause (2) the following shall be deemed to constitute cash:

             (a) the oustanding principal amount of Indebtedness of the Company or any Restricted Subsidiary (other than (x) Capital Stock which constitutes Indebtedness and (y) Indebtedness to the Company or any Restricted Subsidiary) assumed by the transferee (which shall not consitute the Company or a Restricted Subsidiary) pursuant to the respective Asset Sale, so long as the Company or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness; and

             (b) any notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 180 days after the date of the respective Asset Sale converted by the Company into cash (to the extent of the cash received in that conversion); and

          (3) the Asset Sale Proceeds received by the Company or such Restricted Subsidiary are applied:

             (a) to the extent the Company or any such Restricted Subsidiary, as the case may be, elects, or is required, to prepay, repay or purchase indebtedness under any then existing Senior Indebtedness of the Company or any such Restricted Subsidiary within 365 days following the receipt of the Asset Sale Proceeds from any Asset Sale;

             (b) to the extent the Company elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person) used or useful in businesses similar, reasonably related, ancillary or complementary to the business of the Company (including extensions or developments thereof) or any such Restricted Subsidiary as conducted on the Issue Date; provided that such investment occurs (or a definitive agreement committing so to invest is entered) within 365 days following receipt of such Asset Sale Proceeds;

             (c) to the extent of the balance of Available Asset Sale Proceeds after the application in accordance with clause (a) or (b), if on such 365th day in the case of clauses (3)(a) and (3)(b), the Available Asset Sale Proceeds exceed $10.0 million, the Company shall apply an amount equal to the Available Asset Sale Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (an "Excess Proceeds Offer").

     Notwithstanding the foregoing, in the event that a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary dividends or distributes to all of its stockholders on a pro rata basis any proceeds of an Asset Sale to the Company or another Restricted Subsidiary, the Company or such Restricted Subsidiary need only apply its share of such proceeds in accordance with the preceding clauses (a), (b) and (c).

     If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Available Asset Sale Proceeds not required to repurchase Notes.

     If the Company is required to make an Excess Proceeds Offer, the Company shall mail, within 30 days following the date specified in clause (3)(c) above, a notice to the holders stating, among other things:

          (1) that such holders have the right to require the Company to apply the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date;

          (2) the purchase date, which shall be no earlier than 30 days and not later than 45 days from the date such notice is mailed;

          (3) the instructions that each holder must follow in order to have such Notes purchased; and

          (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the purchase of such Notes.

     In the event of the transfer of substantially all of the property and assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person in a transaction permitted under "--Merger, Consolidation or Sale of Assets" below, the successor Person shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary) unless the Company or such Restricted Subsidiary would be entitled to incur or assume Indebtedness under "--Limitation on Incurrence of Additional Indebtedness" above in an aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

     Limitation on Guarantees by Restricted Subsidiaries. The Company will not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or any Guarantor, (excluding any Guarantee of a Restricted Subsidiary which constitutes Acquired Indebtedness of such Subsidiary so long as such Guarantee does not apply to any other Indebtedness of the Company and its Restricted Subsidiaries not acquired pursuant to the respective acquisition or merger) unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary; provided, however, that a Restricted Subsidiary may guarantee the Company's obligations under any Senior Indebtedness without executing and delivering such supplemental indenture or guaranteeing the Notes; provided, further, that in the case of any guarantee of any Guarantor with respect to Senior Subordinated Indebtedness, the guarantee of the payment of the Notes by such Guarantor to be provided in accordance herewith shall be pari passu with the guarantee with respect to such Senior Subordinated Indebtedness in the same manner and to the same extent as the Senior Subordinated Indebtedness is guaranteed. Each guarantee created pursuant to the provisions described above is referred to as a "Guarantee" and the issuer of each such Guarantee, so long as the Guarantee remains outstanding, is referred to as a "Guarantor."

     Notwithstanding the foregoing, in the event that a Guarantor is released from all obligations which pursuant to the first sentence of the preceding paragraph obligate it to become a Guarantor, such Guarantor shall be released from all obligations under its Guarantee (provided that the provisions of the first sentence of the preceding paragraph shall apply anew in the event that such Guarantor subsequent to being released incurs any obligations that pursuant to such sentence obligate it to become a Guarantor). In addition, upon any sale or disposition (by merger or otherwise) of any Guarantor by the Company or a Restricted Subsidiary of the Company to any person that is not a Restricted Subsidiary or a holder, directly or indirectly, of any Capital Stock of the Company or any of its Restricted Subsidiaries which is otherwise in compliance with the terms of the Indenture, such Guarantor will be deemed to be released from all obligations under its Guarantee; provided, however, that each such Guarantor is sold or disposed of in accordance with the "--Limitation on Asset Sales" covenant above; provided, further, that the foregoing proviso shall not apply to the sale or disposition of a Guarantor in a foreclosure to the extent that such proviso would be inconsistent with the requirements of the Uniform Commercial Code. In addition, a Guarantor shall be deemed to be released from all obligations under its Guarantee in the event such Guarantor is designated an Unrestricted Subsidiary.

     Limitation on Creation of Subsidiaries. The Company will not create or acquire, and it will not permit any of its Restricted Subsidiaries to create or acquire, any Subsidiary other than:

          (1) a Restricted Subsidiary existing as of the Issue Date;

          (2) a Restricted Subsidiary conducting a business similar or reasonably related, ancillary or complementary thereto or extensions or developments thereof to the business of the Company and its Subsidiaries on the Issue Date; or

          (3) an Unrestricted Subsidiary;

provided, however, that each Restricted Subsidiary organized under the laws of the United States or any State thereof or the District of Columbia acquired or created pursuant to clause (2) shall, at the time it has either assets or shareholder's equity in excess of $10,000, have executed a guarantee, in the form attached to the Indenture and reasonably satisfactory in form and substance to the Trustee (and with such documentation relating thereto as the Trustee shall require, including, without limitation a supplement or amendment to the Indenture and opinions of counsel as to the enforceability of such guarantee); provided, further, in the event the Company and its Restricted Subsidiaries, on a consolidated basis, incurs Acquired Indebtedness (assuming such incurrence is in accordance with the "--Limitation on Incurrence of Additional Indebtedness" covenant) as a result of the acquisition of a Restricted Subsidiary and the terms of such Acquired Indebtedness prohibits the guarantee of the Notes by such newly-acquired Restricted Subsidiary or such newly-acquired Restricted Subsidiary would be in breach or default of the terms of the Acquired Indebtedness as a result of such guarantee, such Restricted Subsidiary will not be required to execute a guarantee; however, until such Restricted Subsidiary executes and delivers a guarantee in accordance with this covenant, none of the Company or any other Restricted Subsidiary will transfer any assets (other than in the ordinary course of business) to such newly-acquired Restricted Subsidiary and such newly acquired Restricted Subsidiary will not transfer such Acquired Indebtedness to the Company or any other Restricted Subsidiary.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (the "Change of Control Offer") each holder's outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date (as defined) in accordance with the procedures set forth below.

     Within 30 days of the occurrence of a Change of Control, the Company shall
(i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register maintained by the Registrar of the Notes, a notice stating:

          (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment;

          (2) the Change of Control Purchase Price and the purchase date (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"));

          (3) that any Note not tendered will continue to accrue interest;

          (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

          (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the business day preceding the Change of Control Payment Date;

          (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased;

          (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered;

          (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

          (9) the name and address of the Paying Agent.

     On the Change of Control Payment Date, the Company shall, to the extent lawful,

          (1) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer,

          (2) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered, and

          (3) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officer's Certificate stating the Notes or portions thereof tendered to the Company.

     The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Company shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

     The Indenture requires that if the Credit Agreement is in effect, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the second preceding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to:

          (1) repay in full all obligations and terminate all commitments under or in respect of the Credit Agreement and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full all obligations and terminate all commitments under or in respect of the Credit Agreement and all such Senior Indebtedness and repay the Indebtedness owed to each such lender who has accepted such offer; or

          (2) obtain the requisite consents under the Credit Agreement and all such other Senior Indebtedness to permit the repurchase of the Notes as described above.

     The Company must first comply with the covenant described in the preceding sentence before it shall be required to purchase Notes in the event of a Change of Control; provided that the Company's failure to comply with the covenant described in the preceding sentence constitutes an Event of Default described in clause (3) under "--Events of Default" below if not cured within 30 days after the notice required by such clause. As a result of the foregoing, a holder of the Notes may not be able to compel the Company to purchase the Notes unless the Company is able at the time to refinance all of the obligations under or in respect of the Credit Agreement and all such other Senior Indebtedness or obtain requisite consents under the Credit Agreement and all such other Senior Indebtedness.

     The Indenture will further provide that (1) if the Company or any Restricted Subsidiary thereof has issued any outstanding (a) indebtedness that is subordinated in right of payment to the Notes or (b) Preferred Stock, and the Company or such Restricted Subsidiary is required to make a change of control offer or to make a distribution with respect to such subordinated indebtedness or Preferred Stock in the event of a change of control, the Company shall not consummate any such offer or distribution with respect to such subordinated indebtedness or Preferred Stock until such time as the Company shall have paid the Change of Control Purchase Price in full to the holders of Notes that have accepted the Company's change of control offer and shall otherwise have consummated the change of control offer made to holders of the Notes and
(2) the Company will not issue Indebtedness that is subordinated in right of payment to the Notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the Notes in the event of a Change in Control under the Indenture.

     The Company will comply with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company will not and will not permit any of its Restricted Subsidiaries to consolidate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets of the Company (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless:

          (1) the Company or such Restricted Subsidiary, as the case may be, shall be the continuing Person, or the Person (if other than the Company or such Restricted Subsidiary) formed by such consolidation or into which the Company or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, are sold, assigned, transferred, leased, conveyed or otherwise disposed of shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company or such Restricted Subsidiary, as the case may be, under the Indenture, the Notes and any Guarantees and the obligations thereunder shall remain in full force and effect;

          (2) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (3) immediately after giving effect to such transaction on a pro forma basis the Company or such Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "--Certain Covenants--Limitation on Additional Indebtedness" above;

     provided that (x) any Restricted Subsidiary may merge into the Company or another Person that is a Restricted Subsidiary and (y) the Company may merge with an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax benefits without complying with clause (3) provided, in the case of a transaction pursuant to subclause (y), immediately after giving effect to such transaction on a pro forma basis, either (A) the surviving entity could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" or (B) the Fixed Charge Coverage Ratio of the surviving entity is not less than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction and the surviving entity conducts business in the same line or an extension of the same line of business as that of the Company immediately prior to such transaction.

     In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance not unsatisfactory to the Trustee, an Officer's Certificate stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (1) default in payment of any principal of, or premium, if any, on the Notes whether at maturity, upon redemption or otherwise (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (2) default for 30 days in payment of any interest on the Notes;

          (3) default by the Company or any Restricted Subsidiary in the observance or performance of any other covenant in the Notes or the Indenture for 60 consecutive days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding (except in the case of a default with respect to the "Change of Control" or "Merger, Consolidation or Sale of Assets" covenant which shall constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (4) failure to pay when due principal, interest or premium in an aggregate amount of $7.5 million or more with respect to any Indebtedness of the Company or any Restricted Subsidiary thereof, or the acceleration of any such Indebtedness aggregating $7.5 million or more, which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 consecutive days after written notice as provided in the Indenture, or acceleration shall not be rescinded or annulled within 20 consecutive days after written notice as provided in the Indenture;

          (5) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $7.5 million (excluding (i) amounts covered by insurance for which coverage is not being challenged or denied, and (ii) amounts for which coverage has been challenged or denied that the Company is contesting in good faith) shall be rendered against the Company or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

          (6) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary thereof.

     The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any Default (except in payment of principal or premium, if any, or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

     The Indenture will provide that if an Event of Default (other than an Event of Default of the type described in clause (6) above) shall have occurred and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration (1) and the same shall become immediately due and payable or (2) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by the Company and the Representative under the Credit Agreement of a notice of acceleration; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if,

          (1) the rescission would not conflict with judgment or decree;

          (2) all Events of Default, other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the Indenture,

          (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal which has become due otherwise than by such declaration of acceleration, has been paid,

          (4) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances, and

          (5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the above Events of Default, the Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived.

     No such rescission shall affect any subsequent Default or impair any right consequent thereto. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes. In addition, if within 60 days after such Event of Default arising from certain events of bankruptcy, insolvency or reorganization arose (x) the Indebtedness that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) the default in respect of such Indebtedness that is the basis for such Event of Default has been cured, the declaration of acceleration of the Notes referred to in the preceding clause and such Event of Default and all consequences thereof (including without limitation any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, and be of no further effect.

     The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations provided for in the Indenture and under the Trust Indenture Act.

     No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Notwithstanding the foregoing, such limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that prior to any redemption date or to the maturity date of the Notes the Company may elect either:

          (1) to defease and be discharged from any and all of its and any Guarantor's obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("legal defeasance"); or

          (2) to be released from its obligations with respect to the Notes under certain covenants contained in the Indenture ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenants defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3) under "Events of Defaults" above.

     In order to exercise either defeasance option, the Company must deposit with the Trustee (or other qualifying trustee), in trust for such purpose, money and/or non-callable U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture), (a) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and (b) describing either a private ruling concerning the Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

MODIFICATION OF INDENTURE

     From time to time, the Company, any Guarantors and the Trustee may, without the consent of holders of the Notes, amend or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not, in the opinion of the Trustee, materially and adversely affect the rights of any holder. Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to provide that any Indebtedness that becomes or will become an obligation of the Successor Company pursuant to a transaction governed by the provisions described under "--Merger, Consolidation or Sale of Assets" (and that is not a Subordinated Obligation) is Senior

Subordinated Indebtedness for purposes of this Indenture, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

     The Indenture contains provisions permitting the Company, any Guarantors and the Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify or supplement the Indenture, except that no such modification shall, without the consent of each holder affected thereby:

          (1) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture;

          (2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Note;

          (3) reduce the principal of or premium on or change the stated maturity of any Note or change the date on which any Notes may be subject to redemption or repurchase or reduce the redemption or repurchase price therefor;

          (4) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York;

          (5) waive a default on the payment of the principal of, interest on or redemption payment with respect to any Note;

          (6) make any change in provisions of the Indenture protecting the right of each holder of Notes to receive payment of principal of and interest on such Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

          (7) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Excess Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; or

          (8) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the holders of Notes.

     In addition, without the consent of the holders of 90% in principal amount of the Notes then outstanding, no amendment may release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect thereby will not impair or affect the validity of the amendment.

REPORTS TO HOLDERS

     So long as the Company is subject to the periodic reporting requirements of
Section 13(a) or 15(d) of the Exchange Act, it will continue to furnish (if permitted) the information required thereby to the Commission and to the holders of the Notes. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish (if permitted) such information to the Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Commission and holders of the Notes.

COMPLIANCE CERTIFICATE

     The Company is required to deliver to the Trustee, on or before 120 days after the end of the Company's fiscal year and on or before 60 days after the end of each of the first, second and third fiscal quarters in each year, an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred and is in existence, and whether the Company has complied with its obligations under the Indenture. In addition, the Company will be required to notify the Trustee of the occurrence and continuation of any Default or Event of Default within five business days after the Company becomes aware of the same.

THE TRUSTEE

     The Trustee under the Indenture will be the Registrar and Paying Agent with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and the TIA will impose certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee or stockholder of the Company, any Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Guarantor under the Indenture, the Notes or any Guarantor or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each holder of the Notes, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflict of laws to the extent that the application of the law of another jurisdiction would be required thereby.

TRANSFER AND EXCHANGE

     Holders of the Notes may transfer or exchange Notes in accordance with the Indenture. The Registrar under such Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption and, further, is not required to transfer or exchange any Note for a period of 15 days before selection of the Notes to be redeemed.

     The registered holder of a Note may be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with any

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other Person or which is assumed in connection with the acquisition of assets from such Person and, in each case, not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of such merger, consolidation or acquisition shall not be Acquired Indebtedness.

     "Affiliate" means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described under " --Certain Covenants--Limitation on Transactions with Affiliates" beneficial ownership of at least 10% of the voting securities of a Person, either directly or indirectly, shall be deemed to be control.

     "Asset Acquisition" means

          (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

          (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person or any division or line of business of such Person.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition, other than to the Company or a Restricted Subsidiary of the Company, in one or a series of related transactions, of:

          (1) any Capital Stock in any Restricted Subsidiary of the Company;

          (2) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary of the Company; or

          (3) any other properties or assets of the Company or any Restricted Subsidiary (including proprietary brand names, whether registered or otherwise) other than in the ordinary course of business (it being understood that the sale or lease of any used or obsolete equipment, damaged equipment or equipment unsuitable for the Company's business or any sale of any of the Company's products is in the ordinary course of business) thereof.

          For purposes of this definition, the term Asset Sales shall not include:

             (A) any sale, issuance, conveyance, transfer, lease or other disposition, of properties or assets that is governed by the provisions described under "--Merger, Consolidation or Sale of Assets";

             (B) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets, whether in one transaction or a series of related transactions, involving assets with a fair market value determined by the Company to be not in excess of $1.0 million;

             (C) any Restricted Payment made in compliance with the "--Certain Covenants--Limitations on Restricted Payments" covenant, and any disposition of any Permitted Investment;

             (D) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

             (E) the licensing of intellectual property;

             (F) any Sale-Leaseback Transaction; and

             (G) any Permitted Receivables Financing.

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

     "Asset Sale Proceeds" means, with respect to any Asset Sale:

          (1) cash received by the Company or any Restricted Subsidiary of the Company from such Asset Sale, after

             (a) provision for all income or other taxes measured by or resulting from such Asset Sale,

             (b) payment of all brokerage commissions, underwriting and other fees and expenses, including, without limitation, legal, accounting, investment advisory and appraisal fees, related to such Asset Sale,

             (c) provision for minority interest holders in any Restricted Subsidiary of the Company as a result of such Asset Sale,

             (d) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale or is secured by a Lien on the property or assets sold, and

             (e) deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary of the Company as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or a Restricted Subsidiary after such Asset Sale, including, without limitation, pension, severance, relocation and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and

          (2) promissory notes and other noncash consideration received by the Company or any Restricted Subsidiary of the Company from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash, net of any fees, discounts, commissions or taxes paid or payable as a result of such conversion or liquidation.

     "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clauses (3)(a) or (3)(b), and which have not yet been the basis for an Excess Proceeds Offer in accordance with clause (3)(c) of the first paragraph of "--Certain Covenants--Limitation on Asset Sales".

     "Capital Stock" means

          (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and

          (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests.

     "Capitalized Lease Obligation" means, any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP; and, for the purpose of this definition, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP consistently applied.

     "Cash Equivalents" means at any time:

          (1) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

          (2) certificates of deposit, time deposits, Eurodollar time deposits and bankers' acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits at the time of investment of not less than $500,000,000;

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

          (3) commercial paper with a maturity of 365 days or less issued by a corporation that is not an Affiliate of the Company organized under the laws of any state of the United States or the District of Columbia and rated at the time of investment at least A-1 by S&P or at least P-1 by Moody's or at least an equivalent rating category of another nationally recognized securities rating agency;

          (4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 365 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and

          (5) investments in money market funds with assets of $5.0 million or greater.

     "Certificate of Designation" means the certificate of designation of the powers, preferences and relative, participating, optional and other special rights of the Existing Preferred Stock.

     "Change of Control" means the occurrence of any of the following events:

     (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company;

     (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (ii) immediately after such transaction no "person" or "group"(as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; or

     (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by either (x) the Permitted Holders or (y) a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" with respect to any person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such person's common stock, whether outstanding at the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" means, with respect to any person for any period,
(i) the sum of, without duplication, the amount for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-cash Charges, (c) Consolidated Interest Expense, (d) Consolidated Income Tax Expense and (e) all non-cash accruals or cash expenses relating to the Equity Incentive Plan (to the extent such

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

accruals or expenses reduce net income), less (ii) non-cash items increasing Consolidated Net Income (other than in the ordinary course of business); provided, however, that if, during such period, such person or any of its Restricted Subsidiaries shall have consummated any Asset Sale or Asset Acquisition, Consolidated EBITDA for such person and its Restricted Subsidiaries for such period shall be adjusted (in the manner set forth in the definition of the term "Consolidated Fixed Charge Coverage Ratio") to give pro forma effect to the Consolidated EBITDA directly attributable to the assets which are the subject of such Asset Sales or Asset Acquisitions during such period.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of the aggregate amount of Consolidated EBITDA of such Person during the four full fiscal quarters for which financial information is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to

          (1) the incurrence of any Indebtedness of such person or any of its Restricted Subsidiaries, or the repayment of any Indebtedness of such person or its Restricted Subsidiary (other than the incurrence and repayment of Indebtedness under a revolving credit facility) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period") and the discharge of any other Indebtedness repaid, repurchased or otherwise discharged with as if the discharge had occurred on the first day of the Reference Period, including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence occurred on the first day of the Reference Period, and

          (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition (including any Consolidated EBITDA associated with such Asset Acquisition and including any pro forma expense and cost reductions determined in accordance with Article 11 of Regulation S-X relating to such Asset Acquisition) occurred on the first day of the Reference Period.

     Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

          (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period;

          (3) notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Agreements, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements; and

          (4) interest on any Indebtedness incurred pursuant to a revolving credit facility will be based on the average monthly principal amount outstanding under such facility during such Four Quarter Period. In calculating the Consolidated Fixed Charge Coverage Ratio, and giving pro forma effect to any incurrence of Indebtedness during a Reference Period, pro forma effect shall be given to the use of proceeds thereof to permanently repay or retire Indebtedness.

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

     If such Person or any of its Restricted Subsidiaries directly or indirectly guaranteed Indebtedness of a third person, the above clauses shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of

          (i) Consolidated Interest Expense, plus

          (ii) the aggregate amount of cash dividends and other distributions paid or accrued during such period in respect of Disqualified Capital Stock of such Person and its Restricted Subsidiaries on a consolidated basis, plus

          (iii) the product of (a) all dividend accruals, whether or not paid or payable in cash, during such period on any Disqualified Capital Stock of the Company or any of its Restricted Subsidiaries, and on any Preferred Stock of Restricted Subsidiaries of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, plus

          (iv) the product of (a) all dividends actually paid, whether paid in cash or in any other consideration (but excluding any dividends to the extent paid through the issuance of additional shares of Qualified Capital Stock of the Company), during such period with respect to any Designated Preferred Stock of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company, expressed as a decimal, in each on a consolidated basis in accordance with GAAP.

     "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied.

     "Consolidated Interest Expense" means, with respect to any Person, for any period, without duplication,

          (1) the sum of

             (a) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation,

                (i) any amortization of debt discount,

                (ii) the net cost under Interest Rate Agreements (including any amortization of discounts),

                (iii) the interest portion of any deferred payment obligation which in accordance with GAAP is required to be reflected on an income statement,

                (iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

                (v) all accrued interest,

                (vi) interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of Receivables and Related Assets, and

             (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP consistently applied, minus,

          (2) any non-cash interest expense of the Company in respect of Permitted Indebtedness incurred in connection with the Equity Incentive Plan, minus

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

          (3) any amortization of deferred financing discount costs and expenses.

     "Consolidated Net Income" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period determined in accordance with GAAP consistently applied, adjusted:

          (a) to the extent included in calculating such net income, by excluding, without duplication,

             (1) all extraordinary gains and losses, non-recurring cumulative effect of accounting changes and, without duplication, non-recurring or unusual gains and losses and all restructuring charges,

             (2) the portion of net income (or loss) of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries,

             (3) solely for purposes of determining the aggregate amount available for Restricted Payments under clause (3) of the covenant "--Limitation on Restricted Payments," net income (or loss) of any person combined with such person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,

             (4) one time unusual non-cash charges,

             (5) any gain or loss realized upon the termination of any employee pension benefit plan, on an after-tax basis,

             (6) gains or losses in respect of any Asset Sales (without giving effect to clause (B) under the definition of Asset Sale) by such person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis,

             (7) the net income of any Restricted Subsidiary that is not a Guarantor of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its stockholders, and

             (8) the amount of any Consolidated Non-cash Charges attributable to applying the purchase method of accounting in accordance with GAAP; and

          (b) by adding, in the case of the Company,

             (1) without duplication, capital contributions made by Lancer to the Company pursuant to the Tax Sharing Agreement to the extent such capital contributions represent a return to the Company of amounts which had been included as income taxes in computing the Company's Consolidated Net Income and

             (2) 100% (without duplication) of all non-cash accruals or cash expenses relating to the Equity Participation Plan or Equity Incentive Plan (to the extent such accruals or expenses reduce net income).

     "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses (including, without limitation, non-cash reserves and non-cash charges) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied.

     "Credit Agreement" means:

          (a) the Senior Credit Facility, together with all amendments, documents and instruments from time to time delivered in connection with the Senior Credit Facility (including, without limitation, any guaranty agreements and security documents), as in effect on the date hereof and as the Senior Credit Facility and such other agreements, documents and instruments may be amended, amended and restated,

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     refunded, refinanced, replaced, repaid, renewed, extended, restructured, supplemented or otherwise modified from time to time; and

          (b) any credit agreement, loan agreement, note purchase agreement, indenture or other agreement, document or instrument refinancing, refunding or otherwise replacing the Senior Credit Facility or any other agreement deemed a Credit Agreement under clause (a) hereof or under this clause
     (b) whether or not with the same agent, trustee, representative lenders or holders, and irrespective of any changes in the terms and conditions thereof.

     Without limiting the generality of the foregoing, the term "Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any agreement deemed a Credit Agreement under clause (a) or (b) hereof, and all refundings, refinancings and replacements of any Credit Agreement, including any agreement
(i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and guarantors include one or more of the Company and its Subsidiaries and their respective successors and assigns, and
(iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Preferred Stock" means Preferred Stock (not constituting Disqualified Capital Stock) of the Company (excluding the Existing Preferred Stock, any other Preferred Stock issued on or prior to the Issue Date and any Preferred Stock issued in exchange or substitution for any of the foregoing) that is designated as Designated Preferred Stock pursuant to an officer's certificate executed by the principal executive officer or the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the clause
(3)(b) of the "--Limitation on Restricted Payments" covenant.

     "Designated Senior Indebtedness," as to the Company or any Guarantor, as the case may be, means:

          (1) any Senior Indebtedness under the Credit Agreement; and

          (2) any other Senior Indebtedness which at the time of determination exceeds $15.0 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person and as to which the Trustee has been given written notice of such designation.

     "Disqualified Capital Stock" means any Capital Stock of a Person or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable solely at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness; provided, however, that Capital Stock of a Person or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring an offer to be made for such Preferred Stock in the event of a change of control of or asset sale by such Person or Restricted Subsidiary, which provisions have substantially the same effect as the provisions of the Indenture described under "--Change of Control" and "--Certain Covenants--Limitation on Asset Sales," shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions; provided, further, that if such Capital Stock is issued pursuant to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

     "Equity Incentive Plan" means any long-term incentive compensation plan (other than the Equity Participation Plan) adopted by the Company covering the Company's executives and selected other key management employees, as such plans may be amended from time to time by the Board of Directors of the Company pursuant to their terms.

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     "Equity Participation Plan" means the Fairfield Manufacturing Company, Inc.
Equity Participation Plan, as such plan may be amended from time to time.

     "Exchange Date" means the date of original issuance of the Exchange Debentures.

     "Exchange Debentures" means the Company's 11 1/4% Subordinated Exchange Debentures due 2009 issuable in exchange for the Existing Preferred Stock.

     "Existing Indenture" means the indenture pursuant to which the Existing Notes were issued.

     "Existing Notes" means the Company's 11 3/8% Senior Subordinated Notes due 2001.

     "Existing Preferred Stock" means the Company's 11 1/4% Cumulative Exchangeable Preferred Stock, par value $.01 per share.

     "Event of Default" has the meaning set forth under "--Events of Default" herein.

     "fair market value" means, with respect to any asset or property, the price, taking into account any liabilities, which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles in the United States applicable as of the Issue Date.

     "Guarantee" means the guarantee of the Obligations of the Company with respect to the Notes by each Guarantor.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Guarantor" means the issuer at any time of a Guarantee (so long as such Guarantee remains outstanding).

     "Hedging Obligations" means, with respect to any Person, the net payment obligations of such Person under (a) Interest Rate Agreements and (b) other agreements or arrangements entered into in order to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

     "incur" means, with respect to any Indebtedness of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, enter into any guarantee of, or otherwise become liable in respect of such Indebtedness or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness on the balance sheet of such Person (and "incurrence," "incurred," "incurrable," and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

     "Indebtedness" means, with respect to any Person, without duplication:

          (1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, including reimbursement and similar obligations, of such Person in connection with any letters of credit, banker's acceptance or other similar credit transaction;

          (2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

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          (3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (4) all Capitalized Lease Obligations and Purchase Money Indebtedness of such Person;

          (5) all Indebtedness referred to in the preceding clauses of other Persons, the payment of which is secured by any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligations being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

          (6) all guarantees of Indebtedness referred to in this definition by such Person;

          (7) all Disqualified Capital Stock valued at its mandatory maximum redemption price or liquidation preference plus accrued dividends;

          (8) all net obligations under or in respect of Hedging Obligations of such Person; and

          (9) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses
     (1) through (8) above.

     For purposes hereof, Indebtedness is deemed to be incurred pursuant to a revolving credit facility each time an advance is made thereunder; provided, however, that, with respect to the Company, Indebtedness referred to in this definition shall exclude all obligations of the Company to Lancer under the Tax Sharing Agreement and any liability for federal, state, local or other taxes owed or owing by the Company.

     For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness:

          (1) any other obligation of the obligor of such Indebtedness (or of any other Person who could have incurred such Indebtedness under this covenant) arising under any guarantee, Lien, or letter of credit supporting such Indebtedness shall be disregarded to the extent that such guarantee, Lien or letter of credit secures the principal amount of such Indebtedness;

          (2) in the event that Indebtedness meets the criteria of more than one type of Indebtedness, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses;

          (3) Indebtedness which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be incurred or outstanding in an amount equal to the accreted value thereof at the date of determination; and

          (4) for purposes of determining compliance with any U.S. dollar-denominated restrictions on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

     "Independent Financial Advisor" means an accounting, valuation or investment banking firm of national reputation in the United States which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Rate Agreement" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in

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exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit, guarantee of or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. For the purpose of making any calculations under the Indenture (i) Investment shall include the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary that is designated a Restricted Subsidiary and (ii) any property transferred to an Unrestricted Subsidiary shall be valued at fair market value at the time of such transfer; provided that in each case, the fair market value of an asset or property shall be as determined by the Board of Directors of the Company in good faith. For the purpose of the Indenture, the change in designation of a Restricted Subsidiary to an Unrestricted Subsidiary shall be an Investment. "Investments" shall exclude extensions of trade credit on commercially reasonable terms consistent with the normal course of business of the Company and the Restricted Subsidiaries.

     "Issue Date" means the date the Notes are first issued by the Company and authenticated by the Trustee under the Indenture.

     "Lancer" means Lancer Industries Inc., a Delaware corporation.

     "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement of any kind on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Proceeds" means:

          (1) in the case of any sale of Capital Stock by or equity contribution to any Person, the aggregate net proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in property (valued at the fair market value thereof, as determined in good faith by the Board of Directors of such Person, at the time of receipt);

          (2) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to such Person upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by such Person in connection therewith); and

          (3) in the case of any issuance of any Indebtedness by the Company or any Restricted Subsidiary, the aggregate net cash proceeds received by such Person after the payments of expenses, commissions, underwriting discounts and the like incurred in connection therewith.

     "Non-Payment Event of Default" means any event (other than a Payment Default) the occurrence of which entitles, or, after passage of time, would entitle one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

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     "Officer's Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the Chief Operating Officer, Chief Financial Officer, the President, any Vice President or any Treasurer or Secretary of such Person that shall comply with applicable provisions of the Indenture.

     "Payment Default" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred in the payment of principal of (or premium, if any) or interest on or any other amount payable in connection with Designated Senior Indebtedness.

     "Permitted Holders" means (i) Lancer and its Affiliates, (ii) any "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) comprised solely of Lancer and its Affiliates (it being understood that a "group" that includes any other Person shall not be a Permitted Holder), (iii) Canadian Imperial Bank of Commerce and its Affiliates, and (iv) Paul S. Levy and his Affiliates.

     "Permitted Indebtedness" means each and all of the following:

          (1) Indebtedness of the Company or any Guarantor under the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of (A) the greater of (x) $60,000,000 and (y) the amount equal to the sum of 85% of the net book value of accounts receivable and 60% of the net book value of inventory (determined on a first-in-first-out basis) of the Company and its Restricted Subsidiaries on a consolidated basis at the time such Indebtedness is incurred, as determined in accordance with GAAP and (B) any amounts outstanding under the Senior Credit Facility that utilize subclause (13) of this definition (less the amount of net proceeds which have been received in connection with the applicable Permitted Receivables Financing; provided that such reduction shall apply only for so long as a Permitted Receivables Financing is in effect);

          (2) Indebtedness of the Company and its Restricted Subsidiaries pursuant to the Initial Notes, the Exchange Notes issued in exchange for the Initial Notes and any Notes issued in exchange or replacement of the Initial Notes or the Exchange Notes, and any Guarantees of the foregoing;

          (3) Indebtedness of the Company outstanding on the date of the Indenture; provided, a notice of redemption for the Existing Notes shall be given in accordance with Article Eleven of the Existing Indenture on or prior to June 30, 1999;

          (4) Hedging Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' business and not for speculative purposes;

          (5) Indebtedness of a Restricted Subsidiary of the Company (x) to the Company or (y) to another Restricted Subsidiary of the Company; provided, however, that any such Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor is not subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary (other than Permitted Indebtedness of such Restricted Subsidiary);

          (6) Indebtedness of the Company to a Restricted Subsidiary of the Company which is unsecured and, unless owing to a Guarantor, subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at a Stated Maturity, by acceleration or otherwise) to the payment and performance of the Company's obligations under the Indenture and the Notes; provided, however, that any subsequent issuance or transfer of Capital Stock that results in such Restricted Subsidiary ceasing to be such, or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) will be deemed, in each case, to constitute the issuance of such Indebtedness by the Company or of such Indebtedness by such Restricted Subsidiary;

          (7) Indebtedness of the Company to T-H Licensing which complies with the "--Limitation on Transactions with Affiliates" covenant;

          (8) Indebtedness of the Company or any Guarantor representing Capitalized Lease Obligations and Purchase Money Indebtedness so long as such Indebtedness does not exceed 6.0% of the amount of the gross property, plant and equipment of the Company and its Restricted Subsidiaries determined on a

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     consolidated basis, as shown on the balance sheet of the Company as of the end of the most recent fiscal quarter, in accordance with GAAP consistently applied;

          (9) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within 5 business days of incurrence;

          (10) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments (including adjustments in the purchase price related to the performance or results of any acquired business) in connection with the acquisition or disposition of assets permitted under the Indenture;

          (11) Any Indebtedness or other obligations of the Company issued to participants in the Equity Incentive Plan or Equity Participation Plan, provided that such Indebtedness is subordinated in right of payment to the Notes;

          (12) Indebtedness arising by reason of any Lien created or permitted to exist in compliance with the "--Limitation on Liens" covenant;

          (13) Indebtedness of a Receivables Subsidiary pursuant to a Permitted Receivables Financing; provided that after giving effect to the incurrence thereof, the Company could incur at least $1.00 of Indebtedness under subclause (1) of this definition in compliance with the "--Limitation on Incurrence of Additional Indebtedness" covenant;

          (14) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, including, without limitation, in order to provide security for worker's compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, insurance purposes, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (15) Guarantees of Indebtedness otherwise permitted under the Indenture;

          (16) Obligations in respect of trade letters of credit, performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (17) Indebtedness of the Company or any Guarantor (which may but is not required to be incurred under the Credit Agreement) in addition to that described in clauses (1) through (16) above not to exceed $20 million outstanding at any time in the aggregate; Indebtedness may be incurred under the Credit Agreement; or

          (18) (i) Indebtedness of the Company or any Guarantor, the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Company (including all or a portion of the Notes but excluding the Existing Notes) or any of its Restricted Subsidiaries and (ii) Indebtedness of any Restricted Subsidiary of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary; provided, however, that (A) the principal amount of Indebtedness incurred pursuant to this clause (18) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced (or, if the Indebtedness so refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accretion value attributable thereto since the original issuance of such Indebtedness) plus accrued and unpaid interest thereon plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to

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

     accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses (including discounts and commissions) in connection therewith and (B) in the case of any refinancing of Indebtedness that is not Senior Indebtedness, (1) such new Indebtedness is made subordinated to or pari passu with the Notes in the same manner and at least to the same extent as the Indebtedness being refinanced and
     (2) such new Indebtedness has a Weighted Average Life to Maturity and final Stated Maturity of principal that exceeds the Weighted Average Life to Maturity and final Stated Maturity of principal, respectively, of the Indebtedness being refinanced.

     For purposes of determining compliance with the covenant under "--Limitation on Incurrence of Additional Indebtedness," in the event an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is entitled to be incurred pursuant to the second sentence of the covenant under "--Limitation on Incurrence of Additional Indebtedness," the Company shall, at its sole discretion, classify such item of Indebtedness as any of the appropriate items of Permitted Indebtedness or as Indebtedness being incurred pursuant to the second sentence of the covenant under "--Limitation on Incurrence of Additional Indebtedness" and thereafter may, at its sole discretion, reclassify such item of Indebtedness from time to time in any manner that complies with the definition of Permitted Indebtedness and/or the second sentence of the covenant under "--Limitation on Incurrence of Additional Indebtedness."

     "Permitted Investment" means any of the following:

          (1) Investments by the Company or any Restricted Subsidiary of the Company in another person, if as a result of such Investment such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to the Company or such Restricted Subsidiary;

          (2) Investments in obligations of, or guaranteed by, the United States government or any agency or political subdivision thereof, maturing within one year of the date of purchase;

          (3) Investments in commercial paper issued by corporations, each of which shall have a consolidated net worth of at least $100,000,000 maturing within 365 days from the date of the original issue thereof, and rated "P-1" or better by Moody's or "A-1" or better by S&P or an equivalent rating or better by any other nationally recognized securities rating agency;

          (4) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $100,000,000 maturing within one year of the date of purchase;

          (5) Investments representing Capital Stock or obligations issued to the Company or any of its Restricted Subsidiaries in settlement claims against any other person by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or of such Restricted Subsidiary;

          (6) Investments in cash and Cash Equivalents;

          (7) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course;

          (8) loans and advances to officers of the Company and its Restricted Subsidiaries made in compliance with clause (G) of the second paragraph under the covenant "--Limitation on Transactions with Affiliates" described above;

          (9) Investments by the Company or a Restricted Subsidiary in a Restricted Subsidiary;

          (10) money market funds organized under the laws of the United States of America or any state thereof that invest substantially all of their assets in any of the types of investments described in clause (2), (3),
     (4) or (6) above;

          (11) Investments in any of the Notes;

          (12) receivables owing to the Company or any Restricted Subsidiary created in the ordinary course of business;

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

          (13) Investments consisting of Indebtedness permitted under clause
     (5) of the definition of Permitted Indebtedness; and

          (14) Hedging obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries business and not for speculative purposes;

          (15) Guarantees of Indebtedness and other obligations otherwise permitted under the Indenture;

          (16) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (17) Investments in connection with a Permitted Receivables Financing by or to any Receivables Subsidiary, including Investments of funds held in accounts permitted or required by the arrangements governing such Permitted Receivables Financing or any related Indebtedness; and

          (18) Investments in the aggregate amount of $20 million at any time outstanding.

     "Permitted Liens" means the following types of Liens:

          (1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent, (b) that would not have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (c) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (2) security for the payment of workers' compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto);

          (3) deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money);

          (4) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which interferes in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries or materially impairs the use of any parcel of property;

          (5) deposits or pledges to secure public or statutory obligations, progress payments, surety and appeal bonds or other obligations of like nature incurred in the ordinary course of business;

          (6) certain surveys, exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not materially interfering with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

          (7) Liens arising by operation of law in favor of landlords, mechanics, carriers, warehousemen, materialmen, laborers, employees, suppliers or the like, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof; or that would not have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole;

          (8) leases, subleases, licenses or sublicenses to third parties;

          (9) Liens securing Indebtedness incurred in compliance with the "--Limitation on Incurrence of Additional Indebtedness" covenant;

          (10) Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

          (11) Liens securing Hedging Obligations;

          (12) Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

          (13) Liens on properties or assets of the Company or any Restricted Subsidiary securing Senior Indebtedness;

          (14) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

          (15) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligation of such Unrestricted Subsidiary;

          (16) Liens securing the Existing Notes, the Notes, the Exchange Notes or the Exchange Debentures;

          (17) Liens securing Refinancing Indebtedness incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose could secure) the obligations to which such Liens relate; and

          (18) Liens securing letters of credit entered into the ordinary course of business and consistent with past business practice;

          (19) Liens in favor of the Company or any Restricted Subsidiary;

          (20) Liens securing Purchase Money Indebtedness;

          (21) Liens on and pledges of the stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

          (22) Liens on Receivables and Related Assets securing Indebtedness or otherwise permitted to be incurred, in each case, with a Permitted Receivables Financing.

     "Permitted Receivables Financing" means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Receivables Subsidiary purchases Receivables and Related Assets from the Company or any Subsidiary and finances such Receivables and Related Assets through the issuance of indebtedness or equity interests or through the sale of the Receivables and Related Assets or a fractional undivided interest in the Receivables and Related Assets; provided that:

          (1) the Board of Directors shall have determined in good faith that such Permitted Receivables Financing is economically fair and reasonable to the Company and the Receivables Subsidiary;

          (2) all sales of Receivables and Related Assets to or by the Receivables Subsidiary are made at fair market value (as determined in good faith by the Board of Directors of the Company);

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

          (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors of the Company);

          (4) no portion of the Indebtedness of a Receivables Subsidiary is Guaranteed by or is recourse to the Company or any Restricted Subsidiary (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectibility of the Receivables and Related Assets); and

          (5) neither the Company nor any Subsidiary has any obligation to maintain or preserve the Receivable Subsidiary's financial condition.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Qualified Equity Offering" means a sale by the Company of shares of its Qualified Capital Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Qualified Capital Stock.

     "Receivables and Related Assets" means accounts receivable and instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to such receivables, including interests in merchandise or goods, the sale or lease of which gave rise to such receivable, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all of the foregoing.

     "Receivables Subsidiary" means a wholly owned Subsidiary which is established for the limited purpose of acquiring and financing Receivables and Related Assets and engaging in activities ancillary thereto.

     "Restricted Payment" means any of the following:

          (1) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary of the Company (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Capital Stock), (b) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly Owned Restricted Subsidiary of the Company and (c) other pro rata dividends or other distributions made by a Restricted Subsidiary of the Company that is not a Wholly Owned Restricted Subsidiary to minority stockholders);

          (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Restricted Subsidiaries (other than Capital Stock owned by the Company or a Wholly Owned Restricted Subsidiary of the Company, excluding Disqualified Capital Stock) or any option, warrants or other rights to purchase such Capital Stock;

          (3) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Notes (other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition);

          (4) the making of any Investment in any Person other than a Permitted Investment; and

          (5) forgiveness of any Indebtedness of an Affiliate of the Company to the Company or a Restricted Subsidiary of the Company.

     For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

     "Restricted Subsidiary" means (i) T-H Licensing, Inc. and (ii) any other Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

     "S&P" means Standard & Poor's Corporation and its successors.

     "Senior Credit Facility" means the Loan Agreement, dated as of July 7, 1993, among the Company, the lenders named therein and General Electric Capital Corporation, as agent for such lenders and other financial institutions party thereto from time to time as such agreement may be assumed by any successor in interest, and as such agreement may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise).

     "Senior Indebtedness" means the principal of and premium, if any, and interest on, and any and all other fees, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with:

          (1) all Indebtedness of the Company owed to lenders under the Credit Agreement or Designated Senior Indebtedness;

          (2) all obligations of the Company with respect to any Hedging Obligations;

          (3) all obligations of the Company to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

          (4) all other Indebtedness of the Company which does not provide that it is to rank pari passu with or subordinate to the Notes; and

          (5) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above.

     Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

          (A) Indebtedness of the Company to any of its Subsidiaries, or to any Affiliate of the Company (other than in connection with customary commercial banking services);

          (B) Indebtedness represented by the Notes;

          (C) Indebtedness represented by the Exchange Debentures, if issued in accordance with the Exchange Indenture;

          (D) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness;

          (E) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business;

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

          (F) that portion of any Indebtedness of the Company that at the time of incurrence is incurred in violation of the Indenture, unless such Indebtedness consists of Designated Senior Indebtedness, and the holder(s) of such Indebtedness and their agents and representatives (i) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture and (ii) shall have received a certificate from an officer of the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture;

          (G) Indebtedness represented by Disqualified Capital Stock; and

          (H) any Indebtedness to or guaranteed on behalf of any shareholders of the Company or any Subsidiary of the Company.

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such indebtedness is to rank pari passu in right of payment with the Notes.

     "Significant Subsidiary" shall have the same meaning as in Rule 1.02(v) of Regulation S-X under the Securities Act, provided that each Guarantor shall in all events be deemed a Significant Subsidiary.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which any principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness or any installments of interest thereon, means any date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or such installment of interest thereon, is due and payable.

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter incurred) that is expressly subordinate in right of payment to the Notes pursuant to a written agreement.

     "Subsidiary", with respect to any Person, means:

          (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

          (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Tax Sharing Agreement" means the Tax Sharing Agreement, dated as of July 18, 1990, between the Company and Lancer, as amended from time to time. See "Related Transactions--Tax Sharing Agreement."

     "Unrestricted Subsidiary" means a Subsidiary of the Company designated as such by the Company:

          (1) no portion of the Indebtedness or any other obligation (contingent or otherwise) of which

             (a) is guaranteed by the Company or any Restricted Subsidiary of the Company,

             (b) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way (other than solely with respect to the stock of such Unrestricted Subsidiary) or

             (c) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than solely with respect to the stock of such Unrestricted Subsidiary); and

          (2) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation (other than by the terms of the Indenture)
     (a) to subscribe for additional shares of Capital Stock or other equity interest therein or (b) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results; provided, however, that in no event shall any Guarantor be an Unrestricted Subsidiary. The Company may designate an Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Trustee under the Indenture; provided, however, that the Company shall not be permitted to designate any Unrestricted Subsidiary as a Restricted Subsidiary unless (A) after giving pro forma effect to such designation, the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the

     Indenture and (B) any Indebtedness or Liens of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary of the Company under the Indenture.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing

          (1) the then outstanding aggregate principal amount of such Indebtedness into

          (2) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly Owned Restricted Subsidiary of the Company. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Restricted Subsidiary.

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

                               THE EXCHANGE OFFER

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement.

TERMS OF THE EXCHANGE OFFER

  General

     In connection with the issuance of the Old Notes pursuant to a Notes Purchase Agreement, dated as of May 12, 1999, between Fairfield Manufacturing Company, Inc. and CIBC World Markets Corp., Fleet Securities, Inc., ING Baring Furman Selz LLC and Schroder & Co. Inc. (the "Initial Purchasers"), the Initial Purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

     Under the Registration Rights Agreement, the Company has agreed (1) to use its best efforts to cause to be filed with the Commission the Registration Statement of which this prospectus is a part with respect to a registered offer to exchange the Old Notes for the New Notes and (2) to use its reasonable best efforts to consummate the Exchange Offer within 45 days after the date on which the Registration Statement is declared effective. The Company will keep the Exchange Offer open for not less than 30 days after the date notice of the Exchange Offer is mailed to holders of the Old Notes. The Exchange Offer being made hereby, if consummated within 180 days after the initial issuance of the Old Notes, will satisfy those requirements under the Registration Rights Agreement.


     Upon the terms and subject to the conditions set forth in this prospectus and in the Letters of Transmittal, all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New Notes will be issued in exchange for an equal principal amount of outstanding Old Notes accepted in the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000. This Prospectus, together with the Letters of Transmittal, is being sent to all registered holders as of July 7, 1999. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth herein under "--Conditions."


     Old Notes shall be deemed to have been accepted as validly tendered when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

     Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14,
1993) and Shearman & Sterling (available July 2, 1993)), the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     o such New Notes are acquired in the ordinary course of business;

     o at the time of the commencement of the Exchange Offer such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes; and

     o such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes.

     The Company has not sought, and does not intend to seek, a no-action letter from the Commission with respect to the effects of the Exchange Offer, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

     By tendering Old Notes in exchange for New Notes and executing the Letter of Transmittal, each holder will represent to the Company that:

     o any New Notes to be received by it will be acquired in the ordinary course of business;

     o it has no arrangements or understandings with any person to participate in the distribution of the Old Notes or New Notes within the meaning of the Securities Act; and

     o it is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

     If such holder is a broker-dealer who acquired the Old Notes, as a result of market-making activities or other trading activities, such holder must acknowledge it will deliver a prospectus in connection with any resale of New Notes. See "Plan of Distribution." Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of Old Notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

     Upon consummation of the Exchange Offer, subject to certain limited exceptions, holders of Old Notes who do not exchange their Old Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Old Notes, unless such Old Notes are subsequently registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Subject to limited exceptions, the Company will have no obligation to effect a subsequent registration of the Old Notes.

  Expiration Date; Extensions; Amendments; Termination


     The term "Expiration Date" shall mean August 9, 1999, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.


     To extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Old Notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (1) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company prior to the Expiration Date, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (2) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

     The New Notes will accrue interest at the rate of 9 5/8% per annum from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor, or, if no interest has been paid on such Old Note, from the Issue Date, provided, that if an Old Note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the New Note received in exchange therefor will accrue from the date of such interest payment date. Interest on the New Notes is payable on April 15 and October 15 of each year, commencing October 15, 1999. No additional interest will be paid on Old Notes tendered and accepted for exchange.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the applicable Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either:

     o certificates of such Old Notes must be received by the Exchange Agent along with the applicable Letter of Transmittal; or

     o a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date with the applicable Letter of Transmittal; or

     o the holder must comply with the guaranteed delivery procedures described below.

The method of delivery of Old Notes, Letter of Transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Old Notes, Letters of Transmittal or other required documents should be sent to the Company. Delivery of all Old Notes (if applicable), Letters of Transmittal and other documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder of Old Notes who has not completed the box entitled "Special Issuance Instructions" or " Special Delivery Instructions" on the applicable Letter of Transmittal or
(ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. the Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted, would, in the opinion of counsel for the Company, be unlawful. the Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letters of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture:

     o to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer;

     o to redeem Old Notes as a whole or in part at any time and from time to time, as set forth under "Description of the Notes--Optional Redemption;" and

     o to the extent permitted under applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Notes properly tendered will be accepted promptly after the Expiration Date, and the New Notes will be issued promptly after acceptance of the Old Notes. See "--Conditions." For purposes of the Exchange Offer, Old Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent. For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of:

     o certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the applicable Book-Entry Transfer Facility;

     o a properly completed and duly executed Letter of Transmittal; and

     o all other required documents.

     If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged Old Notes will be returned without expense to the tendering holder thereof (if in certificated form) or credited to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the applicable Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in such Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of

Old Notes may be effected through book-entry transfer at the applicable Book-Entry Transfer Facility, the applicable Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

EXCHANGING BOOK-ENTRY NOTES

     The Exchange Agent and the Book-Entry Transfer Facility have confirmed that any financial institution that is a participant in the Book-Entry Transfer Facility may utilize the Book-Entry Transfer Facility Automated Tender Offer Program ("ATOP") procedures to tender Old Notes.

     Any participant in the applicable Book-Entry Transfer Facility may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after a Book-Entry Confirmation of such book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Old Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

     If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     o the tender is made through an Eligible Institution;

     o prior to the Expiration Date, the Exchange Agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed Letter of Transmittal and Notice of Guaranteed Delivery, substantially in the form provided by the Company, which:

          (1) sets forth the name and address of the holder of Old Notes and the amount of Old Notes tendered;

          (2) states that the tender is being made thereby; and

          (3) guarantees that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     o the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must:

     o specify the name of the person having tendered the Old Notes to be withdrawn;

     o identify the Old Notes to be withdrawn, including the principal amount of such Old Notes;

     o in the case of Old Notes tendered by book-entry transfer, specify the number of the account at the Book-Entry Transfer Facility from which the Old Notes were tendered and specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility;

     o contain a statement that such holder is withdrawing its election to have such Old Notes exchanged;

     o be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender; and

     o specify the name in which such Old Notes are registered, if different from the person who tendered such Old Notes.

     All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, in the case of physically tendered Old Notes, or credited to an account maintained with the applicable Book-Entry Transfer Facility for the Old Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CONDITIONS

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time prior to 5:00 p.m., New York City time, on the Expiration Date, the Company determines that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. the Company is required to use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment.

EXCHANGE AGENT

     First Union National Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letters of Transmittal should be directed to the Exchange Agent addressed as follows:

By Mail, Hand Delivery or                       For Information Call:
Overnight Courier:                              (704) 590-7413

First Union National Bank                       Facsimile Transmission Number:
1525 West W.T. Harris Boulevard                 (704) 590-7628
Corporate Actions
Charlotte, North Carolina 28288
Attention: Marsha Rice

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred by the Company in connection with the Exchange Offer will be paid by the Company, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax consequences of the exchange of the Old Notes for the New Notes and the ownership and disposition of the New Notes. This summary applies only to a beneficial owner of a New Note who acquires the New Notes in exchange for Old Notes purchased at the Initial Offering from the Initial Purchasers and for the Original Offering price thereof.

     This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder (the "Treasury Regulations") and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

     This summary does not address the tax consequences to subsequent purchasers of the New Notes and is limited to the New Notes that are held as "capital assets" within the meaning of section 1221 of the Code. This summary is for general information only, and does not address all of the tax consequences that may be relevant to particular acquirors in light of their personal circumstances, or to certain types of acquirors (such as banks and other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers in securities, persons who own Notes through partnerships or other pass-through entities, persons who hold a Note as part of a straddle, hedge, conversion transaction or other integrated investment, or persons whose functional currency is not the U.S. dollar). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular acquiror.

     PROSPECTIVE ACQUIRORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States, (c) an estate whose income is subject to U.S. federal income tax regardless of its source or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and
(ii) at least one U.S. person has authority to control all substantial decisions of the trust.

THE EXCHANGE OFFER

     The Exchange of an Old Note for a New Note of a U.S. Holder pursuant to the Exchange Offer will not constitute a taxable exchange of the Old Notes, and thus a U.S. Holder will not recognize taxable gain or loss upon receipt of a New Note. As a result, each U.S. Holder will have the same adjusted tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

INCOME TAXATION OF U.S. HOLDERS

     Payment of Interest on the Notes. In general, interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income, as received or accrued, in accordance with such holder's method of accounting for federal income tax purposes.

     Liquidated Damages. Since the Notes provide for the payment of liquidated damages in the form of additional interest in certain circumstances described under "Exchange Offer; Registration Rights" ("Liquidated Damages"), the Notes may be subject to special rules under the Treasury Regulations that are applicable to debt instruments that provide for one or more contingent payments. Under the Treasury Regulations, however, the special rules applicable to contingent payment debt instruments will not apply if, as of the issue date, the contingency is either "remote" or "incidental." The Company believes that, for these purposes, the payment of Liquidated Damages is a remote or incidental contingency. The Company's determination that such payments are a remote or incidental contingency for these purposes is binding on a U.S. Holder, unless such U.S. Holder discloses in the proper manner to the Internal Revenue Service (the

"IRS") that it is taking a different position. Prospective investors should consult their tax advisors as to the tax considerations relating to the payment of Liquidated Damages, in particular in connection with the Treasury Regulations relating to contingent payment interests.

     Sale, Exchange or Retirement of the Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of the cash and the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest, which will be taxable as ordinary income) and such holder's adjusted tax basis in the Note.

     Gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the holder's holding period for the Note is more than one year.

     Backup Withholding and Information Reporting. In general, a U.S. Holder will be subject to backup withholding at the rate of 31% with respect to interest, principal and premium, if any, paid on a Note, unless the holder
(a) is an entity that is exempt from withholding (including corporations, tax-exempt organizations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the Company with its taxpayer identification number ("TIN") (which for an individual would be the holder's social security number), certifies that the TIN provided to the Company is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments of principal, premium and interest to U.S. Holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. Holder who does not provide the Company with its correct TIN may be subject to penalties imposed by the IRS.

     The Company will report to U.S. Holders and the IRS the amount of any "reportable payments" (including any interest paid) and any amounts withheld with respect to the Notes during the calendar year.

     The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Treasury Regulations, generally effective for payments made after December 31, 2000 (the "New Withholding Regulations"), modify certain of the certification requirements for backup withholding. It is possible that the Company and other withholding agents may request a new withholding exemption from holders in order to qualify for continued exemption from backup withholding under the New Withholding Regulations.

TAXATION OF NON-U.S. HOLDERS

     Payment of Interest on the Notes. In general, payments of interest received by any beneficial owner of a Note that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to a U.S. federal withholding tax (except as described below under "Backup Withholding and Information Reporting"), provided that (a) under an exemption for certain portfolio interest, (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company that is entitled to vote, (ii) the holder is not a "controlled foreign corporation" (generally, a non-U.S. corporation controlled by U.S. shareholders) that is related to the Company actually or constructively through stock ownership and (iii) either
(x) the beneficial owner of the Note, under penalties of perjury, provides the Company or its agent with the beneficial owner's name and address and certifies that it is not a U.S. person on IRS Form W-8 (or a suitable substitute form) or
(y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and certifies to the Company or its agent under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received by it from the beneficial owner or qualifying intermediary and furnishes the payor a copy thereof, (b) the Non-U.S. Holder is subject to U.S. federal income tax with respect to the Note on a net basis because payments received with respect to the Note are effectively connected with the conduct of a trade or business within the United States by the holder (in which case the holder may also be subject to U.S. "branch profits tax") and the holder provides the Company with a properly executed IRS Form 4224 (or a suitable substitute therefor), or (c) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax and the holder or such holder's agent provides a properly executed IRS Form 1001 (or a suitable substitute therefor) claiming the exemption. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to withholding at the rate of 30% (subject to reduction under the applicable income tax treaty).

     The New Withholding Regulations generally will not affect the certification rules described in the preceding paragraph, but will provide alternative methods for satisfying such requirements. The New Withholding Regulations also generally will require, in the case of Notes held by a non-U.S. partnership, that (a) the certification described in the preceding paragraph be provided by the partners rather than the foreign partnership and (b) the partnership provide certain information. A look-through rule will apply in the case of tiered partnerships. In addition, the New Withholding Regulations may require that a Non-U.S. Holder (including a non-U.S. partnership or a partner thereof) obtain a TIN and make certain certifications if interest in respect of a Note is not portfolio interest and the Non-U.S. Holder wishes to claim a reduced rate of withholding under an income tax treaty. It is possible that the Company and other withholding agents may request a new withholding exemption from Non-U.S. Holders in order to qualify for continued exemption from withholding under the New Withholding Regulations. Each Non-U.S. Holder should consult its own tax advisor regarding the application of the New Withholding Regulations.

     Sale, Exchange or Retirement of the Notes. A Non-U.S. Holder generally will not be subject to U.S. federal income tax (or withholding thereof) in respect of gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of Notes, unless (a) the gain is effectively connected with the conduct of a trade or business within the United States by the holder, or (b) the holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met.

     With respect to a Non-U.S. Holder subject to U.S. federal income tax as described in the preceding paragraph, an exchange of a Note for an Exchange Note will not be treated as a taxable exchange of the Note. As described under "--Taxation of U.S. Holders--Liquidated Damages," the Notes provide for the payment of Liquidated Damages in certain circumstances. Non-U.S. Holders should consult their tax advisors as to the tax considerations relating to debt instruments that provide for one or more contingent payments, in particular as to the availability of the exemption for portfolio interest, and the ability of holders to claim the benefits of income tax treaty exemptions from U.S. withholding tax on interest, in respect of such Liquidated Damages.

     Backup Withholding and Information Reporting. Under current Treasury Regulations, backup withholding and information reporting do not apply to payments made by the Company or a paying agent to Non-U.S. Holders if the requisite certification is received, provided that the payor does not have actual knowledge that the holder is a U.S. person. If any payments of principal and interest are made to a Non-U.S. Holder by or through the non-U.S. office of a non-U.S. custodian, non-U.S. nominee or other non-U.S. agent of such holder, or if the non-U.S. office of a non-U.S. "broker" (as defined in applicable Treasury Regulations) pays the proceeds of the sale of a Note or a coupon to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by a non-U.S. office of a broker that is a U.S. person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a non-U.S. corporation controlled by U.S. shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a non-U.S. person, or otherwise establishes an exemption. A Non-U.S. Holder may obtain a refund or a credit against such holder's U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS.

     In addition, in certain circumstances, interest on a Note owned by a Non-U.S. Holder will be required to be reported annually on IRS Form 1042S, in which case such form will be filed with the IRS and furnished to the holder.

     The New Withholding Regulations revise (substantially in certain respects) the procedures that withholding agents and payees must follow to comply with, or to establish an exemption, from these information reporting and backup withholding provisions for payments after December 31, 2000. It is possible that the Company and other withholding agents may request a new withholding exemption from Non-U.S. Holders in order to qualify for continued exemption from backup withholding under the New Withholding Regulations. Each Non-U.S. Holder should consult its own tax advisor regarding the application to such holder of the New Withholding Regulations.

     Estate Tax. Subject to applicable estate tax treaty provisions, Notes held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is a Non-U.S. Holder will not be included in such holder's gross estate for U.S. federal estate tax purposes, provided that (a) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Notes is not effectively connected with the conduct of a U.S. trade or business by the individual.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge and represent that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by certain broker-dealers (as specified in the Registration Rights Agreement) in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period not to exceed 180 days after the Expiration Date, it will furnish additional copies of this prospectus, as amended or supplemented, to any such broker-dealer that reasonably requests such documents for use in connection with any such resale. In addition, during the same period, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.


     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay certain expenses incident to the Exchange Offer. In addition, the Company has agreed to indemnify the holders of the Old Notes against certain liabilities.

                                 LEGAL MATTERS

     The validity of the New Notes will be passed upon for the Company by Debevoise & Plimpton, New York.

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              Page
                                                                                                              ----
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheet as of March 31, 1999............................................................    F-2

Consolidated Statements of Operations for the three months ended March 31, 1999 and 1998...................    F-3

Consolidated Statements of Stockholder's Equity (Deficit) for the three months
  ended March 31, 1999.....................................................................................    F-4

Consolidated Statements of Cash Flows for the three months ended March 31, 1999 and 1998...................    F-5

Notes to Consolidated Financial Statements.................................................................    F-6

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants..........................................................................    F-7

Consolidated Balance Sheets as of December 31, 1998 and 1997...............................................    F-8

Consolidated Statements of Operations for the three years ended December 31, 1998..........................    F-9

Consolidated Statements of Stockholder's Equity (Deficit) for the three years
  ended December 31, 1998..................................................................................   F-10

Consolidated Statements of Cash Flows for the three years ended December 31, 1998..........................   F-11

Notes to Consolidated Financial Statements.................................................................   F-12

Schedule II - Valuation and Qualifying Accounts and Reserves, for the three years ended December 31,
  1998.....................................................................................................   F-21

                     FAIRFIELD MANUFACTURING COMPANY, INC.
                           CONSOLIDATED BALANCE SHEET
                       (In thousands, except share data)
                                  (Unaudited)

                                                                                                        MARCH 31,
                                                                                                           1999
                                                                                                        -----------
ASSETS
Current assets:
  Cash and cash equivalents..........................................................................    $   1,188
  Trade receivables, less allowance of $700..........................................................       26,901
  Inventory..........................................................................................       26,280
  Prepaid expenses...................................................................................          377
                                                                                                         ---------
     Total current assets............................................................................       54,746
Property, plant and equipment, net of accumulated depreciation of $97,015............................       68,557
                                                                                                         ---------
Other assets:
  Excess of investment over net assets acquired, less accumulated amortization of $15,483............       48,876
  Deferred financing costs, less accumulated amortization of $3,837..................................        1,371
                                                                                                         ---------
     Total other assets..............................................................................       50,247
                                                                                                         ---------
     Total assets....................................................................................    $ 173,550
                                                                                                         ---------
                                                                                                         ---------
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...................................................................................    $  14,988
  Due to parent......................................................................................        1,366
  Accrued liabilities................................................................................       21,636
  Deferred income taxes..............................................................................        2,047
                                                                                                         ---------
     Total current liabilities.......................................................................       40,037
                                                                                                         ---------
Accrued retirement costs.............................................................................       15,257
Deferred income taxes................................................................................        7,115
Long-term debt.......................................................................................      109,150
11 1/4% Cumulative exchangeable preferred stock......................................................       48,090
                                                                                                         ---------
Stockholder's equity (deficit):
  Common stock: par value $.01 per share, 10,000,000 shares authorized, 8,554,000 issued and
     outstanding.....................................................................................           86
  Additional paid-in capital.........................................................................       43,461
  Accumulated deficit................................................................................      (89,646)
                                                                                                         ---------
     Total stockholder's deficit.....................................................................      (46,099)
                                                                                                         ---------
     Total liabilities and stockholder's deficit.....................................................    $ 173,550
                                                                                                         ---------
                                                                                                         ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      For the Three Months Ended March 31
                                 (In thousands)
                                  (Unaudited)

                                                                                             1999         1998
                                                                                            -------      -------
Net sales................................................................................   $60,399      $55,388
Cost of sales............................................................................    47,341       45,368
Selling, general and administrative expenses.............................................     4,339        4,201
                                                                                            -------      -------
OPERATING INCOME.........................................................................     8,719        5,819
Interest expense, net....................................................................     2,825        3,303
Other expense, net.......................................................................         2           14
                                                                                            -------      -------
INCOME BEFORE INCOME TAXES...............................................................     5,892        2,502
Provision for income taxes...............................................................     2,657        1,130
                                                                                            -------      -------
NET INCOME...............................................................................   $ 3,235      $ 1,372
                                                                                            -------      -------
                                                                                            -------      -------
Preferred stock dividends and discount accretion.........................................    (1,454)      (1,453)
                                                                                            -------      -------
NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDER........................................   $ 1,781      $   (81)
                                                                                            -------      -------
                                                                                            -------      -------

  The accompanying notes are an integral part of these consolidated financial statements.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                   For the Three Months Ended March 31, 1999
                                 (In thousands)
                                  (Unaudited)

                                                                                                            STOCK-
                                                                              ADDITIONAL                   HOLDER'S
                                                                    COMMON     PAID-IN      ACCUMULATED     EQUITY
                                                                    STOCK      CAPITAL       DEFICIT       (DEFICIT)
                                                                    ------    ----------    -----------    ---------
Balance, December 31, 1998.......................................    $ 85      $ 42,322      $ (91,427)    $ (49,020)
Capital contribution.............................................       1         1,139             --         1,140
Preferred stock dividends........................................      --            --         (1,406)       (1,406)
Preferred stock discount accretion...............................      --            --            (48)          (48)
Net income.......................................................      --            --          3,235         3,235
                                                                     ----      --------      ---------     ---------
Balance, March 31, 1999..........................................    $ 86      $ 43,461      $ (89,646)    $ (46,099)
                                                                     ----      --------      ---------     ---------
                                                                     ----      --------      ---------     ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      For the Three Months Ended March 31
                                 (In thousands)
                                  (Unaudited)

                                                                                             1999         1998
                                                                                            -------      -------
OPERATING ACTIVITIES:
Net income...............................................................................   $ 3,235      $ 1,372
  Adjustments to reconcile net income to net cash provided (used) by operating activities:
  Depreciation and amortization..........................................................     3,358        3,375
  Deferred income taxes..................................................................      (345)        (160)
  Accrued retirement costs...............................................................    (1,021)      (1,026)
  Changes in working capital:
     Trade receivables...................................................................       467       (6,026)
     Inventory...........................................................................      (761)      (3,210)
     Prepaid expenses....................................................................        (8)         (95)
     Accounts payable....................................................................     1,467        3,122
     Due to parent.......................................................................       844          600
     Accrued liabilities.................................................................      (629)      (1,259)
                                                                                            -------      -------
  Net cash provided (used) by operating activities.......................................     6,607       (3,307)
                                                                                            -------      -------

INVESTING ACTIVITIES:
Additions to property, plant and equipment, net..........................................    (3,568)      (4,061)
                                                                                            -------      -------
  Net cash used by investing activities..................................................    (3,568)      (4,061)
                                                                                            -------      -------

FINANCING ACTIVITIES:
Capital contributions, principally under tax sharing agreement...........................     1,140          500
Repayment of long-term debt..............................................................    (2,000)      (1,000)
Net change in revolving credit facility..................................................    (1,000)       8,000
Payment of preferred stock dividends.....................................................    (2,813)      (2,813)
                                                                                            -------      -------
     Net cash provided (used) by financing activities....................................    (4,673)       4,687
                                                                                            -------      -------

CASH AND CASH EQUIVALENTS:
Decrease in cash and cash equivalents....................................................    (1,634)      (2,681)
                                                                                            -------      -------
Beginning of year........................................................................     2,822        3,059
                                                                                            -------      -------
End of year..............................................................................   $ 1,188      $   378
                                                                                            -------      -------
                                                                                            -------      -------

SUPPLEMENTAL DISCLOSURES:
Cash paid for:
  Interest...............................................................................   $ 4,677      $ 5,549
  Federal taxes to parent under tax sharing agreement (Note 2)...........................     1,640          500

Non-cash investing and financing activities:
  Additions to property, plant and equipment included in accounts payable at end of
     period..............................................................................   $   399      $   246
Preferred stock dividends accrued........................................................     1,406        1,405

  The accompanying notes are an integral part of these consolidated financial statements.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (In thousands, except share data)
                                  (Unaudited)

1. INTERIM FINANCIAL INFORMATION

     The accompanying consolidated financial statements have been prepared by Fairfield Manufacturing Company, Inc. and subsidiaries (the "Company"), without audit, pursuant to the rules and regulations of the Securities Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to enable a reasonable understanding of the information presented. These consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 1998.

     In the opinion of management the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company's financial position at March 31, 1999 and the results of operations and cash flows for the three months ended March 31, 1999 and 1998. However, interim financial results are not necessarily indicative of the results for a full year. Certain prior year information has been reclassified to conform to current year presentation.

2. PARENT COMPANY OF REGISTRANT

     The Company is wholly-owned by Lancer Industries Inc. ("Lancer").

     The Company is included in the consolidated federal income tax return of Lancer. The Company and Lancer have entered into a Tax Sharing Agreement under which the Company is required to calculate its current federal income tax liability on a separate return basis and pay that amount to Lancer. To the extent such tax liability subsequently reduces Lancer's available tax benefits, Lancer is required to reimburse the Company in an amount equivalent to 50% of such reduction by making a capital contribution to the Company. Lancer made capital contributions to the Company pursuant to this agreement of $1,140 and $500 during the three months ended March 31, 1999 and 1998, respectively. The Company issued 74,000 and 73,000 shares of common stock to Lancer during the three months ended March 31, 1999 and 1998, respectively, in recognition of these capital contributions.

3. INVENTORY

     Inventory, which is valued at the lower of last-in, first-out (LIFO) cost or market, consists of the following:

                                                                       MARCH 31, 1999
                                                                       --------------
Raw materials.......................................................      $  3,542
Work in process.....................................................        12,190
Finished goods......................................................        10,548
                                                                          --------
                                                                            26,280
Less: excess of FIFO cost over LIFO cost............................            --
                                                                          --------
                                                                          $ 26,280
                                                                          --------
                                                                          --------

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholder
of Fairfield Manufacturing Company, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholder's equity (deficit), and of cash flows present fairly, in all material respects, the financial position of Fairfield Manufacturing Company, Inc. and its subsidiary (collectively the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/S/ PRICEWATERHOUSECOOPERS LLP

Indianapolis, Indiana
January 28, 1999

                     FAIRFIELD MANUFACTURING COMPANY, INC.
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997
                       (In thousands, except share data)

                                                                                               1998        1997
                                                                                             --------    --------
ASSETS
Current assets:...........................................................................
  Cash and cash equivalents...............................................................   $  2,822    $  3,059
  Trade receivables, less allowance of $700 and $600 in 1998 and 1997, respectively.......     27,368      22,733
  Inventory...............................................................................     25,519      23,875
  Prepaid expenses........................................................................        369       1,048
                                                                                             --------    --------
     Total current assets.................................................................     56,078      50,715
Property, plant and equipment, net........................................................     68,239      69,227
                                                                                             --------    --------

Other assets:
  Excess of investment over net assets acquired, less accumulated amortization of $15,082
     and $13,475 in 1998 and 1997, respectively...........................................     49,277      50,884
  Deferred financing costs, less accumulated amortization of $3,684 and $3,026 in 1998 and
     1997, respectively...................................................................      1,524       2,386
                                                                                             --------    --------
     Total other assets...................................................................     50,801      53,270
                                                                                             --------    --------
     Total assets.........................................................................   $175,118    $173,212
                                                                                             --------    --------
                                                                                             --------    --------

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:......................................................................
  Current maturities of long-term debt....................................................   $     --    $  4,000
  Accounts payable........................................................................     13,967      10,896
  Due to parent...........................................................................        482       2,208
  Accrued liabilities.....................................................................     23,712      22,987
  Deferred income taxes...................................................................      2,047       2,800
                                                                                             --------    --------
     Total current liabilities............................................................     40,208      42,891

Accrued retirement costs..................................................................     16,278      15,778
Deferred income taxes.....................................................................      7,460       8,881
Long-term debt............................................................................    112,150     110,000
Commitments and contingencies (Note 11)...................................................         --          --
11 1/4% Cumulative exchangeable preferred stock...........................................     48,042      47,850
                                                                                             --------    --------

Stockholder's equity (deficit):
  Common stock:  par value $.01 per share, 10,000,000 shares authorized, 8,480,000 and
     8,190,000 issued and outstanding in 1998 and 1997, respectively......................         85          82
  Additional paid-in capital..............................................................     42,322      39,414
  Accumulated deficit.....................................................................    (91,427)    (91,684)
                                                                                             --------    --------
     Total stockholder's deficit..........................................................    (49,020)    (52,188)
                                                                                             --------    --------
     Total liabilities and stockholder's deficit..........................................   $175,118    $173,212
                                                                                             --------    --------
                                                                                             --------    --------

  The accompanying notes are an integral part of these consolidated financial statements.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  For the Three Years Ended December 31, 1998
                                 (In thousands)

                                                                                  1998        1997        1996
                                                                                --------    --------    --------
Net sales....................................................................   $220,316    $192,281    $195,205

Cost of sales................................................................    178,933     157,715     158,668

Selling, general and administrative expenses.................................     16,816      16,989      16,868
                                                                                --------    --------    --------

OPERATING INCOME.............................................................     24,567      17,577      19,669

Interest expense, net........................................................     12,697      12,676      11,930

Other expense, net...........................................................         70          80          90
                                                                                --------    --------    --------

INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM............................     11,800       4,821       7,649

Provision for income taxes...................................................      5,300       2,640       3,730
                                                                                --------    --------    --------

INCOME BEFORE EXTRAORDINARY ITEM.............................................      6,500       2,181       3,919

Loss on early extinguishment of debt, net of tax.............................       (426)         --          --
                                                                                --------    --------    --------

NET INCOME...................................................................   $  6,074    $  2,181    $  3,919
                                                                                --------    --------    --------
                                                                                --------    --------    --------

Preferred stock dividends and discount accretion.............................     (5,817)     (4,686)         --
                                                                                --------    --------    --------

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDER............................   $    257    $ (2,505)   $  3,919
                                                                                --------    --------    --------
                                                                                --------    --------    --------

  The accompanying notes are an integral part of these consolidated financial statements.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                  For the Three Years Ended December 31, 1998
                                 (In thousands)

                                                                          ADDITIONAL
                                                                COMMON     PAID-IN      ACCUMULATED    STOCK-HOLDER'S
                                                                STOCK      CAPITAL       DEFICIT       EQUITY (DEFICIT)
                                                                ------    ----------    -----------    ----------------
Balance, January 1, 1996.....................................    $ 77      $ 35,209      $ (25,328)        $  9,958
Capital contribution.........................................       1         1,579             --            1,580
Common stock dividend........................................      --            --        (17,000)         (17,000)
Advance to parent............................................      --            --         (3,027)          (3,027)
Net income...................................................      --            --          3,919            3,919
                                                                 ----      --------      ---------         --------
Balance, December 31, 1996...................................    $ 78      $ 36,788      $ (41,436)        $ (4,570)
                                                                 ----      --------      ---------         --------
                                                                 ----      --------      ---------         --------

Capital contribution.........................................    $  4      $  2,616      $      --         $  2,620
Common stock dividends.......................................      --            --        (50,770)         (50,770)
Preferred stock dividends....................................      --            --         (4,536)          (4,536)
Preferred stock discount accretion...........................      --            --           (150)            (150)
Advance to parent............................................      --            --          3,027            3,027
Merger with First Colony Farms...............................      --            10             --               10
Net income...................................................      --            --          2,181            2,181
                                                                 ----      --------      ---------         --------
Balance, December 31, 1997...................................    $ 82      $ 39,414      $ (91,684)        $(52,188)
                                                                 ----      --------      ---------         --------
                                                                 ----      --------      ---------         --------

Capital contribution.........................................    $  3      $  2,908      $      --         $  2,911
Preferred stock dividends....................................      --            --         (5,625)          (5,625)
Preferred stock discount accretion...........................      --            --           (192)            (192)
Net income...................................................      --            --          6,074            6,074
                                                                 ----      --------      ---------         --------
Balance, December 31, 1998...................................    $ 85      $ 42,322      $ (91,427)        $(49,020)
                                                                 ----      --------      ---------         --------
                                                                 ----      --------      ---------         --------

  The accompanying notes are an integral part of these consolidated financial statements.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  For the Three Years Ended December 31, 1998
                                 (In thousands)

                                                                                    1998        1997        1996
                                                                                  --------    --------    --------
OPERATING ACTIVITIES:
Net income.....................................................................   $  6,074    $  2,181    $  3,919
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization................................................     13,267      13,277      13,108
  Deferred income tax benefit..................................................     (2,097)     (4,107)       (170)
  Increase in accrued retirement costs.........................................        687         355         665
  Loss on early extinguishment of debt.........................................        426          --          --
  Changes in working capital:
     Trade receivables.........................................................     (5,085)      1,963        (368)
     Inventory.................................................................     (1,644)     (4,957)      5,994
     Prepaid expenses..........................................................        679        (195)         44
     Accounts payable..........................................................      3,595      (1,467)      3,289
     Due to parent.............................................................     (1,726)      1,921        (520)
     Accrued liabilities.......................................................      1,188       3,128         658
                                                                                  --------    --------    --------
  Net cash provided by operating activities....................................     15,364      12,099      26,619
                                                                                  --------    --------    --------

INVESTING ACTIVITIES:
Additions to property, plant and equipment, net................................    (10,536)    (10,902)    (11,165)
                                                                                  --------    --------    --------
  Net cash used by investing activities........................................    (10,536)    (10,902)    (11,165)
                                                                                  --------    --------    --------

FINANCING ACTIVITIES:
Capital contributions, principally under tax sharing agreement.................      2,911       2,620       1,580
Payment of dividends...........................................................         --     (50,770)    (17,000)
Advance to Parent..............................................................         --       3,027      (3,027)
Proceeds from issuance of long-term debt.......................................     19,000          --      15,000
Repayment of long-term debt....................................................    (20,218)     (6,000)     (3,000)
Net change in Revolver.........................................................     (1,000)      2,000      (7,000)
Proceeds of preferred stock offering...........................................         --      50,000          --
Payment of preferred stock issuance costs......................................         --      (2,300)         --
Payment of debt issuance costs.................................................       (133)        (41)       (146)
Payment of preferred stock dividends...........................................     (5,625)     (2,859)         --
                                                                                  --------    --------    --------
  Net cash used by financing activities........................................     (5,065)     (4,323)    (13,593)
                                                                                  --------    --------    --------

CASH AND CASH EQUIVALENTS:
Increase (decrease) in cash and cash equivalents...............................       (237)     (3,126)      1,861
Beginning of year..............................................................      3,059       6,185       4,324
                                                                                  --------    --------    --------
End of year....................................................................   $  2,822    $  3,059    $  6,185
                                                                                  --------    --------    --------
                                                                                  --------    --------    --------

SUPPLEMENTAL DISCLOSURES:
Cash paid for:
  Interest.....................................................................   $ 13,442    $ 12,135    $ 11,627
  Federal taxes to parent under tax sharing agreement (Note 7).................      7,710       4,020       4,030
  State taxes..................................................................      1,550         120       1,310
Non-cash investing and financing activities:
  Additions to property, plant and equipment included in accounts payable at
     end of period.............................................................   $    845    $  1,369    $  2,266
  Preferred stock dividends accrued............................................   $  1,677    $  1,677          --

  The accompanying notes are an integral part of these consolidated financial statements

                     FAIRFIELD MANUFACTURING COMPANY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      ($ in thousands, except share data)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Fairfield Manufacturing Company, Inc. ("Fairfield") is wholly owned by Lancer Industries Inc. ("Lancer"). Fairfield has one wholly owned subsidiary, T-H Licensing, Inc. ("T-H Licensing"). Fairfield, T-H Licensing and Lancer are all Delaware corporations.

     Fairfield manufactures high precision custom gears and assemblies and planetary gear systems at its Lafayette, Indiana facility. Customers consist of original equipment manufacturers serving diverse markets which include rail, industrial, construction, road rehabilitation, mining, materials handling, forestry, and agricultural. T-H Licensing owns certain intangible assets including various patents and trademarks.

  Principles of Consolidation

     These consolidated financial statements include the accounts of Fairfield and T-H Licensing (jointly the "Company"). All significant intercompany accounts and transactions have been eliminated.

  Concentrations of Risk

     The Company grants credit without collateral to most of its customers. Sales to one customer accounted for 10.6% of total net sales in 1998. No customer accounted for more than 10% of total net sales in 1997 or 1996.

  Revenue

     Sales are recognized at the time of shipment to the customer. International sales, as determined by ship to location, accounted for $16,195, $13,286 and $11,312 of the Company's net sales in 1998, 1997 and 1996, respectively, and were primarily to Canada. Custom gears and assemblies accounted for approximately $118,500, $107,100 and $112,300 of the Company's 1998, 1997 and
1996 net sales, respectively. Planetary gear systems accounted for approximately $101,800, $85,200 and $82,900 of the Company's 1998, 1997 and 1996 net sales, respectively.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  Inventory

     Inventory is valued at the lower of last-in, first-out (LIFO) cost or market.

  Property, Plant and Equipment, Net

     Property, plant and equipment, net are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets which range from 15 to 30 years for land improvements, 5 to 40 years for buildings and improvements, and 3 to 20 years for machinery and equipment.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                      ($ in thousands, except share data)

  Income Taxes

     Income taxes are provided based on the liability method of accounting. The liability method measures the expected tax impact of future taxable income or deductions resulting from differences in the tax and financial reporting bases of assets and liabilities reflected in the consolidated balance sheets and the expected tax impact of carryforwards for tax purposes.

  Excess of Investment Over Net Assets Acquired

     Excess of investment cost over net assets acquired is amortized using the straight-line method over 40 years. The Company's criteria for periodically evaluating the carrying value of the excess of investment over net assets acquired includes evaluation of products and markets as well as current and expected levels of undiscounted cash flow from operations. The Company has concluded the excess of investment over net assets acquired is not impaired and the products and markets continue to support a 40-year life.

  Deferred Financing Costs

     Debt issuance costs are being amortized by the use of the effective interest method over the expected term of the related debt agreement.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The fair value of financial assets held by the Company approximate their carrying value. The fair value of financial liabilities, other than Senior Subordinated Notes ("Notes"), also approximate their carrying value. The estimated fair value of the Notes at December 31, 1998 was approximately 102% of carrying value based on recent market purchases by the Company.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current presentation.

2. RELATED PARTY TRANSACTIONS

     On December 5, 1996, the Company advanced $3,000 to Lancer. This advance was classified as a component of stockholder's equity (deficit) at December 31, 1996, at which date the related accrued interest was $27. During February 1997, the Company declared a dividend $3,070 ($0.39 per share) in settlement of the advance and the accrued interest of $70.

     Effective August 1, 1997, Mr. Lechman, former Chairman of the Board, and Director, entered into a consulting agreement (the "Agreement") with the Company. In consideration for services to be rendered under the Agreement, Mr. Lechman will receive quarterly payments through July 31, 2001 ("the consulting period") totaling $1.0 million. In the event that Mr. Lechman dies prior to the end of the consulting period or is unable to perform the services requested due to mental or physical disabilities, the Company shall pay to his legal representatives or beneficiaries the remaining unpaid balance under the Agreement which would have been due under the agreement had Mr. Lechman continued to provide such services for the term of the Agreement. Due to the provisions of the agreement, the Company recognized the entire $1.0 million as expense in 1997.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                      ($ in thousands, except share data)

3. INVENTORY

     Inventory at December 31, consists of:

                                                        1998       1997
                                                       -------    -------
Raw materials.......................................   $ 3,852    $ 3,495
Work in process.....................................    11,933     11,892
Finished products...................................     9,734      8,488
                                                       -------    -------
                                                        25,519     23,875
Less: Excess of FIFO cost over LIFO cost............        --         --
                                                       -------    -------
                                                       $25,519    $23,875
                                                       -------    -------
                                                       -------    -------

4. PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net at December 31, includes the following:

                                                       1998        1997
                                                     --------    --------
Land and improvements.............................   $  1,346    $  1,256
Buildings and improvements........................     20,758      19,248
Machinery and equipment...........................    141,091     133,024
                                                     --------    --------
                                                      163,195     153,528
Less: Accumulated depreciation....................    (94,956)    (84,301)
                                                     --------    --------
                                                     $ 68,239    $ 69,227
                                                     --------    --------
                                                     --------    --------

     Depreciation expense was $11,000, $11,000 and $10,830 for the years ended December 31, 1998, 1997 and 1996, respectively.

5. ACCRUED LIABILITIES

Accrued liabilities at December 31, are as follows:

                                                        1998       1997
                                                       -------    -------
Compensation and employee benefits..................   $ 6,940    $ 6,610
Accrued retirement and postemployment...............     3,058      2,902
Interest payable....................................     4,340      5,075
Other...............................................     9,374      8,400
                                                       -------    -------
                                                       $23,712    $22,987
                                                       -------    -------
                                                       -------    -------

                     FAIRFIELD MANUFACTURING COMPANY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                      ($ in thousands, except share data)

6. EMPLOYEE BENEFIT PLANS

                                                                                           OTHER
                                                                                      POSTRETIREMENT
                                                              PENSION BENEFITS           BENEFITS
                                                             -------------------    -------------------
                                                               1998       1997        1998       1997
                                                             --------    -------    --------    -------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year...................   $ 43,671    $42,972    $  9,433    $ 9,329
Service cost..............................................      1,622      1,445         362        342
Interest cost.............................................      3,099      2,911         658        646
Participant contributions.................................         --         --         184        208
Amendments................................................        758         --          --         --
Actuarial loss (gain).....................................      3,522     (2,055)        620         (9)
Benefits paid.............................................     (1,663)    (1,602)     (1,102)    (1,083)
                                                             --------    -------    --------    -------
Benefit obligation at end of year.........................     51,009     43,671      10,155      9,433
                                                             --------    -------    --------    -------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year............     33,684     31,348          --         --
Actual return on plan assets..............................      2,831      2,109          --         --
Company contribution......................................      1,731      1,829         918        875
Participant contributions.................................         --         --         184        208
Benefits paid.............................................     (1,663)    (1,602)     (1,102)    (1,083)
                                                             --------    -------    --------    -------
Fair value of plan assets at end of year..................     36,583     33,684          --         --
                                                             --------    -------    --------    -------
Funded status.............................................    (14,426)    (9,987)    (10,155)    (9,433)
Unrecognized actuarial loss...............................      2,040     (1,512)      3,145      2,676
Unrecognized prior service cost...........................      2,302      1,733        (188)      (251)
                                                             --------    -------    --------    -------
Accrued benefit...........................................   $(10,084)   $(9,766)   $ (7,198)   $(7,008)
                                                             --------    -------    --------    -------
                                                             --------    -------    --------    -------
WEIGHTED AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
Discount rate.............................................       6.50%      7.25%       6.50%      7.25%
Expected return on plan assets............................       8.50%      8.50%

     Other postretirement benefits provided by the Company include limited health care and life insurance benefits for certain retired employees. The health care cost trend rate is not a factor in the calculation of the other postretirement benefit obligation as the plan limits per capita benefits to a fixed level. Claims in excess of this amount are the responsibility of the retiree.

                                                                                            OTHER POSTRETIREMENT
                                                              PENSION BENEFITS                    BENEFITS
                                                        -----------------------------    --------------------------
                                                         1998       1997       1996       1998      1997      1996
                                                        -------    -------    -------    ------    ------    ------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost.........................................   $ 1,622    $ 1,445    $ 1,387    $  362    $  342    $  332
Interest cost........................................     3,099      2,911      2,862       658       646       656
Expected return on plan assets.......................    (2,861)    (2,685)    (2,549)       --        --        --
Recognized actuarial loss............................        --         --         --       151       166       214
Amortization of prior service cost...................       189        189        189       (63)      (63)      (63)
                                                        -------    -------    -------    ------    ------    ------
Net periodic benefit cost............................   $ 2,049    $ 1,860    $ 1,889    $1,108    $1,091    $1,139
                                                        -------    -------    -------    ------    ------    ------
                                                        -------    -------    -------    ------    ------    ------

     As discussed above, healthcare benefits provided by the Company are set at a fixed per capita amount. Consequently, changes in health care rates have no effect on the other postretirement benefit obligation, service cost or interest cost.

     The Company has a contributory defined contribution savings plan which covers all of its eligible employees. Eligibility in the plan is obtained the month following hire with no minimum age requirement.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                      ($ in thousands, except share data)

A participant may make a basic contribution to the plan ranging from 2% to 6% of the participant's salary and a supplemental contribution of 2%, 4%, or 6% of the participant's salary. The Company matches 70% of the participant's basic contribution. Expense recognized each of the years ended December 31, 1998, 1997 and 1996 was $1,510, $1,347 and $1,356, respectively.

     The Company provides postemployment benefits to certain former and inactive employees. Net periodic postemployment benefit cost for years ended
December 31, included the following components:

                                                                                   1998    1997    1996
                                                                                   ----    ----    ----
Service cost....................................................................   $153    $137    $115
Interest cost...................................................................    185     179     157
Amortization of unrecognized losses.............................................     19      --      --
                                                                                   ----    ----    ----
                                                                                   $357    $316    $272
                                                                                   ----    ----    ----
                                                                                   ----    ----    ----

     The recorded liabilities for these postemployment benefits, none of which have been funded, are $2,053 and $1,906 at December 31, 1998 and 1997, respectively.

7. INCOME TAXES

     The Company files separate state income tax returns and is included in the consolidated federal income tax return of its parent company, Lancer. The Company and Lancer have entered into a Tax Sharing Agreement under which the Company is required to calculate its federal income tax liability on a separate return basis.

     The expense equivalent to provision for income taxes in each of the three years in the period ended December 31, consists of:

                                                                             1998       1997       1996
                                                                            -------    -------    ------
Current, principally federal.............................................   $ 7,397    $ 5,120    $3,900
Deferred, principally federal............................................    (2,097)    (2,480)     (170)
                                                                            -------    -------    ------
                                                                            $ 5,300    $ 2,640    $3,730
                                                                            -------    -------    ------
                                                                            -------    -------    ------
Tax benefit of extraordinary loss........................................   $  (277)   $    --    $   --
                                                                            -------    -------    ------
                                                                            -------    -------    ------

     The expense equivalent to provision for income taxes for 1998, 1997 and 1996 results principally from current year operating results.

     A reconciliation of the expected expense equivalent to provision for income taxes at the statutory federal income tax rate and the actual tax provision each of the three years ended December 31, is as follows:

                                                                               1998      1997      1996
                                                                              ------    ------    ------
Tax provision at 35% statutory rate........................................   $4,130    $1,687    $2,677
State taxes, net of federal................................................      519       370       231
Non-deductible amortization of excess of investment over net assets
  acquired.................................................................      555       555       555
Other, net.................................................................       96        28       267
                                                                              ------    ------    ------
                                                                              $5,300    $2,640    $3,730
                                                                              ------    ------    ------
                                                                              ------    ------    ------
Effective Rate.............................................................     44.9%     54.8%     48.8%
                                                                              ------    ------    ------
                                                                              ------    ------    ------

                     FAIRFIELD MANUFACTURING COMPANY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                      ($ in thousands, except share data)

     Deferred income taxes applicable to temporary differences at December 31, 1998 and 1997 (net of a $1.6 million reclassification from deferred tax liabilities to currently payable taxes made in conjunction with the filing of the 1996 tax return) are as follows:

                                                                            1998        1997
                                                                          --------    --------
Assets:
  Employee benefits....................................................   $  9,646    $  9,450
                                                                          --------    --------
  Gross deferred tax assets............................................      9,646       9,450
                                                                          --------    --------
Liabilities:
  Inventory basis difference...........................................     (4,864)     (4,824)
  Property, plant and equipment basis difference.......................    (14,022)    (16,242)
  Other net............................................................       (267)        (65)
                                                                          --------    --------
  Gross deferred tax liabilities.......................................    (19,153)    (21,131)
                                                                          --------    --------
  Net deferred tax liability...........................................   $ (9,507)   $(11,681)
                                                                          --------    --------
                                                                          --------    --------

     Under the Tax Sharing Agreement between the Company and Lancer, the Company is required to pay Lancer an amount equal to the Company's current federal income tax liability calculated on a separate return basis. To the extent such tax liability subsequently reduces Lancer's available tax benefits, Lancer is required to reimburse the Company in an amount equivalent to 50% of such reduction by making a capital contribution to the Company. Lancer made capital contributions to the Company pursuant to this agreement of $2,710, $2,620, and $1,580 during 1998, 1997 and 1996, respectively. The Company issued common stock to Lancer in recognition of these capital contributions (see Note 10).

     The Company has certain federal net operating loss carryforwards of approximately $200,000 from its merger with First Colony Farms, Inc. which begin expiring in 2001. These carryforwards are subject to limitations imposed by the Internal Revenue Code. At December 31, 1998 and 1997, these carryforwards have been fully reduced by a valuation allowance.

8. LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                                                     1998        1997
                                                                                   --------    --------
Senior Revolving Credit Facility, due July 1, 2005
  Rate at December 31, 1998: 6.8%...............................................   $  1,000    $  2,000
Senior Term Loan, due July 1, 2005
  Rates at December 31, 1998: 6.6%-6.8%.........................................     35,000      27,000
Senior Debt Repurchase Line, due in 20 equal quarterly installments beginning
  August 15, 2000
  Rates at December 31, 1998: 6.9%-7.3%.........................................      9,000          --
Senior Subordinated Notes, 11.375%, due July 1, 2001............................     67,150      85,000
                                                                                   --------    --------
  Total debt....................................................................    112,150     114,000
Less: Current maturities........................................................         --      (4,000)
                                                                                   --------    --------
  Total long-term debt..........................................................   $112,150    $110,000
                                                                                   --------    --------
                                                                                   --------    --------

     The Company's Senior Subordinated Notes (the "Notes") are redeemable at the option of the Company, in whole or in part, at certain specified call prices on or after July 1, 1998.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                      ($ in thousands, except share data)

     During the third and fourth quarters of 1998, the Company repurchased $17,850 of Notes on the open market. The loss on early extinguishment of debt represents the write off of related deferred financing charges and premium paid on repurchase, net of a $277 tax benefit.

     In 1993 concurrent with the issuance of the Notes, the Company entered into a loan agreement (the "Loan Agreement") with a senior lending institution which established the Revolving Credit Facility ("Revolver") and Term Loan (collectively with the Debt Repurchase Line the "Credit Facilities"). This Loan Agreement was most recently amended in October 1998, to extend the maturity of the Revolver and Term Loan to July, 1, 2005, lower the interest rate, and establish the Debt Repurchase Line, to be used for repurchases of the Company's Notes up to $10,000.

     The Revolver permits the Company to borrow up to $20,000 subject to borrowing base availability (as defined in the agreement) and, at the option of the Company (subject to certain conditions), may be increased by two additional $5,000 options.

     The Loan Agreement was also amended during March 1997, to allow the sale of the Preferred Stock (see Note 9) and the $47,700 dividend to Lancer.

     Interest under the Credit Facilities is payable at varying rates based on prime or LIBOR. The unused Revolver at December 31, 1998, net of $449 of outstanding letters of credit, was $18,551. The unused Debt Repurchase Line (subject to certain conditions) at December 31, 1998 was $1,000.

     Borrowings under the Credit Facilities are collateralized by substantially all the assets of the Company, including the assignment of all leases and rents and a pledge of the outstanding common stock of the Company. The Credit Facilities and the Notes contain various restrictive covenants that, among other restrictions, require the Company to maintain certain financial ratios. The Credit Facility and the Notes allow the payment of dividends provided certain financial covenants are met.

     The future maturities of long-term debt at December 31, 1998 are as follows:

1999........................................................   $     --
2000........................................................        900
2001........................................................     68,950
2002........................................................      1,800
2003........................................................      1,800
Thereafter..................................................     38,700
                                                               --------
                                                               $112,150
                                                               --------
                                                               --------

9. REDEEMABLE EXCHANGEABLE PREFERRED STOCK

     On March 12, 1997, the Company completed a private offering of 50,000 shares of 11 1/4% Series A Cumulative Exchangeable Preferred Stock ("Preferred Stock"). Each share has a liquidation preference of one thousand dollars, plus accumulated and unpaid dividends. The Company is required, subject to certain conditions, to redeem all of the Preferred Stock outstanding on March 15, 2009 at a redemption price equal to 100% of the liquidation preference. Dividends are payable semi-annually at an annual rate of 11 1/4%, and may (prior to March 15, 2002) be paid, at the Company's option, either in cash or in additional shares of Preferred Stock. Semi-annual dividends have been paid in cash since issuance.

     The net proceeds from this offering of $47,700 were used to fund a dividend to Lancer, and used by Lancer to redeem approximately $47,700 of its Series C Preferred Stock.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                      ($ in thousands, except share data)

10. STOCKHOLDER'S EQUITY

  Merger

     On March 27, 1997, First Colony Farms, Inc., a Delaware corporation and wholly-owned subsidiary of Lancer ("First Colony"), merged with and into the Company, with the Company being the surviving corporation of the merger. Immediately prior to the merger, First Colony had (i) no known liabilities (including contingent liabilities) and (ii) assets consisting of approximately $10 in cash and certain net operating loss carryforwards.

  Issuance of Common Stock

     The Company issued 73,000, 94,000, 50,000, and 73,000 additional shares of its common stock on March 31, June 30, September 30, and December 31, 1998, respectively, to Lancer in consideration of certain capital contributions made by Lancer to the Company pursuant to the Tax Sharing Agreement and other capital contributions.

     The Company issued 52,000, 53,000 and 280,000 additional shares of its common stock on March 31, June 30, and December 31, 1997, respectively, to Lancer in consideration of certain capital contributions made by Lancer to the Company pursuant to the Tax Sharing Agreement and other capital contributions.

  Dividends

     On March 12, 1997 and December 5, 1996 the Company, with the approval of its senior lender, declared and paid dividends of $47,700 ($6.11 per share) and $17,000 ($2.19 per share), respectively, to Lancer.

11. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company is obligated to make payments under noncancellable operating leases expiring at various dates through 2003.

     Future minimum payments by year under operating leases consist of the following at December 31, 1998:

YEAR                                                        MINIMUM RENTAL
---------------------------------------------------------   --------------
1999.....................................................       $  518
2000.....................................................          430
2001.....................................................          133
2002.....................................................           86
2003.....................................................           30
                                                                ------
                                                                $1,197
                                                                ------
                                                                ------

     Rental expense for the years ended December 31, 1998, 1997 and 1996 was $506, $447, and $446, respectively.

  Equity Participation Plan

     The Company maintains an Equity Participation Plan (the "Plan") which provides for the award of up to an aggregate of 180,000 Equity Participation Rights ("Rights") to certain current and past officers and key employees. At December 31, 1998, all 180,000 rights were granted and have vested and 117,000 rights were outstanding.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                      ($ in thousands, except share data)

     Under the Plan, each participant is entitled to receive, upon the occurrence of a Trigger Event, (as defined below) and exercise of a Right, an amount in cash equal to the difference between the fair market value of a share of the Company's common stock on the date the Trigger Event occurs and the initial value assigned to each Right. A Trigger Event means (a) any of the following transactions which results in a change in control: (i) a merger or consolidation of the Company with or into another corporation; (ii) the sale or exchange for cash, securities or other consideration of all or substantially all of the assets of the corporation; or (iii) the sale or exchange for cash, securities or any other consideration of all or substantially all of the outstanding common equity of the Company or (b) the later of the fifth anniversary of the date the Right was granted or the date the participant retires from the Company at or after age 60.

     During the period that a stock appreciation right (or Right) is outstanding, the ultimate amount of compensation inherent in the Right is indeterminate. APB Opinion No. 25 and FASB Interpretation No. 28 require interim calculations of the amount of compensation inherent in the stock appreciation right. This amount is generally equal to the increase in the fair market value since date of grant or award multiplied by the total number of share or rights outstanding, regardless of the exercisable status of the rights.

     At December 31, 1998 and 1997 the exercise price exceeds estimated fair market value of the Company's common stock. During 1997, the Company paid $25 to redeem 63,000 rights. No additional compensation was charged to earnings for this plan during 1998, 1997 or 1996.

                     FAIRFIELD MANUFACTURING COMPANY, INC.
          SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                          BALANCE AT      CHARGED TO
                                          BEGINNING OF      COSTS            CHARGED TO                      BALANCE AT
DESCRIPTION                                PERIOD         AND EXPENSES       OTHER ACCOUNTS    DEDUCTIONS    END OF PERIOD
---------------------------------------   ------------    ---------------    --------------    ----------    -------------
1998
Allowance for doubtful accounts........       $600             $ 100               $--           $   --          $ 700

1997
Allowance for doubtful accounts........       $600             $  32               $--           $  (32)         $ 600

1996
Allowance for doubtful accounts........       $600             $ 520               $--           $ (520)         $ 600

                             TORQUE-HUB(REGISTERED)

Fairfield's Torque-Hub(Registered) products provide propulsion, swing and/or rotation to equipment primarily in cases where the use of axles presents design difficulties. Examples of such equipment are pictured below.

Torque-Hub(Registered) is a registered trademark of Fairfield Manufacturing Company, Inc.

            ------------------------------------------------------
            ------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALES-PERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING TO YOU OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION OR
REPRESENTATIONS.

     THIS PROSPECTUS DOES NOT OFFER TO EXCHANGE OR ASK FOR OFFERS TO EXCHANGE ANY OF THE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CANNOT LEGALLY BE OFFERED TO EXCHANGE THE SECURITIES.

     THE INFORMATION IN THIS PROSPECTUS IS CURRENT ONLY AS OF THE DATE ON ITS COVER, AND MAY CHANGE AFTER THAT DATE. FOR ANY TIME AFTER THE COVER DATE OF THIS PROSPECTUS, WE DO NOT REPRESENT THAT OUR AFFAIRS ARE THE SAME AS DESCRIBED OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT--NOR DO WE IMPLY THOSE THINGS BY DELIVERING THIS PROSPECTUS OR SELLING SECURITIES TO YOU.
                               ------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  -----
Prospectus Summary.............................      1
Risk Factors...................................     10
Use of Proceeds................................     14
Capitalization.................................     15
Unaudited Pro Forma Financial Data.............     16
Selected Consolidated Historical Financial
  Data.........................................     19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................     22
Business.......................................     27
Management.....................................     33
Ownership of Capital Stock.....................     37
Related Transactions...........................     38
Description of Other Indebtedness and Preferred
  Stock........................................     39
Description of the Notes.......................     41
The Exchange Offer.............................     78
Certain United States Federal Tax
  Considerations...............................     85
Plan of Distribution...........................     88
Legal Matters..................................     89
Experts........................................     89
Index to Consolidated Financial Statements.....    F-1


     Until 180 days after the expiration of this exchange on August 9, 1999, all dealers effecting transactions in the New Notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


            ------------------------------------------------------
            ------------------------------------------------------


            ------------------------------------------------------
            ------------------------------------------------------


                                    [LOGO]


                            FAIRFIELD MANUFACTURING
                                 COMPANY, INC.

                             OFFER TO EXCHANGE FOR
                                ALL OUTSTANDING
                           9 5/8% SENIOR SUBORDINATED
                                 NOTES DUE 2008

                              -------------------

                                   PROSPECTUS

                              -------------------


                                  JULY 7, 1999


            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the Delaware Corporation Law, as amended, and paragraph (e) of Article Fifth of the Company's Restated Certificate of Incorporation, as amended, provide for the indemnification, except in certain circumstances set forth below, of officers, directors, employees and agents of the Company for certain expenses incurred in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, and for the purchase and maintenance of insurance by the Company on behalf of officers, directors, employees and agents of The Company against any liability asserted against, and incurred by, any such officer, director, employee or agent in such capacity. Set forth below is the text of
Section 145 and the text of paragraph (e) of Article Fifth of the Company's Certificate of Incorporation.

     Section 145 of the Delaware Corporation Law, as amended, provides as follows:

          "145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.--(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     Paragraph (e) of Article Fifth of the Restated Certificate of Incorporation of the Company, as amended, provides as follows:

          "(e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit."

     As permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended, the Company has purchased and maintains insurance providing for reimbursement to elected directors and officers, subject to certain exceptions, of amounts they may be legally obligated to pay, including but not limited to damages, judgments, settlements, costs and attorneys' fees (but not including fines, penalties or matters not insurable under the law), as a result of claims and legal actions instituted against them to recover for their acts while serving as directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) List of Exhibits


EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
 3.01     --   Restated Certificate of Incorporation of Fairfield, together with the Certificate of Amendment, dated
               March 7, 1997, and filed on March 11, 1997, incorporated by reference from Exhibit 3(a) to the
               Registration Statement on Form S-4 (file no. 333-24823) of the Company as filed with the Securities and Exchange Commission on April 9, 1997 (the "1997 Form S-4").
 3.02     --   By-Laws of Fairfield, incorporated by reference from Exhibit 3(c) to the Company's Form 10-K for the fiscal year ended December 31, 1994 as filed with the Securities and Exchange Commission on
               March 22, 1995 (the "1994 Form 10-K").
 4.01*    --   Indenture, dated as of May 19, 1999, between the Company and First Union National Bank, as trustee.
 4.02     --   Indenture, dated as of March 12, 1997, between Fairfield and United States Trust Company of New York
               as Trustee, incorporated by reference from Exhibit 4(c) to the 1997 Form S-4.
 4.03     --   Certificate of Designation, dated March 12, 1997, for the 11 1/4% Cumulative Exchangeable Preferred
               Stock, incorporated by reference from Exhibit 4(d) to the 1997 Form S-4.
 5.01*    --   Opinion of Debevoise & Plimpton as to the legality of the securities being registered.
10.01     --   Loan Agreement, dated as of July 7, 1993, among Fairfield, the lenders named therein and General
               Electric Capital Corporation ("GECC"), as agent, incorporated by reference from Exhibit 10(a) to the
               Company's Form 10-Q for the six months ended June 30, 1993 and filed with the Securities and Exchange
               Commission on August 16, 1993, (the "1993 Second Quarter Form 10-Q").
10.02     --   Security Agreement, dated as of July 7, 1993, between T-H Licensing, Inc. ("T-H Licensing") and GECC, as agent, incorporated by reference from Exhibit 10(d) to the 1993 Second Quarter Form 10-Q.
10.03     --   Stock Pledge Agreement, dated as of July 7, 1993, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(e) to the 1993 Second Quarter Form 10-Q.
10.04     --   Trademark Security Agreement, dated as of July 7, 1993, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(g) to the 1993 Second Quarter Form 10-Q.
10.05     --   Trademark Security Agreement, dated as of July 7, 1993, between T-H Licensing and GECC, as agent, incorporated by reference from Exhibit 10(h) to the 1993 Second Quarter Form 10-Q.
10.06     --   Patent Security Agreement, dated as of July 7, 1993, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(i) to the 1993 Second Quarter Form 10-Q.
10.07     --   Patent Security Agreement, dated as of July 7, 1993, between T-H Licensing and GECC, as agent, incorporated by reference from Exhibit 10(j) to the 1993 Second Quarter Form 10-Q.
10.08     --   Subsidiary Guaranty, dated as of July 7, 1993, between T-H Licensing and GECC, as agent, incorporated by reference from Exhibit 10(k) to the 1993 Second Quarter Form 10-Q.
10.09     --   Mortgage, Assignment of Leases, Rents and Profits, Security Agreement and Fixture Filing, dated as of
               July 7, 1993, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(l) to the 1993 Second Quarter Form 10-Q.
10.10     --   Collection Account Agreement, dated as of July 7, 1993, among Fairfield and GECC, and acknowledged by
               Bank One, Lafayette, N.A., incorporated by reference from Exhibit 10(m) to the 1993 Second Quarter
               Form 10-Q.
10.11     --   Used Machinery Account Agreement, dated as of July 7, 1993, among Fairfield and GECC, and acknowledged by Bank One, Lafayette, N.A., incorporated by reference from Exhibit 10(n) to the 1993
               Second Quarter Form 10-Q.
10.12     --   Quitclaim Grant of Security Interest, dated as of July 7, 1993, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(o) to the 1993 Second Quarter Form 10-Q.
10.13     --   Supplemental Quitclaim Grant of Security Interest (Patents only), dated as of July 7, 1993, between
               Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(p) to the 1993 Second Quarter
               Form 10-Q.

EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
10.14     --   First Amendment to Mortgage Assignment of Leases, Rents and Profits, Security Agreement and Fixture
               Filing, dated as of March 31, 1995, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(t) to the 1994 Form 10-K.
10.15     --   Stock Pledge Agreement, dated as of March 31, 1995, between Lancer Industries Inc. ("Lancer") and
               GECC, as agent, incorporated by reference from Exhibit 10(u) to the 1994 Form 10-K.
10.16     --   Amended and Restated Security Agreement, dated as of March 31, 1995, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(v) to the 1994 Form 10-K.
10.17     --   Collective Bargaining Agreement, ratified October 29, 1998, between the Company and United Auto
               Workers' Local 2317 incorporated by reference to Exhibit 10(a) to the Company's Form 10-Q for the
               three months ended March 30, 1999 as filed with the Securities and Exchange Commission on April 26,
               1999.
10.18     --   Tax Sharing Agreement, dated as of July 18, 1990, between Fairfield and Lancer, incorporated by reference from Exhibit 10(z) to the Company's Form 10-K for the fiscal year ended December 31, 1995 as filed with the Securities and Exchange Commission on March 15, 1996 (the "1995 Form 10-K").
10.19     --   The Fairfield Manufacturing Company, Inc. (1992) Supplemental Executive Retirement Plan incorporated by reference from Exhibit 10(aa) to the 1995 Form 10-K.
10.20     --   Letter Agreement, dated December 29, 1989, granting exclusive license from T-H Licensing to Fairfield incorporated by reference from Exhibit 10(bb) to the 1995 Form 10-K.
10.21     --   Second Amendment to Mortgage Assignment of Leases, Rents and Profits, Security Agreement and Fixture
               Filing, dated as of December 5, 1996, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(dd) to the Company's Form 10-K for the fiscal year ended December 31, 1996 as filed with the Securities and Exchange Commission on February 25, 1997 (the "1996 Form 10-K").
10.22     --   Consulting Agreement, dated August 1, 1997, between Fairfield and Wolodymyr B. Lechman, incorporated by reference from Exhibit 10(hh) to the Company's Form 10-Q for the nine months ended September 30,
               1997 as filed with the Securities and Exchange Commission on November 12, 1997.
10.23     --   Consent and Amendment, dated as of March 27, 1997, among Fairfield and GECC, as sole lender and agent, incorporated by reference from Exhibit 10(gg) to the 1997 Form S-4.
10.24     --   Third Amendment to Mortgage Assignment of Leases, Rents and Profits, Security Agreement and Fixture
               Filing, dated as of October 12, 1998 between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(hh) to the Company's Form 10-Q for the nine months ended September 30, 1998 as filed with the Securities and Exchange Commission on November 13, 1998 (the "1998 Third Quarter
               Form 10-Q").
10.25     --   Employment Agreement dated as of August 4, 1998, between Fairfield and S. K. Clough, incorporated by reference from Exhibit 10(ii) to the 1998 Third Quarter Form 10-Q.
10.26     --   First Amendment to Loan Agreement, dated as of September 30, 1994, among Fairfield, the lenders named therein and GECC, as agent, incorporated by reference from Exhibit 10(q) as filed with the Securities and Exchange Commission on November 14, 1994.
10.27     --   Second Amendment to Loan Agreement, dated as of March 30, 1995, among Fairfield, the lenders named therein and GECC, as agent, incorporated by reference from Exhibit 10(r) to the 1994 Form 10-K.
10.28     --   Third Amendment to Loan Agreement, dated as of March 31, 1995, among Fairfield, the lenders named therein and GECC, as agent, incorporated by reference from Exhibit 10(s) to the 1994 Form 10-K.
10.29     --   Fourth Amendment to Loan Agreement, dated as of December 5, 1996, among Fairfield, the lenders named therein and GECC, as agent, incorporated by reference from Exhibit 10(cc) to the 1996 Form 10-K.
10.30     --   Fifth Amendment to the Loan Agreement, dated as of February 26, 1997, among Fairfield, the lenders named therein and GECC, as agent, incorporated by reference from Exhibit 10(ee) to the 1997 Form S-4.

EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
10.31     --   Sixth Amendment to the Loan Agreement, dated as of October 12, 1998, among Fairfield, the lenders named therein, and GECC, as agent, incorporated by reference from Exhibit 10(gg) to the 1998 Third
               Quarter Form 10-Q.
10.32     --   Seventh Amendment to the Loan Agreement, dated as of May 19, 1999, among Fairfield, the lenders named therein, and GECC, as agent.
10.33*    --   Registration Rights Agreement, dated as of May 19, 1999, between Fairfield and the initial purchasers named therein of the 9 5/8% Senior Subordinated Notes due 2008.
12.01*    --   Computations of Ratio of Earnings to Fixed Charges.
23.01     --   Consent of Debevoise & Plimpton (included in opinion filed as Exhibit 5.01).
23.02*    --   Consent of PricewaterhouseCoopers LLP.
24.01*    --   Powers of Attorney.
25.01     --   Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 (Form T-1) of First
               Union National Bank.
27.01*    --   Financial Data Schedule
99.01*    --   Form of Letter of Transmittal used in connection with the Exchange Offer.
99.02*    --   Form of Notice of Guaranteed Delivery used in connection with the Exchange Offer.


------------------

* Previously filed




(B) FINANCIAL STATEMENT SCHEDULES.


     See the index to the Consolidated Financial Statements on page F-1 of the Prospectus included in this Registration Statement.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, FAIRFIELD MANUFACTURING COMPANY, INC. HAS CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LAFAYETTE, STATE OF INDIANA, ON THE 1ST DAY OF JULY, 1999.


                                          FAIRFIELD MANUFACTURING COMPANY, INC.


                                          By:     /s/ STEPHEN K. CLOUGH
                                              ----------------------------------
                                                      Stephen K. Clough
                                               President and Chief Executive
                                                         Officer

     PURSUANT TO THE REQUIREMENTS OF THIS SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


PRINCIPAL EXECUTIVE OFFICER:

        /s/ STEPHEN K. CLOUGH               Director, President and Chief Executive              July 1, 1999
------------------------------------------  Officer
            Stephen K. Clough

PRINCIPAL FINANCIAL OFFICER:

         /s/ RICHARD A. BUSH                Vice President--Finance                              July 1, 1999
------------------------------------------
             Richard A. Bush

PRINCIPAL ACCOUNTING OFFICER:

         /s/ RICHARD A. BUSH                Vice President--Finance                              July 1, 1999
------------------------------------------
             Richard A. Bush

DIRECTORS:

                   *                        Director                                             July 1, 1999
------------------------------------------
               Jess C. Ball

                   *                        Director                                             July 1, 1999
------------------------------------------
             Andrew R. Heyer

                   *                        Director                                             July 1, 1999
------------------------------------------
               W.B. Lechman

                   *                        Director and Chairman of the Board                   July 1, 1999
------------------------------------------
               Paul S. Levy

*By:      /s/ STEPHEN K. CLOUGH                                                                  July 1, 1999
     -------------------------------------
             Stephen K. Clough
             Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
 3.01     --   Restated Certificate of Incorporation of Fairfield, together with the Certificate of Amendment, dated
               March 7, 1997, and filed on March 11, 1997, incorporated by reference from Exhibit 3(a) to the
               Registration Statement on Form S-4 (file no. 333-24823) of the Company as filed with the Securities and Exchange Commission on April 9, 1997 (the "1997 Form S-4").
 3.02     --   By-Laws of Fairfield, incorporated by reference from Exhibit 3(c) to the Company's Form 10-K for the fiscal year ended December 31, 1994 as filed with the Securities and Exchange Commission on
               March 22, 1995 (the "1994 Form 10-K").
 4.01*    --   Indenture, dated as of May 19, 1999, between the Company and First Union National Bank, as trustee.
 4.02     --   Indenture, dated as of March 12, 1997, between Fairfield and United States Trust Company of New York
               as Trustee, incorporated by reference from Exhibit 4(c) to the 1997 Form S-4.
 4.03     --   Certificate of Designation, dated March 12, 1997, for the 11 1/4% Cumulative Exchangeable Preferred
               Stock, incorporated by reference from Exhibit 4(d) to the 1997 Form S-4.
 5.01*    --   Opinion of Debevoise & Plimpton as to the legality of the securities being registered.
10.01     --   Loan Agreement, dated as of July 7, 1993, among Fairfield, the lenders named therein and General
               Electric Capital Corporation ("GECC"), as agent, incorporated by reference from Exhibit 10(a) to the
               Company's Form 10-Q for the six months ended June 30, 1993 and filed with the Securities and Exchange
               Commission on August 16, 1993, (the "1993 Second Quarter Form 10-Q").
10.02     --   Security Agreement, dated as of July 7, 1993, between T-H Licensing, Inc. ("T-H Licensing") and GECC, as agent, incorporated by reference from Exhibit 10(d) to the 1993 Second Quarter Form 10-Q.
10.03     --   Stock Pledge Agreement, dated as of July 7, 1993, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(e) to the 1993 Second Quarter Form 10-Q.
10.04     --   Trademark Security Agreement, dated as of July 7, 1993, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(g) to the 1993 Second Quarter Form 10-Q.
10.05     --   Trademark Security Agreement, dated as of July 7, 1993, between T-H Licensing and GECC, as agent, incorporated by reference from Exhibit 10(h) to the 1993 Second Quarter Form 10-Q.
10.06     --   Patent Security Agreement, dated as of July 7, 1993, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(i) to the 1993 Second Quarter Form 10-Q.
10.07     --   Patent Security Agreement, dated as of July 7, 1993, between T-H Licensing and GECC, as agent, incorporated by reference from Exhibit 10(j) to the 1993 Second Quarter Form 10-Q.
10.08     --   Subsidiary Guaranty, dated as of July 7, 1993, between T-H Licensing and GECC, as agent, incorporated by reference from Exhibit 10(k) to the 1993 Second Quarter Form 10-Q.
10.09     --   Mortgage, Assignment of Leases, Rents and Profits, Security Agreement and Fixture Filing, dated as of
               July 7, 1993, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(l) to the 1993 Second Quarter Form 10-Q.
10.10     --   Collection Account Agreement, dated as of July 7, 1993, among Fairfield and GECC, and acknowledged by
               Bank One, Lafayette, N.A., incorporated by reference from Exhibit 10(m) to the 1993 Second Quarter
               Form 10-Q.
10.11     --   Used Machinery Account Agreement, dated as of July 7, 1993, among Fairfield and GECC, and acknowledged by Bank One, Lafayette, N.A., incorporated by reference from Exhibit 10(n) to the 1993
               Second Quarter Form 10-Q.
10.12     --   Quitclaim Grant of Security Interest, dated as of July 7, 1993, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(o) to the 1993 Second Quarter Form 10-Q.
10.13     --   Supplemental Quitclaim Grant of Security Interest (Patents only), dated as of July 7, 1993, between
               Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(p) to the 1993 Second Quarter
               Form 10-Q.
10.14     --   First Amendment to Mortgage Assignment of Leases, Rents and Profits, Security Agreement and Fixture
               Filing, dated as of March 31, 1995, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(t) to the 1994 Form 10-K.
10.15     --   Stock Pledge Agreement, dated as of March 31, 1995, between Lancer Industries Inc. ("Lancer") and
               GECC, as agent, incorporated by reference from Exhibit 10(u) to the 1994 Form 10-K.

EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
10.16     --   Amended and Restated Security Agreement, dated as of March 31, 1995, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(v) to the 1994 Form 10-K.
10.17     --   Collective Bargaining Agreement, ratified October 29, 1998, between the Company and United Auto
               Workers' Local 2317 incorporated by reference to Exhibit 10(a) to the Company's Form 10-Q for the
               three months ended March 30, 1999 as filed with the Securities and Exchange Commission on April 26,
               1999.
10.18     --   Tax Sharing Agreement, dated as of July 18, 1990, between Fairfield and Lancer, incorporated by reference from Exhibit 10(z) to the Company's Form 10-K for the fiscal year ended December 31, 1995 as filed with the Securities and Exchange Commission on March 15, 1996 (the "1995 Form 10-K").
10.19     --   The Fairfield Manufacturing Company, Inc. (1992) Supplemental Executive Retirement Plan incorporated by reference from Exhibit 10(aa) to the 1995 Form 10-K.
10.20     --   Letter Agreement, dated December 29, 1989, granting exclusive license from T-H Licensing to Fairfield incorporated by reference from Exhibit 10(bb) to the 1995 Form 10-K.
10.21     --   Second Amendment to Mortgage Assignment of Leases, Rents and Profits, Security Agreement and Fixture
               Filing, dated as of December 5, 1996, between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(dd) to the Company's Form 10-K for the fiscal year ended December 31, 1996 as filed with the Securities and Exchange Commission on February 25, 1997 (the "1996 Form 10-K").
10.22     --   Consulting Agreement, dated August 1, 1997, between Fairfield and Wolodymyr B. Lechman, incorporated by reference from Exhibit 10(hh) to the Company's Form 10-Q for the nine months ended September 30,
               1997 as filed with the Securities and Exchange Commission on November 12, 1997.
10.23     --   Consent and Amendment, dated as of March 27, 1997, among Fairfield and GECC, as sole lender and agent, incorporated by reference from Exhibit 10(gg) to the 1997 Form S-4.
10.24     --   Third Amendment to Mortgage Assignment of Leases, Rents and Profits, Security Agreement and Fixture
               Filing, dated as of October 12, 1998 between Fairfield and GECC, as agent, incorporated by reference from Exhibit 10(hh) to the Company's Form 10-Q for the nine months ended September 30, 1998 as filed with the Securities and Exchange Commission on November 13, 1998 (the "1998 Third Quarter
               Form 10-Q").
10.25     --   Employment Agreement dated as of August 4, 1998, between Fairfield and S. K. Clough, incorporated by reference from Exhibit 10(ii) to the 1998 Third Quarter Form 10-Q.
10.26     --   First Amendment to Loan Agreement, dated as of September 30, 1994, among Fairfield, the lenders named therein and GECC, as agent, incorporated by reference from Exhibit 10(q) as filed with the Securities and Exchange Commission on November 14, 1994.
10.27     --   Second Amendment to Loan Agreement, dated as of March 30, 1995, among Fairfield, the lenders named therein and GECC, as agent, incorporated by reference from Exhibit 10(r) to the 1994 Form 10-K.
10.28     --   Third Amendment to Loan Agreement, dated as of March 31, 1995, among Fairfield, the lenders named therein and GECC, as agent, incorporated by reference from Exhibit 10(s) to the 1994 Form 10-K.
10.29     --   Fourth Amendment to Loan Agreement, dated as of December 5, 1996, among Fairfield, the lenders named therein and GECC, as agent, incorporated by reference from Exhibit 10(cc) to the 1996 Form 10-K.
10.30     --   Fifth Amendment to the Loan Agreement, dated as of February 26, 1997, among Fairfield, the lenders named therein and GECC, as agent, incorporated by reference from Exhibit 10(ee) to the 1997 Form S-4.
10.31     --   Sixth Amendment to the Loan Agreement, dated as of October 12, 1998, among Fairfield, the lenders named therein, and GECC, as agent, incorporated by reference from Exhibit 10(gg) to the 1998 Third
               Quarter Form 10-Q.
10.32     --   Seventh Amendment to the Loan Agreement, dated as of May 19, 1999, among Fairfield, the lenders named therein, and GECC, as agent.
10.33*    --   Registration Rights Agreement, dated as of May 19, 1999, between Fairfield and the initial purchasers named therein of the 9 5/8% Senior Subordinated Notes due 2008.
12.01*    --   Computations of Ratio of Earnings to Fixed Charges.

EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
23.01     --   Consent of Debevoise & Plimpton (included in opinion filed as Exhibit 5.01).
23.02*    --   Consent of PricewaterhouseCoopers LLP.
24.01*    --   Powers of Attorney.
25.01     --   Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 (Form T-1) of First
               Union National Bank.
27.01*    --   Financial Data Schedule
99.01*    --   Form of Letter of Transmittal used in connection with the Exchange Offer.
99.02*    --   Form of Notice of Guaranteed Delivery used in connection with the Exchange Offer.


------------------

* Previously filed.